Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

PHARMATHENE, INC.,

MUSTANG MERGER SUB CORP I INC.,

MUSTANG MERGER SUB II LLC

ALTIMMUNE, INC.,

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC, AS SECURITYHOLDERS’
REPRESENTATIVE

Dated as of January 18, 2017

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ii

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of January 18, 2017, by and among PharmAthene, Inc., a Delaware corporation (“Parent”), Mustang Merger Sub Corp I Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub Corp”), Mustang Merger Sub II LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub LLC”), Altimmune, Inc., a Delaware corporation (the “Company”) and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Securityholders’ Representative. Certain capitalized terms used in this Agreement are defined in Section 9.14.

RECITALS

WHEREAS, Parent and the Company intend to merge Merger Sub Corp with and into the Company, with the Company as the surviving corporation in such merger (“Merger 1”), and immediately thereafter, merge the Company with and into Merger Sub LLC, with Merger Sub LLC as the surviving entity in such merger (“Merger 2” and together with Merger 1, each a “Merger” and collectively the “Mergers”) in accordance with this Agreement and the DGCL. Upon consummation of Mergers, Merger Sub Corp and the Company will cease to exist, and Merger Sub LLC will continue as a direct wholly owned subsidiary of Parent;

WHEREAS, pursuant to the terms and conditions of this Agreement, the holders of the outstanding equity of the Company immediately prior to the Effective Time (including equity issued by the Company Private Placement) will own approximately 58.2% of the outstanding equity of Parent immediately following the Effective Time and the holders of the outstanding equity of Parent immediately prior to the Effective Time will own approximately 41.8% of the outstanding equity of Parent immediately following the Effective Time;

WHEREAS, the Board of Directors of Parent has unanimously (a) determined that the Mergers and this Agreement are advisable and in the best interests of Parent and its stockholders, (b) approved this Agreement, the Mergers, the issuance of shares of Parent Common Stock to the Company Stockholders pursuant to the terms of this Agreement, and the other actions contemplated by this Agreement, and (c) determined to recommend that the stockholders of Parent vote to approve this Agreement, the issuance of shares of Parent Common Stock to the Company Stockholders pursuant to the terms of this Agreement and such other actions as contemplated by this Agreement including the Parent Stockholder Proposals;

WHEREAS, the Board of Directors of Merger Sub Corp has unanimously (a) determined that the Mergers and this Agreement are advisable and in the best interests of Merger Sub Corp and its sole stockholder, (b) approved this Agreement, the Mergers, and the other actions contemplated by this Agreement, and (c) determined to recommend that the stockholder of Merger Sub Corp vote to approve this Agreement, the Mergers and such other actions as contemplated by this Agreement;

WHEREAS, the Managing Member of Merger Sub LLC has (a) determined that the Mergers and this Agreement are advisable and in the best interests of Merger Sub LLC and its sole member, and (b) approved this Agreement, the Mergers, and the other actions contemplated by this Agreement;

WHEREAS, the Board of Directors of the Company has unanimously (a) determined that the Mergers and this Agreement are advisable and in the best interests of the Company and its stockholders, (b) approved this Agreement, the Mergers and the other actions contemplated by this Agreement, and (c) determined to recommend that the Company Stockholders vote to approve this Agreement, the Mergers and such other actions as contemplated by this Agreement;

WHEREAS, in order to induce Parent, Merger Sub Corp and Merger Sub LLC to enter into this Agreement and to cause the Mergers to be consummated, the Company has entered into a definitive agreement (as the same may be amended from time to time in accordance with the terms thereof, the “Company Financing Agreement”) with certain Company Stockholders who have irrevocably committed to (i) participate in a private placement of convertible securities of the Company to raise an aggregate of no less than $3,500,000 of gross proceeds for the Company to be received by the Company prior to the Effective Time (the “Company Private Placement”) and (ii) participate in a private placement of Parent Common Stock to raise an aggregate of no less than $5,000,000 of gross proceeds for Parent to be received by Parent within 135 days of the Closing Date (the “Post-Closing Private Placement”);

WHEREAS, in order to induce the Company to enter into this Agreement and to cause the Mergers to be consummated, the stockholders of Parent listed on Schedule I hereto, are executing voting and support agreements in favor of the Company concurrently with the execution and delivery of this Agreement in the form substantially attached hereto as Exhibit A (the “Parent Voting Agreements”);

WHEREAS, in order to induce the Company to cause the Mergers to be consummated, certain of Parent’s officers, directors and holders of shares of Parent Common Stock have executed lock-up agreements relating to sales and certain other dispositions of shares of Parent Common Stock or certain other securities after the Closing (the “Parent Lock-up Agreements”);

WHEREAS, in order to induce Parent, Merger Sub Corp and Merger Sub LLC to cause the Mergers to be consummated, certain of the Company’s officers, directors and Company Stockholders have executed lock-up agreements relating to sales and certain other dispositions of shares of Parent Common Stock or certain other securities after the Closing (the “Company Lock-up Agreements”); and

WHEREAS, for U.S. federal income tax purposes, Parent, Merger Sub Corp, Merger Sub LLC and the Company intend that the Mergers, together with the issuance of shares of Parent Common Stock to the Company Stockholders, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, that this Agreement will constitute a “plan of reorganization” with the meaning of Treasury Regulations Sections 1.368-1(c), 1.368-2(g) and 1.368-3(a), and that Parent and the Company will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

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Article 1
THE MERGERS AND CERTAIN GOVERNANCE MATTERS

Section 1.1           Structure of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub Corp shall be merged with and into the Company, and the separate existence of Merger Sub Corp shall cease, and immediately thereafter, the Company shall be merged with and into Merger Sub LLC, and the separate existence of the Company shall cease. Merger Sub LLC will continue as the surviving entity following the Mergers (the “Surviving Entity”).

Section 1.2           Effects of the Merger. The Mergers shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

Section 1.3           Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 7.1 of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Article 6 of this Agreement, the consummation of the Mergers (the “Closing”) shall take place at the offices of Parent at One Park Place, Suite 450, Annapolis, Maryland 21401, no later than three (3) Business Days following the satisfaction (or waiver by the party entitled to the benefit thereof) of the conditions to the Closing set forth in Article 6 (other than the conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Parent and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties shall cause the Mergers to be consummated by executing and filing with the Secretary of State of the State of Delaware Certificates of Merger (the “Certificates of Merger”) with respect to each Merger, satisfying the applicable requirements of the DGCL and in a form reasonably acceptable to Parent and the Company. The Mergers shall become effective at the time of the filing of such Certificates of Merger with the Secretary of State of the State of Delaware, or at such later time as may be specified in such Certificates of Merger with the consent of Parent and the Company (the time as of which Merger 1 becomes effective being referred to as the “Effective Time”).

Section 1.4           Certificate of Incorporation and Bylaws; Directors and Officers; Name Change. At the Effective Time:

(a)          the Certificate of Incorporation of Parent shall be amended and restated in its entirety to read as set forth on Exhibit B, and as so amended and restated, shall be the Certificate of Incorporation of Parent, until thereafter amended as provided by the DGCL and such Certificate of Incorporation and Parent shall take any other action requested by the Company as shall be necessary or desirable to cause the name of Parent to be changed to “Altimmune, Inc.”;

(b)          the Bylaws of Parent shall be amended and restated in its entirety to read as set forth on Exhibit C, and as so amended and restated, shall be the Bylaws of Parent, until thereafter amended as provided by the DGCL and the Certificate of Incorporation of Parent;

(c)          the directors and officers of Parent shall be as provided for in Section 5.13.

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Section 1.5           Conversion of Shares.

(a)          At the Effective Time, by virtue of Merger 1 and without any further action on the part of Parent, Merger Sub Corp, Merger Sub LLC, the Company or any stockholder of any of the foregoing:

(i)          any shares of Company Common Stock or Company Preferred Stock owned as treasury stock of the Company or owned by Parent or by any direct or indirect wholly owned Subsidiary of Parent immediately prior to the Effective Time shall be automatically canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii)         subject to Section 1.5(b), each share of Company Common Stock and Company Preferred Stock (including all accrued but unpaid dividends thereon) outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.5(a)(i) and Dissenting Shares, and after giving effect to the Company Private Placement) shall be automatically converted solely into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio (the “Merger Shares”); and

(iii)        each Company Warrant outstanding immediately prior to the Effective Time shall be automatically converted solely into the right to receive a warrant to purchase a number of shares of Parent Common Stock as determined based on Exchange Ratio and otherwise in accordance with the provisions of such Company Warrant.

(b)          If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or the risk of forfeiture or under any applicable restricted stock purchase agreement or other agreement with the Company (other than those shares (if any) which, as a result of the Merger, shall, by the terms of the agreements applicable thereto, vest or for which any such repurchase options or other such restrictions or risks of forfeiture shall lapse), then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and the certificates representing such shares of Parent Common Stock shall accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement in accordance with its terms.

(c)          No fractional shares of Parent Common Stock shall be issued in connection with Merger 1 as a result of the conversion provided for in Section 1.5(a)(ii), and no certificates or scrip for any such fractional shares shall be issued. Any fractional shares of Parent Common Stock that that would be issuable as a result of the conversion provided for in Section 1.5(a)(ii) shall be rounded up to the next whole share.

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(d)          Each share of common stock, $0.0001 par value per share, of Merger Sub Corp issued and outstanding immediately prior to the Effective Time shall be automatically converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.0001 par value per share, of the Company as the surviving corporation of Merger 1. Each stock certificate of Merger Sub Corp evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Company as the surviving corporation of Merger 1.

(e)          If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Capital Stock or Parent Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, split, reverse split (excluding the Reverse Stock Split which shall be effective immediately prior to the Effective Time), combination or exchange of shares or other like change (including any dividend or distribution of securities convertible into shares of Company Capital Stock or Parent Common Stock), the Exchange Ratio, shall be correspondingly adjusted to provide the holders of Company Common Stock, Company Preferred Stock, Company Stock Options and Company Warrants the same economic effect as contemplated by this Agreement prior to such event.

(f)          At the effective time of Merger 2, by virtue of Merger 2 and without any further action on the part of Parent, Merger Sub Corp, Merger Sub LLC, the Company or any stockholder of any of the foregoing, all shares of capital stock of the Company, as the surviving corporation of Merger 1, shall be automatically canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

Section 1.6           Company Stock Options.

(a)          At the Effective Time, each Company Stock Option that is outstanding and unexercised immediately prior to the Effective Time, whether vested or unvested, will be converted into and become an option to purchase Parent Common Stock, and the Company Stock Option Plans shall be assumed by Parent. All rights with respect to the Company Common Stock under each Company Stock Option assumed by Parent shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (i) each Company Stock Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each Company Stock Option assumed by Parent shall be determined by multiplying (x) the number of shares of Company Common Stock that were subject to such Company Stock Option, as in effect immediately prior to the Effective Time, by (y) the Exchange Ratio, with the resulting number rounded down to the nearest whole number of shares of Parent Common Stock, (iii) the exercise price per share for the Parent Common Stock issuable upon exercise of each assumed Company Stock Option will equal the quotient obtained from dividing (x) the exercise price per share for the Company Common Stock purchasable pursuant to the assumed Company Stock Option immediately prior to the Effective Time by (y) the Exchange Ratio, with the resulting exercise price rounded up to the nearest whole cent, and (iv) any restriction on the exercise of any assumed Company Stock Option shall continue in full force and effect and the term, exercisability, vesting schedule, status as an “incentive stock option” under Section 422 of the Code, if applicable, and other provisions of such Company Stock Option will otherwise remain unchanged; provided, however, that: (1) to the extent provided under the terms of a Company Stock Option, such Company Stock Option assumed by Parent in accordance with this Section 1.6(a) will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent Common Stock subsequent to the Effective Time, (2) Parent’s Board of Directors or an authorized committee thereof will succeed to the authority and responsibility of the Company’s Board of Directors or any authorized committee thereof with respect to each Company Stock Option assumed by Parent, and (3) all references in the Company Stock Option Plans and applicable award agreements to the Company shall be deemed to mean Parent. Notwithstanding anything to the contrary in this Section 1.6(a), the conversion of each Company Stock Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Parent Common Stock will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that the conversion of a Company Stock Option will not constitute a “modification” of such Company Stock Option for purposes of Section 409A or Section 424 of the Code. It is the intention of the parties that each Company Stock Option so assumed by Parent shall qualify following the Effective Time as an incentive stock option as defined in Section 422 of the Code to the extent permitted under Section 422 of the Code and to the extent such Company Stock Option qualified as an incentive stock option prior to the Effective Time.

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(b)          As soon as practicable after the Effective Time, subject to Section 5.2(a), Parent shall deliver to the former holders of the Company Stock Options an appropriate notice evidencing the foregoing assumption setting forth the specific adjustments made to the assumed Company Stock Options, as provided in this Section 1.6.

(c)          Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Company Stock Options assumed in accordance with this Section 1.6. As soon as practicable (but in no event more than ten (10) business days after the Effective Time), Parent shall file a registration statement on Form S-8 (or any successor form) with respect to the shares of Parent Common Stock subject to such assumed Company Stock Options, and thereafter shall use commercially reasonable efforts to maintain the effectiveness of that registration statement for as long as any such assumed Company Stock Options remain outstanding.

Section 1.7           Closing of the Company’s Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock and Company Preferred Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock or Company Preferred Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock or Company Preferred Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to Parent, the Surviving Entity or the Exchange Agent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.5 and Section 1.8.

Section 1.8           Surrender of Certificates.

(a)          Escrow Shares. At the Effective Time, Parent shall withhold from the Merger Shares the Escrow Shares, which shall be allocated among the Company Stockholders in accordance with their Pro Rata Share. Any such Escrow Shares will be delivered by Parent to the Escrow Agent, to be held pursuant to the terms of the Escrow Agreement in accordance with Section 8.5 hereof. The Escrow Shares shall be deposited, voted, transferred, and released in accordance with Article 8 hereof and the Escrow Agreement.

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(b)          Exchange Agent. At the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of certificates formerly representing the Company Common Stock (“Certificates”), certificates or book-entry shares representing shares of Parent Common Stock in the aggregate amount equal to the Merger Shares less the Escrow Shares. In addition, Parent shall deposit with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions payable pursuant to Section 1.8(d). All shares of Parent Common Stock, cash, dividends and distributions deposited with the Exchange Agent pursuant to this Section 1.8(b) shall hereinafter be referred to as the “Exchange Fund.” The Exchange Fund shall not be used for any other purpose.

(c)          Exchange Procedures. As soon as reasonably practicable after the Effective Time (and in any event within five Business Days), Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall be in customary form and contain customary provisions), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Shares, any dividends or other distributions payable pursuant to Section 1.8(d). Each holder of record of one or more Certificates shall, upon surrender to the Exchange Agent of such Certificates, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, be entitled to receive promptly in exchange therefor (i) a certificate or certificates or book-entry shares representing that number of whole shares of Parent Common Stock (after taking into account all Certificates surrendered by such holder) to which such holder is entitled pursuant to Section 1.8(b), and (ii) any dividends or distributions payable pursuant to Section 1.8(d), and the Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of the Company Common Stock that is not registered in the transfer records of the Company, payment of the Merger Shares in accordance with Section 1.8(b) may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the transfer or establish to the reasonable satisfaction of Parent that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 1.8(c), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Shares and any dividends or other distributions payable pursuant to Section 1.8(d). No interest shall be paid or will accrue on any payment to holders of Certificates pursuant to the provisions of this Article 1.

(d)          Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock that the holder thereof has the right to receive upon the surrender thereof, until the holder of such Certificate shall have surrendered such Certificate in accordance with this Article 1. Following the surrender of any Certificate, there shall be paid to the record holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date on or after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

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(e)          No Further Ownership Rights in the Company Common Stock. The Merger Shares and any dividends or other distributions as are payable pursuant to Section 1.8(d) upon the surrender of Certificates in accordance with the terms of this Article 1 shall be deemed to have been in full satisfaction of all rights pertaining to the Company Common Stock formerly represented by such Certificates, subject, however, to the Surviving Entity’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on the Company Common Stock in accordance with the terms of this Agreement prior to the Effective Time.

(f)          Termination of the Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for one year after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article 1 shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claim for the Merger Shares and any dividends or other distributions payable pursuant to Section 1.8(d) in accordance with this Article 1.

(g)          No Liability. None of Parent, Merger Sub Corp, Merger Sub LLC, the Company, the Surviving Entity or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock, cash, dividends or other distributions from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(h)          Investment of Exchange Fund. The Exchange Agent shall invest the cash included in the Exchange Fund as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank which are then publicly available). Any interest and other income resulting from such investments shall be paid to and be income of Parent.

(i)          Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed (and without the requirement to post or deliver any bond), the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the Merger Shares, any dividends or other distributions payable pursuant to Section 1.8(d) pursuant to this Article 1.

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(j)          Withholding Rights. Parent, the Surviving Entity or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Parent, the Surviving Entity or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or non-U.S. Tax Law and shall be entitled to request any reasonably appropriate Tax forms, including an IRS Form W-9 (or the appropriate IRS Form W-8, as applicable), from any recipient of payments hereunder; provided that the Parties shall undertake commercially reasonable efforts to minimize withholding, and shall provide notice (to the applicable Party) of any intention to withhold (or determination that the Exchange Agent may withhold) as soon as is practicable after forming the intention to withhold or determining that the Exchange Agent may withhold. To the extent that amounts are so withheld by Parent, the Surviving Entity or the Exchange Agent, such withheld amounts (i) shall be treated for all purposes of this Agreement as having been paid to the holder of Certificates in respect of which such deduction and withholding was made by Parent, the Surviving Entity or the Exchange Agent, and (ii) shall be remitted by Parent, the Surviving Entity or the Exchange Agent, as the case may be, to the applicable Governmental Entity.

Section 1.9           Appraisal Rights.

(a)          Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and which are owned by stockholders who have validly exercised appraisal rights or dissenters’ rights for such shares of Company Capital Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the per share amount of the Merger Shares described in Section 1.5 attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Capital Stock owned by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares owned by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Company Capital Stock under the DGCL shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the per share amount of the Merger Shares attributable to such Dissenting Shares, upon their surrender in the manner provided in Section 1.8.

(b)          The Company shall give Parent prompt written notice of any demands by dissenting stockholders received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, or to the extent required by applicable law, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 1.10         Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Entity to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Entity with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Entity shall be fully authorized, and shall use their commercially reasonable efforts (in the name of the Company, in the name of Merger Sub Corp, in the name of Merger Sub LLC and otherwise) to take such action.

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Article 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent, Merger Sub Corp and Merger Sub LLC as follows, except as set forth in the written disclosure schedule delivered by the Company to Parent (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in parts and subparts corresponding to the numbered and lettered Sections and subsections contained in this Article 2. The disclosures in any part or subpart of the Company Disclosure Schedule shall qualify other Sections and subsections in this Article 2 only to the extent it is clear from the face of the disclosure that such disclosure is applicable to such other Sections and subsections.

Section 2.1           Organization.

(a)          The Company is a corporation validly existing and in good corporate standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing would not, either individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The certificate of incorporation of the Company (the “Company Charter”) and the bylaws of the Company (the “Company Bylaws”), copies of which have previously been made available to Parent, are true, correct and complete copies of such documents as currently in effect and the Company is not in violation of any provision thereof. Other than the Company Charter and the Company Bylaws, the Company is not a party to or bound by or subject to any stockholder agreement or other similar agreement governing the voting or transfer of the Company Capital Stock and is not subject to a stockholder rights plan.

(b)          Each of the Company’s Subsidiaries is a corporation or legal entity, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization. Each of the Company’s Subsidiaries has all requisite corporate power or other power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Each of the Company’s Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not, either individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The certificate of incorporation and bylaws or equivalent organizational documents of each of the Company’s Subsidiaries, copies of which have previously been made available to the Company, are true, correct and complete copies of such documents as currently in effect and such Subsidiaries of the Company are not in violation of any provision thereof.

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Section 2.2           Capitalization.

(a)          The authorized capital stock of the Company consists of 18,757,111 shares of Company Common Stock and 800,000 shares Company Preferred Stock. As of the date hereof, there are 9,233,944 shares of Company Common Stock issued and outstanding and there are 800,000 shares of Company Preferred Stock issued and outstanding. As of the date hereof, there are no shares of Company Common Stock and no shares of Company Preferred Stock held in the treasury of the Company. The Company has no shares of Company Common Stock or Company Preferred Stock reserved for issuance other than as described herein or in the Company Disclosure Schedule. The outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and are validly issued, fully paid and nonassessable, and were not issued in violation of the material terms of any agreement binding upon the Company at the time at which they were issued and were issued in compliance with the Company Charter and Company Bylaws and all applicable securities Laws. Section 2.2(a) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of all issued and outstanding shares of Company Common Stock and shares of Company Preferred Stock, on a holder-by-holder basis.

(b)          Except for the Company Stock Option Plans and the Company Warrants or as set forth in Section 2.2(b) of the Company Disclosure Schedule, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for the Company to issue, deliver, or sell, or cause to be issued, delivered, or sold any shares of Company Common Stock or any other equity security of the Company or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase, or otherwise receive any shares of Company Common Stock or any other equity security of the Company or obligating the Company to grant, extend, or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or any other similar agreements. Except as set forth in Section 2.2(b) of the Company Disclosure Schedule, there are no registration rights, repurchase or redemption rights, anti-dilutive rights, voting agreements, voting trusts, preemptive rights or restrictions on transfer relating to any capital stock of the Company.

(c)          As of the date hereof, there are 1,609,812 shares of Company Common Stock issuable upon exercise of all outstanding Company Stock Options, subject to adjustment on the terms set forth in the Company Stock Option Plans. Section 2.2(c) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of (i) the name of the holder of each Company Stock Option, (ii) the date each Company Stock Option was granted, (iii) the number, issuer and type of securities subject to each such Company Stock Option, (iv) the expiration date of each such Company Stock Option, (v) the vesting schedule of each such Company Stock Option, (vi) the price at which each such Company Stock Option (or each component thereof, if applicable) may be exercised, (vii) the number of shares of Company Common Stock issuable upon the exercise of such, or upon the conversion of all securities issuable upon the exercise of such, Company Stock Options, and (viii) whether and to what extent the exercisability of each Company Stock Option will be accelerated upon consummation of the Contemplated Transactions or any termination of employment thereafter.

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(d)          Section 2.2(d) of the Company Disclosure Schedule lists each Subsidiary of the Company as of the date hereof and indicates for each such Subsidiary as of such date (i) the percentage and type of equity securities owned or controlled, directly or indirectly, by the Company, and (ii) the jurisdiction of incorporation or organization. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for it to issue, deliver, or sell, or cause to be issued, delivered, or sold any of its equity securities or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or other similar agreements. There are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem, or otherwise acquire any of its capital stock or other equity interests. All of the shares of capital stock of each of the Subsidiaries of the Company (A) have been duly authorized and are validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable, and (B) are owned by the Company free and clear of any Encumbrance (other than Permitted Encumbrances), or agreement with respect thereto.

Section 2.3           Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions and perform its respective obligations hereunder, subject only to obtaining the Company Stockholder Approval. The adoption, execution, delivery and performance of this Agreement and the approval of the consummation of the Contemplated Transactions have been recommended by, and have been duly and validly adopted and approved by a unanimous vote of, the Board of Directors of the Company. No other approval or consent of, or action by, the holders of the outstanding securities of the Company, other than the Company Stockholder Approval, is required in order for the Company to execute and deliver this Agreement and to consummate the Contemplated Transactions and perform its obligations hereunder. The Board of Directors of the Company has declared this Agreement advisable, has directed that this Agreement be submitted to the Company Stockholders for adoption and approval and has recommended that the Company Stockholders adopt and approve this Agreement. Except for the Company Stockholder Approval and the filing of the Certificates of Merger with the Secretary of State of the State of Delaware, no other corporate proceeding on the part of the Company is necessary to authorize the adoption, execution, delivery and performance of this Agreement or to consummate the Mergers and the other Contemplated Transactions. This Agreement has been duly and validly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the other parties hereto), constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity.

Section 2.4           Non-Contravention; Consents.

(a)          Except as set forth in Section 2.4(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the Contemplated Transactions will not, (i) conflict with, or result in any violation or breach of, any provision of the Company Charter or the Company Bylaws, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Encumbrance on the Company’s assets under, any of the terms, conditions or provisions of any Company Material Contract, or other agreement, instrument or obligation to which the Company is a party or by which it or any of its properties or assets may be bound, or (iii) subject to obtaining the Company Stockholder Approval and subject to the consents, approvals and authorizations specified in clauses (i) through (v) of Section 2.4(b) having been obtained prior to the Effective Time and all filings and notifications described in Section 2.4(b) having been made, conflict with or violate any Law applicable to the Company or any of its properties or assets, except in the case of clauses (ii), and (iii) of this Section 2.4(a) for any such conflicts or violations, breaches, rights of termination, Encumbrances, penalties, defaults, terminations, cancellations, accelerations, losses, changes of control, or payments, that have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect.

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(b)          No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Contemplated Transactions, except for (i) obtaining the Company Stockholder Approval, (ii) the filing of the Certificates of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) any filings required to be made with the SEC in connection with this Agreement and the Contemplated Transactions (including the filing of the Registration Statement with the SEC in accordance with the Exchange Act), (iv) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities Laws, the rules and regulations of the NYSE MKT, and (v) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect.

(c)          This Section 2.4 does not relate to (i) Tax Laws, which are governed exclusively by Section 2.13 and Section 2.14, (ii) ERISA or other Laws regarding employee benefit matters, which are governed exclusively by Section 2.14, (iii) Labor Laws, which are governed exclusively by Section 2.15, (iv) Environmental Laws, which are governed exclusively by Section 2.16, or (v) Anticorruption Laws, which are governed exclusively by Section 2.21.

Section 2.5           Financial Statements.

(a)          Section 2.5(a) of the Company Disclosure Schedule includes true and complete copies of the Company’s consolidated balance sheet as of December 31, 2015 (the “Company Balance Sheet”) and December 31, 2014, and the related consolidated statements of operations, cash flows and stockholders equity for the twelve months ended December 31, 2015 and December 31, 2014, together with the notes thereto (collectively, the “Company Financial Statements”). The Company Financial Statements (i) comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis (unless otherwise noted therein) throughout the periods indicated, and (iii) fairly present, in all material respects, the financial condition and operating results of the Company as of the dates and for the periods indicated therein.

(b)          The Company maintains adequate disclosure controls and procedures designed to ensure that material information relating to the Company is made known to the Chief Executive Officer or President and the Chief Financial Officer of the Company by others within those entities.

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(c)          Since January 1, 2012, none of the Company or, to the Knowledge of the Company, any director, officer, employee, or internal or external auditor of the Company has received or otherwise had or obtained actual knowledge of any substantive material complaint, allegation, assertion or claim, whether written or oral, that the Company has engaged in questionable accounting or auditing practices.

(d)          The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since January 1, 2014, the Company has maintained internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and there have been no instances of fraud, whether or not material, involving the management of the Company or other employees of the Company who have a significant role in the internal control over financial reporting of the Company.

Section 2.6           Absence of Changes. Since the date of the Company Balance Sheet, the Company has conducted its businesses in all material respects in the Ordinary Course of Business consistent with its past practices. Except as set forth on Section 2.6 of the Company Disclosure Schedule, after the date of the Company Balance Sheet and on or before the date hereof:

(a)          there has not been any change, event, circumstance or condition to the Knowledge of the Company that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect;

(b)          except as required as a result of a change in applicable Laws or GAAP or as disclosed in the notes to the Company Financial Statements, there has not been any material change in any method of accounting or accounting practice by the Company;

(c)          there has not been any other action, event or occurrence that would have required the consent of Parent pursuant to Section 4.4(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement;

(d)          there has not been any: (i) grant of or increase in any severance or termination pay to any employee, director or other service provider of the Company, (ii) entry into any employment, consulting, deferred or equity compensation, retention, change in control, transaction bonus, severance or other similar plan or agreement (or any amendment to any such existing agreement) with any new or current employee, director or other service provider of the Company, (iii) change in the compensation, bonus or other benefits payable or to become payable to its directors, officers, employees or consultants, except in the Ordinary Course of Business consistent with past practice, or as required by any pre-existing plan or arrangement set forth in Section 2.6(d) of the Company Disclosure Schedule, (iv) action to accelerate the vesting or payment of any compensation or benefit to any employee or other service provider of the Company or its Subsidiaries, (v) adoption, modification or termination of any Company Employee Program other than as required by applicable Law, or (vi) termination of any of the officers or key employees of the Company;

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(e)          the Company has not acquired or sold, pledged, leased, encumbered or otherwise disposed of any material property or assets or agreed to do any of the foregoing;

(f)          other than the grant of non-exclusive licenses in the Ordinary Course of Business, there has been no transfer (by way of a license or otherwise) of, or agreement to transfer to, any Person’s rights to any of the Company Intellectual Property;

(g)          there has been no notice delivered to the Company of any claim of ownership by a third party of any of the Company Intellectual Property, or of infringement by the Company of any Third Party Intellectual Property; and

(h)          there has not been any binding agreement to do any of the foregoing.

Section 2.7           Title to Assets. The Company owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it. All of said assets are owned by the Company free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Balance Sheet, (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company, and (iii) Encumbrances described in Section 2.7 of the Company Disclosure Schedule.

Section 2.8           Properties.

(a)          Section 2.8(a) of the Company Disclosure Schedule contains a complete and correct list, as of the date hereof, of the Company Leased Real Property, including with respect to each such Lease the date of such Lease and any material amendments thereto. With respect to each Company Lease, except as would not, individually or in the aggregate, have a Company Material Adverse Effect:

(i)          the Company Leases and the Company Ancillary Lease Documents are valid and in full force and effect except to the extent they have previously expired or terminated in accordance with their terms. The Company has delivered to Parent full, complete and accurate copies of each of the Company Leases and all Company Ancillary Lease Documents described in Section 2.8(a)(i) of the Company Disclosure Schedule;

(ii)         none of the Company Leased Real Property is subject to any Encumbrance other than a Permitted Encumbrance;

(iii)        none of the Company, nor, to the Knowledge of the Company, any other party to any Company Leases or Company Ancillary Lease Documents is in breach or default, and, to the Knowledge of the Company, no event has occurred which, with notice or lapse of time, would constitute such a breach or default under the Company Leases or any Company Ancillary Lease Documents;

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(iv)        the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any of its rights and interest in the leasehold or subleasehold under any of the Company Leases or any Company Ancillary Lease Documents in a manner that is material to the Company and that relates to the use or occupancy of all or any portion of the Company Leased Real Property.

(b)          Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company owns good title, free and clear of all Encumbrances, to all personal property and other non-real estate assets, in all cases excluding the Company Intellectual Property, necessary to conduct the Company Business, except for Permitted Encumbrances, and (ii) the Company, as lessee, has the right under valid and subsisting leases to use, possess and control all personal property leased by the Company as now used, possessed and controlled by the Company.

(c)          The Company does not have any Company Owned Real Property.

Section 2.9           Intellectual Property.

(a)          Section 2.9(a) of the Company Disclosure Schedule contains a complete and accurate list of all (i) Patents owned by the Company or used or exclusively licensed to the Company (“Company Patents”), registered and material unregistered Marks owned by the Company (“Company Marks”) and registered Copyrights owned by the Company (“Company Copyrights”), (ii) licenses, sublicenses or other agreements under which the Company is granted rights by others in the Company Intellectual Property (“Company In-Licenses”) (other than commercial off the shelf software or materials transfer agreements), and (iii) licenses, sublicenses or other agreements under which the Company has granted rights to others in the Company Intellectual Property (“Company Out-Licenses”).

(b)          With respect to the Company Intellectual Property (i) owned or purported to be owned by the Company, the Company exclusively owns such Company Intellectual Property, and (ii) licensed to the Company by a third party (other than commercial off the shelf software or materials transfer agreements), such Company Intellectual Property are the subject of a written license or other agreement; in the case of the foregoing clauses (i), and (ii) above, free and clear of all Encumbrances, other than Encumbrances resulting from the express terms of a Company License-In or Company License-Out or Permitted Encumbrances granted by the Company.

(c)          To the Knowledge of the Company, all Company Patents, Company Marks and Company Copyrights are valid and enforceable.

(d)          To the Knowledge of the Company, each Company Patent that has been issued by, or registered with, or is the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office or any similar office or agency anywhere in the world was issued, registered, or filed, as applicable, with the correct inventorship and there has been no known misjoinder or nonjoinder of inventors.

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(e)          No Company Patent is now involved in any interference, reissue, re-examination or opposition proceeding.

(f)          There are no claims pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its employees alleging that the operation of the Company Business or any activity by the Company, or the manufacture, sale, offer for sale, importation, and/or use of any Company Product Candidate infringes or violates (or in the past infringed or violated) the rights of others in or to any Intellectual Property (“Third Party Intellectual Property”) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Intellectual Property of any person or entity or that any Company Intellectual Property is invalid or unenforceable.

(g)          To the Knowledge of the Company, neither the operation of the Company Business, nor any activity by the Company, nor manufacture, use, importation, offer for sale and/or sale of any Company Product Candidate infringes or violates (or in the past infringed or violated) any Third Party Intellectual Property or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party Intellectual Property.

(h)          Except with respect to fees payable to third party licensors pursuant to the Company In-Licenses, the Company has no obligation to compensate any person for the use of any Intellectual Property. Except as set forth in Section 2.9(h) of the Company Disclosure Schedule, the Company has not entered into any agreement to indemnify any other person against any claim of infringement or misappropriation of any Intellectual Property. There are no settlements, covenants not to sue, consents, judgments, or orders or similar obligations that: (i) restrict the rights of the Company to use any Company Intellectual Property, (ii) restrict the Company Business, in order to accommodate a third party’s Intellectual Property, or (iii) permit third parties to use any Company Intellectual Property (excluding any rights granted to any third parties pursuant to any of the Company Out-Licenses).

(i)          All former and current employees, consultants and contractors of the Company who have been involved in the creation and/or development of any Company Intellectual Property have executed written instruments with the Company that assign to the Company, all rights, title and interest in and to any and all Intellectual Property created and/or developed by such employee, consultant or contractor in the course of their employment or engagement with the Company.

(j)          To the Knowledge of the Company, (i) there is no, nor has there been any, infringement or violation by any person or entity of any Company Intellectual Property owned by, or exclusively licensed to, the Company or the rights of the Company therein or thereto and (ii) there is no, nor has there been any, misappropriation by any person or entity of any Company Intellectual Property owned by, or exclusively licensed to, the Company or the subject matter thereof.

(k)          The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets owned by the Company or used or held for use by the Company in the Company Business (the “Company Trade Secrets”).

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(l)          Following the Effective Time, the Surviving Entity will have substantially similar rights and privileges in the Company Intellectual Property as the Company had in the Company Intellectual Property immediately prior to the Effective Time.

Section 2.10         Material Contracts. Section 2.10 of the Company Disclosure Schedule is a correct and complete list of each currently effective Company Contract:

(a)          the Company Leases and the Company Ancillary Lease Documents;

(b)          for the purchase of materials, supplies, goods, services, equipment or other assets for annual payments by the Company of, or pursuant to which in the last year the Company paid, in the aggregate, $100,000 or more;

(c)          for the sale of materials, supplies, goods, services, equipment or other assets for annual payments to the Company of, or pursuant to which in the last year the Company received, in the aggregate, $100,000 or more;

(d)          that relates to any partnership, joint venture, strategic alliance or other similar Contract;

(e)          relating to Indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except for Contracts relating to Indebtedness in an amount not exceeding $100,000 in the aggregate;

(f)          any management, employment, severance, retention, transaction bonus, change in control, consulting or other similar Contract between: (i) the Company or any of its Subsidiaries, on the one hand, and (ii) any employee, director or other service provider of the Company or its Subsidiaries, on the other hand, other than any such Contract that is terminable “at will” or without any obligation in excess of $10,000 on the part of the Company or any of its Subsidiaries to make any severance, bonus, termination, change in control or similar payment or to provide any other benefit with a value in excess of $10,000 (other than benefits required to be provided by applicable Law);

(g)          which by its terms limits in any respect (i) the localities in which all or any significant portion of the business and operations of the Company or any Affiliate of the Company (which will include Parent after the Effective Time), or (ii) the right of the Company or any Affiliate of the Company (which will include Parent after the Effective Time) to compete with any Person;

(h)          in respect of any Company Intellectual Property that provides for annual payments of, or pursuant to which in the last year the Company paid or received, in the aggregate, $100,000 or more;

(i)          containing any royalty, dividend or similar arrangement based on the revenues or profits of the Company;

(j)          with any Governmental Authority;

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(k)          any Contract with (a) an executive officer or director of the Company or any of such executive officer’s or director’s immediate family members, (b) an owner of more than five percent (5%) of the voting power of the outstanding capital stock of the Company, or (c) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company);

(l)          any agreement that gives rise to any material payment or benefit as a result of the performance of this Agreement or any of the other Contemplated Transactions;

(m)          relating to the acquisition or disposition of any material interest in, or any material amount of, property or assets of the Company or for the grant to any Person of any preferential rights to purchase any of its assets, other than in the Ordinary Course of Business; or

(n)          any other agreement (or group of related agreements) the performance of which requires aggregate payments to or from the Company in excess of $250,000.

The Company has delivered or made available to Parent accurate and complete (except for applicable redactions thereto) copies of all material written Company Contracts, including all amendments thereto. There are no material Company Contracts that are not in written form. Except as set forth on Section 2.10 of the Company Disclosure Schedule, neither the Company nor, to the Knowledge of the Company, any other party to a Company Material Contract (as defined below), has breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which the Company is a party or by which it is bound of the type described in clauses (a) through (n) above or any Company Contract listed in Section 2.14 or Section 2.15 of the Company Disclosure Schedule (any such agreement, contract or commitment, a “Company Material Contract”) in such manner as would permit any other party to cancel or terminate any such Company Material Contract, which has had or would reasonably be expected to have a Company Material Adverse Effect. As to the Company, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies. The consummation of the Contemplated Transactions will not (either alone or upon the occurrence of additional acts or events) result in any material payment or payments becoming due from the Company or the Surviving Entity to any Person under any Company Material Contract or give any Person the right to terminate or materially alter the provisions of any Company Material Contract.

Section 2.11         Absence of Undisclosed Liabilities. The Company has no liability, Indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured or unmatured (whether or not required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), individually or in the aggregate, except for: (a) Liabilities reflected or reserved against in the most recent consolidated balance sheet of the Company (or the notes thereto) made available to Parent, (b) normal and recurring current Liabilities that have been incurred by the Company since the date of the Company Balance Sheet in the Ordinary Course of Business, none of which are material, (c) Liabilities for performance of obligations of the Company under Contracts (other than for breach thereof), (d) Liabilities described in Section 2.11 of the Company Disclosure Schedule or (e) Liabilities incurred in connection with the Contemplated Transactions.

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Section 2.12         Compliance with Laws; Regulatory Compliance.

(a)          The Company is in compliance with all Laws or Orders, except where any such failure to be in compliance has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or would not reasonably be expected to prevent or materially impair the consummation of the Contemplated Transactions. No investigation, inquiry, proceeding or similar action by any Governmental Authority with respect to the Company is pending or, to the Knowledge of the Company, threatened in writing, nor has any Governmental Authority indicated in writing an intention to conduct the same which, in each case, would reasonably be expected to have a Company Material Adverse Effect.

(b)          The Company holds all material Permits from the U.S. Food and Drug Administration (the “FDA”) and any other Governmental Authority that is concerned with the quality, identity, strength, purity, safety, efficacy, or manufacturing of Company Product Candidates (any such Governmental Authority, a “Company Regulatory Agency”), necessary for the operating of the Company Business in material compliance with applicable Laws (the “Company Permits”), including all Company Permits required under the Federal Food, Drug and Cosmetic Act of 1938, as amended, and the regulations of the FDA promulgated thereunder (the “FDCA”), the Public Health Service Act of 1944, as amended, and the regulations of the FDA promulgated thereunder (the “PHSA”), and any comparable Laws of other applicable jurisdictions. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all such Company Permits are valid, and in full force and effect. There has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Company Permit except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is in compliance in all material respects with the terms of all Company Permits, and no event has occurred that, to the Knowledge of the Company, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any Company Permit, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)          None of the Company nor, to the Knowledge of the Company, any employee or agent thereof, has made any untrue statement of material fact or a fraudulent statement to the FDA or any other Company Regulatory Agency, or failed to disclose a material fact required to be disclosed to the FDA or other such Company Regulatory Agency, or committed an act, made a statement, or failed to make a statement, in each such case related to the Company Products Candidates, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991) and any amendments thereto. None of the Company nor, to the Knowledge of the Company, any director, officer, employee or agent thereof, has engaged in any activity prohibited under U.S. federal or state criminal or civil health care Laws, including the U.S. federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the False Claims Act (31 U.S.C. §§ 3729 et seq.), the Health Insurance Portability and Accountability Act (42 U.S.C. § 1320d et seq.), as amended by the Health Information, Technology for Economic and Clinical Health Act of 2009, the civil monetary penalty laws (42 U.S.C. § 1320a-7a), the FDCA, the PHSA, the regulations promulgated pursuant to such Laws, and any equivalent applicable Laws of other jurisdictions (each, a “Health Care Law”). There is no civil, criminal, administrative or other proceeding, notice or demand pending, received, or, to the Knowledge of the Company, threatened in writing against the Company that asserts an alleged violation, in any material respect, of any Health Care Law. None of the Company or its employees or agents, has, under any Health Care Law, been debarred, excluded, suspended, or otherwise determined to be ineligible to participate in any health care programs of any Governmental Authority, convicted of any crime, or to the Knowledge of the Company, engaged in any conduct that has resulted in any such debarment, exclusion, suspension, ineligibility, or conviction, including any debarment mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. The Company is not party to any consent decrees (including plea agreements) or similar actions to which the Company or, to the Knowledge of the Company, any director, officer, employee or agent thereof, are bound or which relate to Company Product Candidates.

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(d)          The Company is in compliance in all material respects with all applicable Laws enforced by, and Orders of, the FDA and any other Company Regulatory Agency with respect to the labeling, storing, testing, development, manufacture, packaging and distribution of the Company Product Candidates. To the Knowledge of the Company, all required pre-clinical toxicology studies conducted by or on behalf of the Company, and all clinical trials sponsored by the Company are being conducted in compliance in all material respects with applicable Company Permits and applicable Laws, including the applicable requirements of the FDCA and the regulations of the FDA promulgated thereunder, including any applicable requirements of 21 C.F.R. Parts 50, 54, 56, 58, 210, 211, and 312. The material results of any such studies, tests and trials, and all other material information related to such studies, tests and trials, have been made available to Parent. Each clinical trial conducted by or, to the Knowledge of the Company, on behalf of the Company with respect to Company Product Candidates has been conducted in compliance in all material respects with all applicable Laws, including FDCA and the regulations of the FDA promulgated thereunder, including any applicable requirements of 21 C.F.R. Parts 50, 54, 56, 58, 210, 211 and 312. The Company has filed with applicable Company Regulatory Agencies all material notices required to be filed (and made available to Parent copies thereof) of adverse drug experiences, injuries or deaths relating to clinical trials conducted by or on behalf of the Company with respect to the Company Product Candidates.

(e)          The Company has not received any written notice that the FDA or any other Company Regulatory Agency has initiated, or threatened in writing to initiate, any action to suspend any clinical trial, suspend or terminate any Investigational New Drug Application or similar Health Care Permit sponsored by the Company, or otherwise materially restrict the pre-clinical research or clinical study of any Company Product Candidate or any drug product being developed by or on behalf of the Company, or to recall, suspend or otherwise materially restrict the development or manufacture of any Company Product Candidate, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, there is no act, omission, event or circumstance that would reasonably be expected to give rise to any such action or event.

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(f)          With respect to the Company Business and the Company Product Candidates, the Company has made available to Parent for review copies of any and all material regulatory applications and submissions (and any supplements or amendments thereto) under applicable Health Care Laws; Company Permits; written notices of inspectional observations and establishment inspection reports of Company Regulatory Agencies; notifications, communications, correspondence, registrations, master files, and/or other filings made to, received from or otherwise conducted with a Company Regulatory Agency, reports or other documents of the Company that assert or address lack of material compliance with any Health Care Laws, or the likelihood or timing of marketing approval of any Company Product Candidates; records and other materials maintained to comply with applicable Health Care Laws (e.g., regarding good laboratory practice, good clinical practice, and good manufacturing practice); and records that are necessary or advisable in order to obtain Company Permits or other approvals from Company Regulatory Agencies. Such books and records are complete and correct in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

Section 2.13         Taxes and Tax Returns.

(a)          Each material Tax Return required to be filed by, or on behalf of, the Company has been timely filed (taking into account any valid extensions). Each such Tax Return is true, correct and complete in all material respects.

(b)          The Company (i) has timely paid (or has had paid on its behalf) all material Taxes due and owing, whether or not shown as due on any Tax Return, and (ii) has withheld and remitted to the appropriate Taxing Authority, or properly set aside, all material Taxes required to be withheld and paid in connection with any amounts paid or owing to or collected from any employee, independent contractor, supplier, creditor, stockholder, partner, member or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c)          The unpaid Taxes of the Company (i) did not, as of December 31, 2015, exceed the aggregate reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (rather than in any notes thereto), and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(d)          There are no material liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

(e)          The Company has not waived any statute of limitations with respect to any material Taxes or agreed to any extension of the period for assessment or collection of any Taxes.

(f)          There is no material Tax claim, audit, suit, or administrative or judicial Tax proceeding now pending or presently in progress or threatened in writing with respect to a material Tax Return of the Company.

(g)          The Company has not distributed stock of a corporation, or has had its stock distributed, in a transaction purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code within the prior five (5) year period ending on the date of this Agreement.

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(h)          The Company is not a party to or has any obligation under any Tax sharing agreement (whether written or not) or any Tax indemnity or other Tax allocation agreement or arrangement (other than any such agreement entered into in the Ordinary Course of Business and the primary purpose of which does not relate to Taxes).

(i)          The Company (A) is not nor has ever been a member of a group of corporations that files or has filed (or has been required to file) consolidated, combined, or unitary Tax Returns, or (B) has no liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, provincial, local or non-U.S. Law), as a transferee or successor by contract.

(j)          The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(k)          The Company has not participated in a listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b) (or any predecessor provision).

(l)          The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)          change in method of accounting or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)         “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed prior to the Closing;

(iii)        installment sale or open transaction disposition made prior to the Closing;

(iv)        prepaid amount received prior to the Closing Date; or

(v)         election with respect to income from the discharge of indebtedness under Section 108(i) of the Code.

(m)          No written claim has been made by any Taxing Authority in a jurisdiction where Company does not file Tax Returns that the Company is or may be subject to Tax or required to file a Tax Return.

(n)          Notwithstanding any provision in this Agreement to the contrary, the Company does not make any representation or warranty as to the existence, amount or any other aspect of any net operating or capital loss, carryovers, carryforwards of business or other tax credits, tax basis, earnings and profits, or any other tax attribute (whether of the Company or any of its Subsidiaries), and the representations contained in Section 2.13 and Section 2.14 (the “Company Tax Representations”) shall constitute the sole and exclusive representations and warranties by the Company with respect to Taxes or Tax Returns. Other than the Company Tax Representations in Section 2.13(h) and Section 2.13(l), no Company Tax Representation shall be deemed to apply directly or indirectly with respect to any taxable period after the Closing.

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Section 2.14         Employee Benefit Programs.

(a)          Section 2.14(a) of the Company Disclosure Schedule sets forth a list of every Employee Program maintained by the Company (the “Company Employee Programs”). The Company has made available to Parent correct and complete copies (or, if a plan is not written, a written description) of all Company Employee Programs and amendments thereto in each case that are in effect as of the date hereof, and, to the extent applicable, (i) all related trust agreements, funding arrangements and insurance contracts now in effect, (ii) the most recent determination letter or opinion letter received regarding the tax-qualified status of each Company Employee Program intended to be so qualified, (iii) the most recent financial statements for each Company Employee Program, (iv) the Form 5500 Annual Returns/Reports for the most recent plan year for each Company Employee Program, (v) the current summary plan description for each Company Employee Program, (vi) all actuarial valuation reports related to any Company Employee Programs, and (vii) all material correspondence involving any Company Employee Program sent to or received from any Governmental Authority.

(b)          Each Company Employee Program that is intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Employee Program for any period for which such Company Employee Program would not otherwise be covered by an IRS determination. To the Knowledge of the Company, no event or omission has occurred that would reasonably be expected to cause any Company Employee Program to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including without limitation Code Sections 105, 125, 401(a) and 501(c)(9)).

(c)          Each Company Employee Program has been administered in all material respects in accordance with its terms and in accordance with ERISA, the Code and other applicable Laws. With respect to any Company Employee Program, there has been no (i) non-exempt “prohibited transaction,” as defined in Section 406 of ERISA or Code Section 4975, (ii) breach of fiduciary duty, or (iii) non-deductible contribution. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened in writing with respect to any such Company Employee Program. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable Laws) with respect to all Company Employee Programs, for all periods prior to the Closing Date, either have been made or have been accrued or otherwise adequately reserved on the Company Financial Statements.

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(d)          No Company Employee Program has been or is subject to Section 302 or Title IV of ERISA and/or Code Section 412, including a Multiemployer Plan, and the Company does not have any liability for any Employee Program that is subject to Title IV of ERISA and that is or has been maintained, contributed to, or required to be contributed to by an ERISA Affiliate of the Company. None of the Company Employee Programs provides (or has ever provided) health care or any other welfare benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA or state continuation Laws to which the former employee pays all required premiums) or has ever promised to provide such post-termination benefits.

(e)          Each Company Employee Program may be amended, terminated, or otherwise discontinued by Parent after the Effective Time in accordance with its terms without material liability to the Company, Parent or any of their respective Subsidiaries.

(f)          The Company is not a party to any written (i) agreement with any stockholders, director, or employee of the Company (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature of any of the Contemplated Transactions, (B) providing any guaranteed period of employment or compensation guarantee, or (C) providing severance benefits after the termination of employment or service of such employee or director, or (ii) agreement or plan binding the Company, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the Contemplated Transactions or the value of any of the benefits of which shall be calculated on the basis of any of the Contemplated Transactions.

(g)          Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event (such as termination of employment), (i) entitle any current or former employee or other service provider to any compensatory payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, or (ii) enhance any benefits or accelerate the time or payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Company Employee Program or otherwise.

(h)          Except as set forth in Section 2.14(h) of the Company Disclosure Schedule, there is no Contract, plan, agreement or arrangement covering any employee of or other service provider to the Company or its Subsidiaries that, by itself or collectively, would give rise to any parachute payment subject to Section 280G of the Code, nor has the Company or its Subsidiaries made any such payment, and the consummation of the transactions contemplated herein shall not obligate the Company or its Subsidiaries to make any parachute payment subject to Section 280G of the Code.

(i)          Each Company Employee Program that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained in material compliance with all operational and documentary requirements of Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of Section 409A of the Code, the regulations and other guidance issued thereunder. No stock option granted under any Company Stock Option Plan has any exercise price that was less than the fair market value of the underlying stock as of the date the option was granted, or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option. The Company has no Liability to gross-up or indemnify any individual with respect to any Tax imposed pursuant to Code Sections 409A or 4999.

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(j)          For purposes of this Section 2.14:

(i)          An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable Laws) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers or has covered employees of such entity (or their spouses, dependents, or beneficiaries).

(ii)         An entity is an “ERISA Affiliate” of the Company if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or Code Section 414(b), (c), or (m).

(k)          Notwithstanding any other provision of this Agreement, the representations and warranties contained in Section 2.14(a) through Section 2.14(j) constitute the sole and exclusive representations and warranties of the Company relating to ERISA and other Laws relating to employee benefits matters.

Section 2.15         Labor and Employment Matters.

(a)          The Company is not a party to, or otherwise bound by, any collective bargaining agreement, contract, or other written agreement with a labor union or labor organization. The Company is not subject to, and during the past three (3) years there has not been, any charge, demand, petition, organizational campaign, or representation proceeding seeking to compel, require, or demand it to bargain with any labor union or labor organization nor is there pending any labor strike or lockout involving the Company.

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(b)          Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company is in compliance with all applicable material Laws respecting labor, employment, fair employment practices, work safety and health, terms and conditions of employment, and wages and hours, including Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, the Fair Labor Standards Act, as amended, and its state and local law equivalents, and the related rules and regulations adopted by those federal and state agencies responsible for the administration of such Laws, and other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages, (ii) the Company is not delinquent in any payments to any employee or to any independent contractors, consultants, temporary employees, leased employees or other servants or agents employed or used with respect to the operation of the Company Business and classified by the Company as other than an employee or compensated other than through wages paid by the Company through its respective payroll department (“Company Contingent Workers”), for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it to the date hereof or amounts required to be reimbursed to such employees or Company Contingent Workers, (iii) there are no grievances, complaints or charges with respect to employment or labor matters (including allegations of employment discrimination, retaliation or unfair labor practices) pending or, to the Knowledge of the Company, threatened in writing against the Company in any judicial, regulatory or administrative forum or under any private dispute resolution procedure, (iv) all employees of the Company are employed at-will and no such employees are subject to any contract with the Company or any policy or practice of the Company providing for right of notice of termination of employment or the right to receive severance payments or similar benefits upon the termination of employment by the Company, (v) the Company has not experienced a “plant closing,” “business closing,” or “mass layoff” as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar Law affecting any site of employment of the Company or one or more facilities or operating units within any site of employment or facility of the Company, and, during the ninety (90)-day period preceding the date hereof, no employee has suffered an “employment loss,” as defined in the WARN Act, with respect to the Company, and (vi) there are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or actions against the Company under any workers’ compensation policy or long-term disability policy.

(c)          Notwithstanding any other provision of this Agreement, the representations and warranties contained in Section 2.15(a) and Section 2.15(b) constitute the sole and exclusive representations and warranties of the Company relating to collective bargaining matters and compliance with Labor Laws.

Section 2.16         Environmental Matters. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect:

(a)          the Company is in compliance with all Environmental Laws applicable to their operations and use of the Company Leased Real Property;

(b)          the Company has not generated, transported, treated, stored, or disposed of any Hazardous Material, except in material compliance with all applicable Environmental Laws, and there has been no Release or threat of Release of any Hazardous Material by the Company at or on the Company Leased Real Property that requires reporting, investigation or remediation by the Company pursuant to any Environmental Law; and

(c)          the Company has not (i) received written notice under the citizen suit provisions of any Environmental Law, or (ii) been subject to or, to the Knowledge of the Company, threatened in writing with any governmental or citizen enforcement action with respect to any Environmental Law.

(d)          Notwithstanding any other provision of this Agreement, the representations and warranties contained in Section 2.16 constitute the sole and exclusive representations and warranties of the Company relating to Environmental Laws.

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Section 2.17         Insurance. The Company has delivered or made available to Parent accurate and complete copies of all material insurance policies relating to the business, assets, liabilities and operations of the Company, as of the date hereof. Each of such insurance policies is in full force and effect and the Company is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2015, the Company has not received any written notice regarding any actual or possible: (i) cancellation or invalidation of any insurance policy, (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy, or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy.

Section 2.18         Books and Records. Each of the minute and record books of the Company has been made available to Parent and contains, in all material respects, complete and accurate minutes of all meetings of, and copies of all bylaws and resolutions passed by, or consented to in writing by, the directors (and any committees thereof) and stockholders of the Company, since January 1, 2013 and which are required to be maintained in such books under applicable Laws; all such meetings were duly called and held and all such bylaws and resolutions were duly passed or enacted.

Section 2.19         Transactions with Affiliates. Section 2.19 of the Company Disclosure Schedule describes any material transactions or relationships, since January 1, 2012, between, on one hand, the Company and, on the other hand, any (a) executive officer or director of the Company or any of such executive officer’s or director’s immediate family members, (b) owner of more than five percent (5%) of the voting power of the outstanding capital stock of the Company, or (c) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company) in each of the case of (a), (b), or (c) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 2.20         Legal Proceedings; Orders.

(a)          Except as set forth in Section 2.20 of the Company Disclosure Schedule, there is no pending Legal Proceeding, and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves the Company, any director or officer of the Company (in his or her capacity as such) or any of the material assets owned or used by the Company, or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Mergers or any of the other Contemplated Transactions. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)          There is no order, writ, injunction, judgment or decree to which the Company, or any of the material assets owned or used by the Company, is subject. To the Knowledge of the Company, no executive officer of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company Business or to any material assets owned or used by the Company.

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Section 2.21         Illegal Payments. Neither the Company nor, to the Company’s Knowledge, any of its directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act (the “FCPA”), foreign political party or official thereof or candidate for foreign political office for the purpose of, in violation of applicable Laws: (i) influencing any act or decision of such foreign official in his, her or its official capacity, including a decision to fail to perform his, her or its official duties or functions, or (ii) inducing such foreign official to use his, her or its influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority, or to obtain an improper advantage in order to assist the Company or any other Person in obtaining or retaining business for or with, or directing business to, the Company. Notwithstanding any other provision of this Agreement, the representations and warranties contained in this Section 2.21 constitute the sole and exclusive representations and warranties of the Company relating to compliance with Anticorruption Laws.

Section 2.22         Inapplicability of Anti-takeover Statutes. The Board of Directors of the Company has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Mergers and the other Contemplated Transactions.

Section 2.23         Vote Required. The affirmative vote (or action by written consent) of (i) the holders of 65% of the Company Class A Common Stock and Company Preferred Stock, voting together as a single class (on an as-converted to Company Common Stock basis), and the holders of a majority of the outstanding shares of the Company Class A Common Stock (collectively, the “Company Stockholder Approval”), is the only vote or consent of the holders of any class or series of Company Capital Stock necessary to adopt or approve this Agreement, and approve the Merger, the Contemplated Transactions and the other matters set forth in Section 5.2(a) of this Agreement.

Section 2.24         No Financial Advisor. Except as set forth on Section 2.24 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Mergers or any of the other Contemplated Transactions based upon arrangements made by or on behalf of the Company.

Section 2.25         Disclosure; Company Information. None of the information provided by the Company specifically for inclusion in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendment or supplement thereto or at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information provided by the Company to be included in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation is made by the Company with respect to the information that has been or will be supplied by Parent, Merger Sub Corp, Merger Sub LLC or any of their Representatives for inclusion in the Proxy Statement.

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Article 3
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company as follows, except as set forth in (x) the Parent SEC Reports filed after March 11, 2015 and prior to the date hereof (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are cautionary, predictive or forward-looking in nature), or (y) the written disclosure schedule delivered by Parent to the Company (the “Parent Disclosure Schedule”). The Parent Disclosure Schedule shall be arranged in parts and subparts corresponding to the numbered and lettered sections and subsections contained in this Article 3. The disclosures in any part or subpart of the Parent Disclosure Schedule shall qualify other Sections and subsections in this Article 3 only to the extent it is clear from the face of the disclosure that such disclosure is applicable to such other Sections and subsections.

Section 3.1           Organization.

(a)          Parent is a corporation validly existing and in good corporate standing under the Laws of the State of Delaware. Parent has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Parent is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing would not, either individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The Parent Charter and Parent Bylaws, copies of which have previously been made available to the Company, are true, correct and complete copies of such documents as currently in effect and Parent is not in violation of any provision thereof. Other than the Parent Charter and Parent Bylaws, Parent is not a party to or bound by or subject to any stockholder agreement or other similar agreement governing the voting or transfer of the capital stock of the Parent and is not subject to a stockholder rights plan.

(b)          Merger Sub Corp is a corporation duly incorporated, validly existing and in good corporate standing under the Laws of the State of Delaware. Merger Sub Corp was formed solely for the purpose of engaging in the Contemplated Transactions. All of the issued and outstanding capital stock of Merger Sub Corp, which consists of 1,000 shares of Common Stock, $0.0001 par value, is validly issued, fully paid and non-assessable, and is owned, beneficially and of record, by Parent, free and clear of any claim, lien, Encumbrance, or agreement with respect thereto. Except for obligations and liabilities incurred in connection with its incorporation and the Contemplated Transactions, Merger Sub Corp has not, and will not have, incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person. The Certificate of Incorporation and Bylaws of Merger Sub Corp, copies of which have previously been made available to the Company, are true, correct and complete copies of such documents as currently in effect and Merger Sub Corp is not in violation of any provision thereof.

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(c)          Merger Sub LLC is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub LLC was formed solely for the purpose of engaging in the Contemplated Transactions. All of the issued and outstanding membership interests of Merger Sub LLC are validly issued, fully paid and non-assessable, and are owned, beneficially and of record, by Parent, free and clear of any claim, lien, Encumbrance, or agreement with respect thereto. Except for obligations and liabilities incurred in connection with its incorporation and the Contemplated Transactions, Merger Sub LLC has not, and will not have, incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person. The Certificate of Formation and Limited Liability Company Operating Agreement of Merger Sub LLC, copies of which have previously been made available to the Company, are true, correct and complete copies of such documents as currently in effect and Merger Sub LLC is not in violation of any provision thereof.

(d)          Each of Parent’s Subsidiaries is a corporation or legal entity, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization. Each of Parent’s Subsidiaries has all requisite corporate power or other power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Each of Parent’s Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not, either individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The certificate of incorporation and bylaws or equivalent organizational documents of each of Parent’s Subsidiaries (other than Merger Sub Corp and Merger Sub LLC), copies of which have previously been made available to the Company, are true, correct and complete copies of such documents as currently in effect and such Subsidiaries of Parent are not in violation of any provision thereof.

Section 3.2           Capitalization.

(a)          As of the date hereof, the authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 1,000,000 shares Parent Preferred Stock. As of September 30, 2016, there are 66,423,033 shares of Parent Common Stock issued and outstanding and no shares of Parent Preferred Stock issued and outstanding. As of the date hereof, there are no shares of Parent Common Stock and no shares of Parent Preferred Stock held in the treasury of Parent. Parent has no shares of Parent Common Stock or Parent Preferred Stock reserved for issuance other than as described herein or in the Parent Disclosure Schedule. The outstanding shares of Parent Common Stock have been duly authorized, validly issued, fully paid and nonassessable, and were not issued in violation of the material terms of any agreement binding upon Parent at the time at which they were issued and were issued in compliance with the Parent Charter and Parent Bylaws and all applicable securities Laws.

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(b)          Except for the Parent Stock Option Plan and the Parent Warrants, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for Parent to issue, deliver, or sell, or cause to be issued, delivered, or sold any shares of Parent Common Stock or any other equity security of Parent or any Subsidiary of Parent or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase, or otherwise receive any shares of Parent Common Stock or any other equity security of Parent or any Subsidiary of Parent or obligating Parent or any such Subsidiary to grant, extend, or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or any other similar agreements. There are no registration rights, repurchase or redemption rights, anti-dilutive rights, voting agreements, voting trusts, preemptive rights or restrictions on transfer relating to any capital stock of Parent.

(c)          As of the date hereof, there are 1,547,006 shares of Parent Common Stock issuable upon exercise of all outstanding Parent Stock Options, subject to adjustment on the terms set forth in the Parent Stock Option Plan. Section 3.2(c) of the Parent Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of (i) the name of the holder of each Parent Stock Option, (ii) the date each Parent Stock Option was granted, (iii) the number, issuer and type of securities subject to each such Parent Stock Option, (iv) the expiration date of each such Parent Stock Option, (v) the vesting schedule of each such Parent Stock Option, (vi) the price at which each such Parent Stock Option (or each component thereof, if applicable) may be exercised, (vii) the number of shares of Parent Common Stock issuable upon the exercise of such, or upon the conversion of all securities issuable upon the exercise of such, Parent Stock Options, and (viii) whether and to what extent the exercisability of each Parent Stock Option will be accelerated upon consummation of the Contemplated Transactions or any termination of employment thereafter.

(d)          As of the date hereof, there are no shares of Parent Common Stock subject to lapsing forfeiture rights under outstanding Parent Restricted Stock Awards. Section 3.2(d) of the Parent Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of (i) the name of the holder of each Parent Restricted Stock Award, (ii) the number of shares of Parent Common Stock subject to the award, (iii) the vesting schedule of each such Parent Restricted Stock Award, and (iv) whether and to what extent the vesting of each Parent Restricted Stock Award will be accelerated upon consummation of the Contemplated Transactions or any termination of employment thereafter.

(e)          Section 3.2(e) of the Parent Disclosure Schedule lists each Subsidiary of Parent, other than Merger Sub Corp and Merger Sub LLC, as of the date hereof and indicates for each such Subsidiary as of such date (i) the percentage and type of equity securities owned or controlled, directly or indirectly, by Parent, and (ii) the jurisdiction of incorporation or organization. No Subsidiary of Parent has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for it to issue, deliver, or sell, or cause to be issued, delivered, or sold any of its equity securities or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or other similar agreements. There are no outstanding contractual obligations of any Subsidiary of Parent to repurchase, redeem, or otherwise acquire any of its capital stock or other equity interests. All of the shares of capital stock of each of the Subsidiaries of Parent (A) have been duly authorized and are validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable, and (B) are owned by Parent free and clear of any claim, lien, Encumbrance (other than Permitted Encumbrances), or agreement with respect thereto.

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(f)          The Parent Common Stock to be issued in Merger 1 will, when issued in accordance with the provisions of this Agreement, have been duly authorized, and be validly issued, fully paid and nonassessable.

Section 3.3           Authority. Each of Parent and Merger Sub Corp has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions and perform its respective obligations hereunder, subject only to obtaining Parent Stockholder Approvals. Merger Sub LLC has all requisite limited liability company power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions and perform its respective obligations hereunder. The adoption, execution, delivery and performance of this Agreement and the approval of the consummation of the Contemplated Transactions have been duly and validly adopted and approved by each of the boards of directors of Parent and Merger Sub Corp by unanimous vote of the directors participating in such votes. The adoption, execution, delivery and performance of this Agreement and the approval of the consummation of the Contemplated Transactions have been duly and validly adopted and approved by the Managing Member of Merger Sub LLC. The Board of Directors of Parent has recommended that the stockholders of Parent approve the Parent Stockholder Proposals at the Parent Stockholder Meeting. The Board of Directors of Merger Sub Corp has declared this Agreement advisable and has recommended that the sole stockholder of Merger Sub Corp adopt this Agreement and approve the Merger. Except for Parent Stockholder Approvals and the filing of the Certificates of Merger with the Secretary of State of the State of Delaware for Merger 1 and Merger 2, no other corporate or other proceeding on the part of Parent, Merger Sub Corp or Merger Sub LLC is necessary to authorize the adoption, execution, delivery and performance of this Agreement or to consummate the Mergers and the other Contemplated Transactions. This Agreement has been duly and validly executed and delivered by Parent, Merger Sub Corp and Merger Sub LLC, and (assuming due authorization, execution and delivery by the other parties hereto), constitutes the legal, valid and binding obligations of Parent, Merger Sub Corp and Merger Sub LLC, enforceable against Parent, Merger Sub Corp, Merger Sub LLC in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity.

Section 3.4           Non-Contravention; Consents.

(a)          The execution and delivery of this Agreement by Parent, Merger Sub Corp and Merger Sub LLC does not, and the consummation by Parent, Merger Sub Corp and Merger Sub LLC of the Contemplated Transactions will not, (i) conflict with, or result in any violation or breach of, any provision of the Parent Charter or Parent Bylaws or of the charter, bylaws, or other organizational document of any Subsidiary of Parent, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Encumbrances on Parent’s or any of its Subsidiaries’ assets under, any of the terms, conditions or provisions of any Parent Material Contract or other agreement, instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining Parent Stockholder Approval and subject to the consents, approvals and authorizations specified in clauses (i) through (v) of Section 3.4(b) having been obtained prior to the Effective Time and all filings and notifications described in Section 3.4(b) having been made, conflict with or violate any Law applicable to Parent or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii), and (iii) of this Section 3.4(a) for any such conflicts, violations, breaches, rights of termination, Encumbrances, penalties, defaults, terminations, cancellations, accelerations, losses, changes of control, or payments, that have not had, and would not reasonably be expected to result in, a Parent Material Adverse Effect.

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(b)          No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent, Merger Sub Corp and Merger Sub LLC or the consummation by Parent, Merger Sub Corp and Merger Sub LLC of the Contemplated Transactions, except for (i) obtaining the Parent Stockholder Approval, (ii) the filing of the Certificates of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which Parent is qualified as a foreign corporation to transact business, (iii) any filings required to be made with the SEC in connection with Parent Stockholder Meeting, this Agreement and the Contemplated Transactions (including (A) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, and (B) the filing of a Form D Notice of Exempt Offering of Securities or other related filings in reliance on an exemption provided in Regulation D of the Securities Act), (iv) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities Laws, the rules and regulations of the NYSE MKT, and (v) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, have not had, and would not reasonably be expected to result in, a Parent Material Adverse Effect.

(c)          This Section 3.4 does not relate to (i) Tax Laws, which are governed exclusively by Section 3.13 and Section 3.14, (ii) ERISA or other Laws regarding employee benefit matters, which are governed exclusively by Section 3.14, (iii) Labor Laws, which are governed exclusively by Section 3.15, (iv) Environmental Laws, which are governed exclusively by Section 3.16, or (v) Anticorruption Laws, which are governed exclusively by Section 3.21.

Section 3.5           SEC Filings; Financial Statements.

(a)          Parent has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since January 1, 2012 (the forms, statements, reports and documents filed or furnished since January 1, 2012 and those filed or furnished subsequent to the date hereof, including any amendments thereto, the “Parent SEC Reports”). Each of the Parent SEC Reports, at the time of its filing or being furnished complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Parent SEC Reports, or, if not yet filed or furnished, will to the Knowledge of Parent comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Parent SEC Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, and any Parent SEC Reports filed or furnished with the SEC subsequent to the date hereof will not to Parent’s knowledge, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

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(b)          As of the date of this Agreement, Parent has timely responded to all comment letters of the staff of the SEC relating to the Parent SEC Reports, and the SEC has not advised Parent that any final responses are inadequate, insufficient or otherwise non-responsive. Parent has made available to the Company true, correct and complete copies of all comment letters, written inquiries and enforcement correspondence between the SEC, on the one hand, and Parent and any of its Subsidiaries, on the other hand, occurring since January 1, 2015 and will, reasonably promptly following the receipt thereof, make available to the Company any such correspondence sent or received after the date hereof. To the Knowledge of Parent, as of the date of this Agreement, none of the Parent SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.

(c)          (i) Each of the consolidated financial statements (including, in each case, any notes or schedules thereto) included in or incorporated by reference into the Parent SEC Reports fairly present, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of its date, or, in the case of the Parent SEC Reports filed after the date hereof, will fairly present, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, changes in stockholders’ equity (deficit) and cash flows included in or incorporated by reference into the Parent SEC Reports (including any related notes and schedules) fairly presents in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (except as indicated in the notes thereto, and in the case of unaudited statements, as may be permitted by the rules of the SEC, and subject to normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein, or in the case of Parent SEC Reports filed after the date hereof, will fairly present, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (except as indicated in the notes thereto, and in the case of unaudited statements, as may be permitted by the rules of the SEC, and subject to normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein (the “Parent Financial Statements”).

(d)          Parent has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting, and, to the Knowledge of Parent, such system is effective in providing such assurance. Parent (i) maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms and, to the Knowledge of Parent, such disclosure controls and procedures are effective (ii) has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to Parent’s auditors and the Audit Committee of the Board of Directors of Parent (and made summaries of such disclosures available to the Company) (A) (i) any significant deficiencies in the design or operation of internal control over financial reporting that would adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information, and (ii) any material weakness in internal control over financial reporting, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. Each of Parent and its Subsidiaries have materially complied with or substantially addressed such deficiencies, material weaknesses or fraud. Parent is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act.

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(e)          Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Parent SEC Reports, and the statements contained in such certifications were true and correct on the date such certifications were made. For purposes of this Section 3.5(e), “principal executive officer” and “principal financial officer” has the meanings given to such terms in the Sarbanes-Oxley Act. None of Parent or any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers in violation of Section 402 of the Sarbanes-Oxley Act.

(f)          Neither Parent or any of its Subsidiaries nor, to the Knowledge of Parent, any director, officer, employee, or internal or external auditor of Parent or any of its Subsidiaries has received or otherwise had or obtained actual Knowledge of any substantive material complaint, allegation, assertion or claim, whether written or oral, that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

Section 3.6           Absence of Changes. Since December 31, 2015, Parent and each of its Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course of Business consistent with their past practices. Except as set forth (x) in Parent SEC Reports, and (y) on Section 3.6 of the Parent Disclosure Schedule, after December 31, 2015 and on or before the date hereof:

(a)          there has not been any change, event, circumstance or condition to the Knowledge of Parent that, individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect;

(b)          except as required as a result of a change in applicable Laws or GAAP or as disclosed in the notes to the Parent Financial Statements, there has not been any material change in any method of accounting or accounting practice by Parent or any of its Subsidiaries;

(c)          there has not been any other action, event or occurrence that would have required the consent of the Company pursuant to Section 4.4(a) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement;

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(d)          there has not been any (i) grant of or increase in any severance or termination pay to any employee, director or other service provider of Parent or its Subsidiaries, (ii) entry into any employment, consulting, deferred or equity compensation, retention, change in control, transaction bonus, severance or other similar plan or agreement (or any amendment to any such existing agreement) with any new or current employee, director or other service provider of Parent or any of its Subsidiaries, (iii) change in the compensation, bonus or other benefits payable or to become payable to its directors, officers, employees or consultants, except in the Ordinary Course of Business consistent with past practice, or as required by any pre-existing plan or arrangement set forth in Section 3.6(d) of the Parent Disclosure Schedule, (iv) action to accelerate the vesting or payment of any compensation or benefit to any Parent Employee, (v) adoption, modification or termination of any Parent Employee Program other than as required by applicable Law, or (vi) termination of any officers or key employees of Parent or any of its Subsidiaries; or

(e)          Parent has not acquired or sold, pledged, leased, encumbered or otherwise disposed of any material property or assets or agreed to do any of the foregoing;

(f)          Other than the grant of non-exclusive licenses in the Ordinary Course of Business, there has been no transfer (by way of a license or otherwise) of, or agreement to transfer to, any Person’s rights to any of the Parent Intellectual Property;

(g)          there has been no notice delivered to Parent of any claim of ownership by a third party of any of the Parent Intellectual Property, or of infringement by Parent of any Third Party Intellectual Property; and

(h)          there has not been any binding agreement to do any of the foregoing.

Section 3.7           Title to Assets. Each of Parent and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it. All of said assets are owned by Parent or a Parent Subsidiary free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on Parent’s audited consolidated balance sheet at December 31, 2015, (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Parent and its Subsidiaries, taken as a whole, and (iii) Encumbrances described in Section 3.7 of the Parent Disclosure Schedule.

Section 3.8           Properties.

(a)          Section 3.8(a) of the Parent Disclosure Schedule contains a complete and correct list, as of the date hereof, of the Parent Leased Real Property, including with respect to each such Lease the date of such Lease and any material amendments thereto. With respect to each Parent Lease, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect:

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(i)          the Parent Leases and the Parent Ancillary Lease Documents are valid and in full force and effect except to the extent they have previously expired or terminated in accordance with their terms. Parent and its Subsidiaries have delivered to Parent full, complete and accurate copies of each of the Parent Leases and all Parent Ancillary Lease Documents described in Section 3.8(a) of the Parent Disclosure Schedule;

(ii)         none of the Parent Leased Real Property is subject to any Encumbrance other than a Permitted Encumbrance;

(iii)        none of Parent or its Subsidiaries, nor, to the Knowledge of Parent, any other party to any Parent Leases or Parent Ancillary Lease Documents is in breach or default, and, to the Knowledge of Parent, no event has occurred which, with notice or lapse of time, would constitute such a breach or default under the Parent Leases or any Parent Ancillary Lease Documents;

(iv)        none of Parent or its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any of its rights and interest in the leasehold or subleasehold under any of the Parent Leases or any Parent Ancillary Lease Documents in a manner that is material to Parent and that relates to the use or occupancy of all or any portion of the Parent Leased Real Property.

(b)          Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and its Subsidiaries own good title, free and clear of all Encumbrances, to all personal property and other non-real estate assets, in all cases excluding the Parent Intellectual Property, necessary to conduct the Parent Business, except for Permitted Encumbrances, and (ii) Parent and its Subsidiaries, as lessees, have the right under valid and subsisting leases to use, possess and control all personal property leased by Parent and its Subsidiaries as now used, possessed and controlled by Parent or its Subsidiaries, as applicable.

(c)          None of Parent or its Subsidiaries has any Parent Owned Real Property.

Section 3.9          Intellectual Property.

(a)          Section 3.9(a) of the Parent Disclosure Schedule contains a complete and accurate list of all (i) Patents owned by Parent or any of its Subsidiaries or exclusively licensed to Parent or any of its Subsidiaries (“Parent Patents”), registered and material unregistered Marks owned by Parent or any of its Subsidiaries (“Parent Marks”) and registered owned by Parent or any of its Subsidiaries (“Parent Copyrights”), (ii) licenses, sublicenses or other agreements under which Parent or any of its Subsidiaries is granted rights by others in the Parent Intellectual Property (“Parent In-Licenses”) (other than commercial off the shelf software or materials transfer agreements), and (iii) licenses, sublicenses or other agreements under which Parent or any of its Subsidiaries has granted rights to others in the Parent Intellectual Property (“Parent Out-Licenses”).

(b)          With respect to the Parent Intellectual Property (i) owned or purported to be owned by Parent or any of its Subsidiaries, Parent or one of its Subsidiaries exclusively owns such Parent Intellectual Property, and (ii) licensed to Parent or any of its Subsidiaries by a third party (other than commercial off the shelf software or materials transfer agreements), such Parent Intellectual Property are the subject of a written license or other agreement; in the case of the foregoing clauses (i), and (ii) above, free and clear of all Encumbrances, other than Encumbrances resulting from the express terms of a Parent License-In or Parent License-Out or Permitted Encumbrances granted by Parent or one of its Subsidiaries.

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(c)          To the Knowledge of Parent, all Parent Patents, Parent Marks and Parent Copyrights are valid and enforceable.

(d)          To the Knowledge of Parent, each Parent Patent that has been issued by, or registered with, or is the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office or any similar office or agency anywhere in the world was issued, registered, or filed, as applicable, with the correct inventorship and there has been no known misjoinder or nonjoinder of inventors.

(e)          No Parent Patent is now involved in any interference, reissue, re-examination or opposition proceeding.

(f)          There are no pending or, to the Knowledge of Parent, threatened claims against Parent or any of its Subsidiaries or any of their employees alleging that any of the operation of the Parent Business or any activity by Parent or its Subsidiaries, or the manufacture, sale, offer for sale, importation, and/or use of any Parent Product Candidate infringes or violates (or in the past infringed or violated) any Third Party Intellectual Property or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Intellectual Property of any person or entity or that any Parent Intellectual Property is invalid or unenforceable.

(g)          To the Knowledge of Parent, neither the operation of the Parent Business, nor any activity by Parent or any of its Subsidiaries, nor manufacture, use, importation, offer for sale and/or sale of any Parent Product infringes or violates (or in the past infringed or violated) any Third Party Intellectual Property or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party Intellectual Property.

(h)          Except with respect to fees payable to third party licensors pursuant to the Parent In-Licenses, none of Parent or any of its Subsidiaries has any obligation to compensate any person for the use of any Intellectual Property. Except as set forth in Section 3.9(h) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries has entered into any agreement to indemnify any other person against any claim of infringement or misappropriation of any Intellectual Property. There are no settlements, covenants not to sue, consents, judgments, or orders or similar obligations that: (i) restrict Parent’s or any of its Subsidiaries’ rights to use any Parent Intellectual Property, (ii) restrict the Parent Business, in order to accommodate a third party’s Intellectual Property, or (iii) permit third parties to use any Parent Intellectual Property (excluding any rights granted to any third parties pursuant to the Parent Out-Licenses).

(i)          All former and current employees, consultants and contractors of Parent and its Subsidiaries who have been involved in the creation and/or development of any Parent Intellectual Property have executed written instruments with Parent or one or more of its Subsidiaries that assign to Parent all rights, title and interest in and to any and all Intellectual Property created and/or developed by such employee, consultant or contractor in the course of their employment or engagement with Parent or the applicable Subsidiary.

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(j)          To the Knowledge of Parent, (i) there is no, nor has there been any, infringement or violation by any person or entity of any Parent Intellectual Property owned by, or exclusively licensed to, Parent or any of its Subsidiaries, or the rights of Parent or any of its Subsidiaries therein or thereto and (ii) there is no, nor has there been any, misappropriation by any person or entity of any Parent Intellectual Property owned by, or exclusively licensed to, Parent or any of its Subsidiaries, or the subject matter thereof.

(k)          Parent and each of its Subsidiaries has taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets owned by Parent or any of its Subsidiaries or used or held for use by Parent or any of its Subsidiaries in the Parent Business (the “Parent Trade Secrets”).

(l)          Following the Effective Time, the Surviving Entity will have substantially similar rights and privileges in the Parent Intellectual Property as Parent had in the Parent Intellectual Property immediately prior to the Effective Time.

Section 3.10         Material Contracts. Section 3.10 of the Parent Disclosure Schedule is a correct and complete list of each currently effective Parent Contract:

(a)          relating to the lease of real property by Parent or any of its Subsidiaries;

(b)          for the purchase of materials, supplies, goods, services, equipment or other assets for annual payments by Parent or any of its Subsidiaries of, or pursuant to which in the last year Parent or any of its Subsidiaries paid, in the aggregate, $100,000 or more;

(c)          for the sale of materials, supplies, goods, services, equipment or other assets for annual payments to Parent or any of its Subsidiaries of, or pursuant to which in the last year Parent or any of its Subsidiaries received, in the aggregate, $100,000 or more;

(d)          that relates to any partnership, joint venture, strategic alliance or other similar Contract;

(e)          relating to Indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except for Contracts relating to Indebtedness in an amount not exceeding $100,000 in the aggregate;

(f)          any management, employment, severance, retention, transaction bonus, change in control, consulting or other similar Contract between: (i) Parent or any of its Subsidiaries, on the one hand, and (ii) any employee, director or other service provider of Parent or its Subsidiaries, on the other hand, other than any such Contract that is terminable “at will” or without any obligation in excess of $10,000 on the part of Parent or any of its Subsidiaries to make any severance, bonus, termination, change in control or similar payment or to provide any other benefit with a value in excess of $10,000 (other than benefits required to be provided by applicable Law);

(g)          which by its terms limits in any respect (i) the localities in which all or any significant portion of the business and operations of Parent or any Affiliate of Parent (which will include the Surviving Entity after the Effective Time), or (ii) the right of Parent or any Affiliate of Parent (which will include the Surviving Entity after the Effective Time) to compete with any Person;

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(h)          in respect of any Parent Intellectual Property that provides for annual payments of, or pursuant to which in the last year Parent or any of its Subsidiaries paid or received, in the aggregate, $100,000 or more;

(i)          containing any royalty, dividend or similar arrangement based on the revenues or profits of Parent or any of its Subsidiaries;

(j)          with any Governmental Authority;

(k)          any Contract with (a) an executive officer or director of Parent or any of its Subsidiaries or any of such executive officer’s or director’s immediate family members, (b) an owner of more than five percent (5%) of the voting power of the outstanding capital stock of Parent, or (c) to the Knowledge of Parent, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than Parent or its Subsidiaries);

(l)          any agreement that gives rise to any material payment or benefit as a result of the performance of this Agreement or any of the other Contemplated Transactions;

(m)         relating to the acquisition or disposition of any material interest in, or any material amount of, property or assets of Parent or any of its Subsidiaries or for the grant to any Person of any preferential rights to purchase any of their assets, other than in the Ordinary Course of Business; or

(n)          any other agreement (or group of related agreements) the performance of which requires aggregate payments to or from Parent or any of its Subsidiaries in excess of $250,000.

Parent has delivered or made available to the Company accurate and complete (except for applicable redactions thereto) copies of all material written Parent Contracts, including all amendments thereto. There are no material Parent Contracts that are not in written form. Except as set forth on Section 3.10 of the Parent Disclosure Schedule, neither Parent nor any Subsidiary of Parent has, nor to the Knowledge of Parent, has any other party to a Parent Material Contract (as defined below), breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which Parent or its Subsidiaries is a party or by which it is bound of the type described in clauses (a) through (n) above or any Parent Contract listed in Section 3.14 or Section 3.15 of the Parent Disclosure Schedule (any such agreement, contract or commitment, a “Parent Material Contract”) in such manner as would permit any other party to cancel or terminate any such Parent Material Contract, which has had or would reasonably be expected to have a Parent Material Adverse Effect. As to Parent and its Subsidiaries, as of the date of this Agreement, each Parent Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies. The consummation of the Contemplated Transactions will not (either alone or upon the occurrence of additional acts or events) result in any material payment or payments becoming due from Parent to any Person under any Parent Material Contract or give any Person the right to terminate or alter the provisions of any Parent Material Contract.

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Section 3.11         Absence of Undisclosed Liabilities. As of the date hereof, neither Parent nor any Subsidiary of Parent has any Liability, individually or in the aggregate, except for: (a) Liabilities reflected or reserved against in the most recent consolidated balance sheet of Parent (or notes thereto) made available to the Company, (b) normal and recurring current Liabilities that have been incurred by Parent since the date of Parent’s audited consolidated balance sheet at December 31, 2015 in the Ordinary Course of Business, none of which are material, (c) Liabilities for performance of obligations of Parent or any Subsidiary of Parent under Contracts (other than for breach thereof), (d) Liabilities described in Section 3.11 of the Parent Disclosure Schedule, or (e) Liabilities incurred in connection with the Contemplated Transactions.

Section 3.12        Compliance with Laws; Regulatory Compliance.

(a)          Each of Parent and each of its Subsidiaries is in compliance with all Laws or Orders, except where any such failure to be in compliance has not had, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or would not reasonably be expected to prevent or materially impair the consummation of the Contemplated Transactions. No investigation, inquiry, proceeding or similar action by any Governmental Authority with respect to Parent or any of its Subsidiaries is pending or, to the Knowledge of Parent, threatened in writing, nor has any Governmental Authority indicated in writing an intention to conduct the same which, in each case, would reasonably be expected to have a Parent Material Adverse Effect.

(b)          Each of Parent and each of its Subsidiaries holds all material Permits from the FDA and any other Governmental Authority that is concerned with the quality, identity, strength, purity, safety, efficacy or manufacturing of Parent Product Candidates (any such Governmental Authority, a “Parent Regulatory Agency”) necessary for the operating of the Parent Businesses in material compliance with applicable Laws (the “Parent Permits”), including all Parent Permits required under the FDCA and the PHSA and any comparable Laws of other applicable jurisdictions. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all such Parent Permits are valid, and in full force and effect. There has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Parent Permit except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and each of its Subsidiaries is in compliance in all material respects with the terms of all Parent Permits, and no event has occurred that, to the Knowledge of Parent, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any Parent Permit, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

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(c)          None of Parent or its Subsidiaries nor, to the Knowledge of Parent, any employee or agent thereof, has made any untrue statement of material fact or a fraudulent statement to the FDA or any other Parent Regulatory Agency, or failed to disclose a material fact required to be disclosed to the FDA or other such Parent Regulatory Agency, or committed an act, made a statement, or failed to make a statement, in each such case related to the Parent Product Candidates, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991) and any amendments thereto. None of Parent or its Subsidiaries nor, to the Knowledge of Parent, any director, officer, employee or agent thereof, has engaged in any activity prohibited under any Health Care Law. There is no civil, criminal, administrative or other proceeding, notice or demand pending, received, or, to the Knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries that asserts an alleged violation, in any material respect, of any Health Care Law. None of Parent or any of its Subsidiaries or any employee or agent thereof, has under any Health Care Law, been debarred, excluded, suspended, or otherwise determined to be ineligible to participate in any health care programs of any Governmental Authority, convicted of any crime, or, to the Knowledge of Parent, engaged in any conduct that has resulted in any such debarment, exclusion, suspension, ineligibility, or conviction, including any debarment mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. Neither Parent nor any of its Subsidiaries is a party to any consent decrees (including plea agreements) or similar actions to which Parent or any of its Subsidiaries or, to the Knowledge of Parent, any director, officer, employee or agent thereof, are bound or which relate to Parent Product Candidates.

(d)          Each of Parent and each of its Subsidiaries is in compliance in all material respects with all applicable Laws enforced by, and Orders of, the FDA and any other Parent Regulatory Agency with respect to the labeling, storing, testing, development, manufacture, packaging and distribution of the Parent Product Candidates. To the Knowledge of Parent, all required pre-clinical toxicology studies conducted by or on behalf of Parent or its Subsidiaries and all clinical trials sponsored by Parent or any other Subsidiary are being conducted in compliance in all material respects with applicable Company Permits and applicable Laws, including, the applicable requirements of the FDCA and the regulations of the FDA promulgated thereunder, including, any applicable requirements of 21 C.F.R. Parts 50, 54, 56, 58, 210, 211, and 312. The material results of any such studies, tests and trials, and all other material information related to such studies, tests and trials, have been made available to the Company. Each clinical trial conducted by or, to the Knowledge of Parent, on behalf of Parent or any of its Subsidiaries with respect to Parent Product Candidates has been conducted in compliance in all material respects with all applicable Laws, including FDCA and the regulations of the FDA promulgated thereunder, including, any applicable requirements of 21 C.F.R. Parts 50, 54, 56, 58, 210, 211, and 312. Each of Parent and its Subsidiaries has filed with applicable Parent Regulatory Agencies all material notices required to be filed (and made available to the Company copies thereof) of adverse drug experiences, injuries or deaths relating to clinical trials conducted by or on behalf of Parent or any of its Subsidiaries with respect to the Parent Product Candidates.

(e)          None of Parent or its Subsidiaries has received any written notice that the FDA or any other Parent Regulatory Agency has initiated, or threatened in writing to initiate, any action to suspend any clinical trial, suspend or terminate any Investigational New Drug Application or similar Health Care Permit sponsored by Parent or any of its Subsidiaries or otherwise materially restrict the pre-clinical research or clinical study of any Parent Product Candidate or any drug product being developed by or on behalf of Parent or any of its Subsidiaries, or to recall, suspend or otherwise materially restrict the development or manufacture of any Parent Product Candidate, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the Knowledge of Parent, there is no act, omission, event or circumstance that would reasonably be expected to give rise to any such action.

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(f)          With respect to the Parent Business and the Parent Product Candidates, Parent and its Subsidiaries have made available to the Company for review copies of any and all material regulatory applications and submissions (and any supplements or amendments thereto) under applicable Health Care Laws, Company Permits, written notices of inspectional observations, and establishment inspection reports of Parent Regulatory Agencies, notifications, communications, correspondence, registrations, master files, and/or other filings made to, received from or otherwise conducted with a Parent Regulatory Agency, reports or other documents of Parent or its Subsidiaries that assert or address lack of material compliance with any Health Care Laws, or the likelihood or timing of marketing approval of any Parent Product Candidates, records and other materials maintained to comply with applicable Health Care Laws (e.g. regarding good laboratory practice, good clinical practice, and good manufacturing practice), and records that are necessary or advisable in order to obtain Parent Permits or other approvals from Parent Regulatory Agencies. Such books and records are complete and correct in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

Section 3.13        Taxes and Tax Returns.

(a)          Each material Tax Return required to be filed by, or on behalf of, Parent or any of its Subsidiaries, and each material Tax Return in which Parent or any of its Subsidiaries was required to be included, has been timely filed (taking into account any valid extensions). Each such Tax Return is true, correct and complete in all material respects.

(b)          Parent and each of its Subsidiaries (i) has timely paid (or has had paid on its behalf) all material Taxes due and owing, whether or not shown as due on any Tax Return, and (ii) has withheld and remitted to the appropriate Taxing Authority, or properly set aside, all material Taxes required to be withheld and paid in connection with any amounts paid or owing to or collected from any employee, independent contractor, supplier, creditor, stockholder, partner, member or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c)          The unpaid Taxes of Parent and its Subsidiaries (A) did not, as of December 31, 2015, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Parent Financial Statements (rather than in any notes thereto), and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Parent and its Subsidiaries in filing their Tax Returns.

(d)          There are no material liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Parent or any of its Subsidiaries.

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(e)          None of Parent or any of its Subsidiaries has waived any statute of limitations with respect to any material Taxes or agreed to any extension of the period for assessment or collection of any Taxes.

(f)          There is no material Tax claim, audit, suit, or administrative or judicial Tax proceeding now pending or presently in progress or threatened in writing with respect to a material Tax Return of Parent or any of its Subsidiaries.

(g)          None of Parent or any of its Subsidiaries has distributed stock of a corporation, or has had its stock distributed, in a transaction purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code within the five (5) year period ending on the date of this Agreement.

(h)          None of Parent or any of its Subsidiaries is party to or has any obligation under any Tax sharing agreement (whether written or not) or any Tax indemnity or other Tax allocation agreement or arrangement (other than any such agreement entered into in the Ordinary Course of Business and the primary purpose of which does not relate to Taxes).

(i)          None of Parent or any of its Subsidiaries (A) is or has ever been a member of a group of corporations that files or has filed (or has been required to file) consolidated, combined, or unitary Tax Returns, other than a group the common parent of which was Parent, or (B) has any liability for the Taxes of any person (other than Parent or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor by contract.

(j)          None of Parent or any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(k)          None of Parent or any of its Subsidiaries has participated in a listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b) (or any predecessor provision).

(l)          None of Parent or any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)          change in method of accounting or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)         “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed prior to the Closing;

(iii)        installment sale or open transaction disposition made prior to the Closing;

(iv)        prepaid amount received prior to the Closing Date; or

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(v)         election with respect to income from the discharge of indebtedness under Section 108(i) of the Code.

(m)          No written claim has been made by any Taxing Authority in a jurisdiction where it does not file Tax Returns that Parent or any of its Subsidiaries is or may be subject to Tax or required to file a Tax Return.

(n)          Each Parent subsidiary is currently, and at all times since its formation has been classified as a corporation for all U.S. federal, state, and local income tax purposes

(o)          Notwithstanding any provision in this Agreement to the contrary, Parent, Merger Sub Corp and Merger Sub LLC do not make any representation or warranty as to the existence, amount or any other aspect of any net operating or capital loss, carryovers, carryforwards of business or other tax credits, tax basis, earnings and profits, or any other tax attribute (whether of Parent or any of its Subsidiaries), and the representations contained in Section 3.13 and Section 3.14 (the “Parent Group Tax Representations”) shall constitute the sole and exclusive representations and warranties by Parent with respect to Taxes or Tax Returns. Other than the Parent Group Tax Representations in Section 3.13(h) and Section 3.13(l), no Parent Group Tax Representation shall be deemed to apply directly or indirectly with respect to any taxable period after the Closing.

Section 3.14        Employee Benefit Programs.

(a)          Section 3.14(a) of the Parent Disclosure Schedule sets forth a list of every Employee Program maintained by Parent or any of its Subsidiaries (the “Parent Employee Programs”). Parent has made available to the Company correct and complete copies (or, if a plan is not written, a written description) of all Parent Employee Programs and amendments thereto in each case that are in effect as of the date hereof, and, to the extent applicable, (i) all related trust agreements, funding arrangements and insurance contracts now in effect, (ii) the most recent determination letter or opinion letter received regarding the tax-qualified status of each Parent Employee Program intended to be so qualified, (iii) the most recent financial statements for each Parent Employee Program, (iv) the Form 5500 Annual Returns/Reports for the most recent plan year for each Parent Employee Program, (v) the current summary plan description for each Parent Employee Program, (vi) all actuarial valuation reports related to any Parent Employee Programs, and (vii) all material correspondence involving any Parent Employee Program sent to or received from any Governmental Authority.

(b)          Each Parent Employee Program which is intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Parent Employee Program for any period for which such Parent Employee Program would not otherwise be covered by an IRS determination. To the Knowledge of Parent no event or omission has occurred which would reasonably be expected to cause any Parent Employee Program to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including without limitation Code Sections 105, 125, 401(a) and 501(c)(9)).

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(c)          Each Parent Employee Program has been administered in all material respects in accordance with its terms and in accordance with ERISA, the Code and other applicable Laws. With respect to any Parent Employee Program, there has been no (i) non-exempt “prohibited transaction,” as defined in Section 406 of ERISA or Code Section 4975, (ii) breach of fiduciary duty, or (iii) non-deductible contribution. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of Parent, threatened in writing with respect to any Parent Employee Program. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable Laws) with respect to all Parent Employee Programs, for all periods prior to the Closing Date, either have been made or have been accrued or otherwise adequately reserved on the Parent Financial Statements.

(d)          No Parent Employee Program has been or is subject to Section 302 or Title IV of ERISA and/or Code Section 412, including a Multiemployer Plan, and Parent does not have any liability for any Employee Program that is subject to Title IV of ERISA or that is or has been maintained, contributed to, or required to be contributed to by an ERISA Affiliate of Parent. None of the Parent Employee Programs provides (or has ever provided) health care or any other welfare benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA or state continuation Laws to which the former employee pays all required premiums) or has ever promised to provide such post-termination benefits. Neither Parent nor any of its Subsidiaries is a party to any Contract (including any Parent Employee Program) that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of any amount the deduction for which would be disallowed under Section 162(m) of the Code.

(e)          Each Parent Employee Program may be amended, terminated, or otherwise discontinued by Parent after the Effective Time in accordance with its terms without material liability to Parent, the Company or any of their respective Subsidiaries.

(f)          Neither Parent nor any of its Subsidiaries is a party to any written (i) agreement with any stockholders, director, or employee of Parent or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Parent or any of its Subsidiaries of the nature of any of the Contemplated Transactions, (B) providing any guaranteed period of employment or compensation guarantee, or (C) providing severance benefits after the termination of employment or service of such employee or director, or (ii) agreement or plan binding Parent or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the Contemplated Transactions or the value of any of the benefits of which shall be calculated on the basis of any of the Contemplated Transactions.

(g)          Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event (such as termination of employment), (i) entitle any current or former employee or other service provider to any compensatory payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, or (ii) enhance any benefits or accelerate the time or payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Parent Employee Program or otherwise.

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(h)          Except as set forth in Section 3.14(h) of the Parent Disclosure Schedule, there is no Contract, plan, agreement or arrangement covering any employee of or other service provider to Parent or its Subsidiaries that, by itself or collectively, would give rise to any parachute payment subject to Section 280G of the Code, nor has Parent or its Subsidiaries made any such payment, and the consummation of the transactions contemplated herein shall not obligate Parent or its Subsidiaries to make any parachute payment subject to Section 280G of the Code.

(i)          Each Parent Employee Program that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained in material compliance with all operational and documentary requirements of Section 409A of the Code in all material respects since January 1, 2005, based upon a good faith, reasonable interpretation of Section 409A of the Code, the regulations and other guidance issued thereunder. No stock option granted under the Parent Stock Option Plan has any exercise price that was less than the fair market value of the underlying stock as of the date the option was granted, or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option. Parent has no Liability to gross-up or indemnify any individual with respect to any Tax imposed pursuant to Code Sections 409A or 4999.

(j)          For purposes of this Section 3.14:

(i)          An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable Laws) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers or has covered employees of such entity (or their spouses, dependents, or beneficiaries).

(ii)         An entity is an “ERISA Affiliate” of Parent if it would have ever been considered a single employer with Parent or any Subsidiary of Parent under ERISA Section 4001(b) or Code Section 414(b), (c), or (m).

(k)          Notwithstanding any other provision of this Agreement, the representations and warranties contained in Section 3.14(a) through Section 3.14(j) constitute the sole and exclusive representations and warranties of Parent and its Subsidiaries relating to ERISA and other Laws relating to employee benefits matters.

Section 3.15        Labor and Employment Matters.

(a)          None of Parent or any of its Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement, contract, or other written agreement with a labor union or labor organization. Neither Parent nor any of its Subsidiaries is subject to, and during the past three (3) years there has not been, any charge, demand, petition, organizational campaign, or representation proceeding seeking to compel, require, or demand it to bargain with any labor union or labor organization nor is there pending any labor strike or lockout involving Parent or any of its Subsidiaries.

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(b)          Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (i) Parent and its Subsidiaries are in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices, work safety and health, terms and conditions of employment, and wages and hours, including Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, the Fair Labor Standards Act, as amended, and its state and local law equivalents, and the related rules and regulations adopted by those federal and state agencies responsible for the administration of such Laws, and other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages, (ii) neither Parent nor any of its Subsidiaries is delinquent in any payments to any employee or to any independent contractors, consultants, temporary employees, leased employees or other servants or agents employed or used with respect to the operation of the Parent Business and classified by Parent or any of its Subsidiaries as other than an employee or compensated other than through wages paid by Parent or any of its Subsidiaries through its respective payroll department (“Parent Contingent Workers”), for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it to the date hereof or amounts required to be reimbursed to such employees or Parent Contingent Workers, (iii) there are no grievances, complaints or charges with respect to employment or labor matters (including allegations of employment discrimination, retaliation or unfair labor practices) pending or, to the Knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries in any judicial, regulatory or administrative forum or under any private dispute resolution procedure, (iv) all employees of Parent and each of its Subsidiaries are employed at-will and no such employees are subject to any contract with Parent or any of its Subsidiaries or any policy or practice of Parent or any of its Subsidiaries providing for right of notice of termination of employment or the right to receive severance payments or similar benefits upon the termination of employment by Parent or any of its Subsidiaries, and (v) neither Parent nor any of its Subsidiaries has experienced a “plant closing,” “business closing,” or “mass layoff” as defined in the WARN Act or any similar Law affecting any site of employment of Parent or any of its Subsidiaries or one or more facilities or operating units within any site of employment or facility of Parent or any of its Subsidiaries, and, during the ninety (90)-day period preceding the date hereof, no employee has suffered an “employment loss,” as defined in the WARN Act, with respect to Parent or any of its Subsidiaries, and (vi) there are no pending or, to the Knowledge of Parent, threatened or reasonably anticipated claims or actions against Parent under any workers’ compensation policy or long-term disability policy.

(c)          Notwithstanding any other provision of this Agreement, the representations and warranties contained in Section 3.15(a) and Section 3.15(b) constitute the sole and exclusive representations and warranties of Parent and its Subsidiaries relating to collective bargaining matters and compliance with Labor Laws.

Section 3.16       Environmental Matters. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect:

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(a)          Parent and its Subsidiaries are in compliance with all Environmental Laws applicable to their operations and use of the Parent Leased Real Property;

(b)          none of Parent or any of its Subsidiaries has generated, transported, treated, stored, or disposed of any Hazardous Material, except in material compliance with all applicable Environmental Laws, and there has been no Release or threat of Release of any Hazardous Material by Parent or its Subsidiaries at or on the Parent Leased Real Property that requires reporting, investigation or remediation by Parent or its Subsidiaries pursuant to any Environmental Law; and

(c)          none of Parent or any of its Subsidiaries has (i) received written notice under the citizen suit provisions of any Environmental Law, or (ii) been subject to or, to the Knowledge of Parent, threatened in writing with any governmental or citizen enforcement action with respect to any Environmental Law.

(d)          Notwithstanding any other provision of this Agreement, the representations and warranties contained in Section 3.16 constitute the sole and exclusive representations and warranties of Parent and its Subsidiaries relating to Environmental Laws.

Section 3.17        Insurance. Parent has made available to the Company accurate and complete copies of all material insurance policies relating to the business, assets, liabilities and operations of Parent and each Subsidiary of Parent, as of the date hereof. Each of such insurance policies is in full force and effect and Parent and each Subsidiary of Parent are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2015, neither Parent nor any Subsidiary of Parent has received any written notice regarding any actual or possible: (i) cancellation or invalidation of any insurance policy, (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy, or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy.

Section 3.18        Books and Records. Each of the minute and record books of Parent has been made available to the Company and contains, in all material respects, complete and accurate minutes of all meetings of, and copies of all bylaws and resolutions passed by, or consented to in writing by, the directors (and any committees thereof) and stockholders of Parent, since January 1, 2012 and which are required to be maintained in such books under applicable Laws; all such meetings were duly called and held and all such bylaws and resolutions were duly passed or enacted.

Section 3.19        Transactions with Affiliates. Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, since the date of Parent’s last proxy statement filed in 2015 with the SEC, no event has occurred that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K promulgated by the SEC. Section 3.19 of the Parent Disclosure Schedule identifies each Person who is (or who may be deemed to be) an “affiliate” (as that term is used in Rule 12b-2 under the Exchange Act) of Parent as of the date of this Agreement.

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Section 3.20        Legal Proceedings; Orders.

(a)          Except as set forth in Section 3.20 of the Parent Disclosure Schedule, there is no pending Legal Proceeding, and, to the Knowledge of Parent, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Parent, any Subsidiary of Parent or any director or officer of Parent (in his or her capacity as such) or any of the material assets owned or used by Parent and/or any Subsidiary, or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Mergers or any of the other Contemplated Transactions. To the Knowledge of Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)          There is no order, writ, injunction, judgment or decree to which Parent or any Subsidiary of Parent, or any of the assets owned or used by Parent or any Subsidiary of Parent, is subject. To the Knowledge of Parent, no executive officer of Parent or any Subsidiary of Parent is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Parent Business or to any material assets owned or used by Parent or any Subsidiary of Parent.

Section 3.21        Illegal Payments. None of Parent, any of its Subsidiaries, or, to the Knowledge of Parent, any of their respective directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any foreign official, foreign political party or official thereof or candidate for foreign political office for the purpose of: (i) influencing any act or decision of such foreign official in his, her or its official capacity, including a decision to fail to perform his, her or its official duties or functions, or (ii) inducing such foreign official to use his, her or its influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority, or to obtain an improper advantage in order to assist Parent, any of its Subsidiaries or any other Person in obtaining or retaining business for or with, or directing business to, Parent or any of its Subsidiaries. Notwithstanding any other provision of this Agreement, the representations and warranties contained in this Section 3.21 constitute the sole and exclusive representations and warranties of Parent and its Subsidiaries relating to compliance with Anticorruption Laws.

Section 3.22        Inapplicability of Anti-takeover Statutes. The Boards of Directors of Parent and Merger Sub Corp have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Parent Voting Agreements and to the consummation of the Mergers and the other Contemplated Transactions.

Section 3.23        Vote Required. The affirmative vote of (i) the holders of a majority of the shares of Parent Common Stock having voting power representing a majority of the outstanding Common Stock, and (ii) the holders of a majority of the votes properly cast at the Parent Stockholder Meeting are the only votes of the holders of any class or series of Parent’s capital stock necessary to approve the Parent Stockholder Proposals (the “Parent Stockholder Approval”).

Section 3.24       No Financial Advisor. Except as set forth on Section 3.24 of the Parent Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Mergers or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Parent or any Subsidiary of Parent.

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Section 3.25       Disclosure; Parent Information. Assuming the accuracy of the representations made by the Company in Section 2.25, the Proxy Statement will not, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto or at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Assuming the accuracy of the representations made by the Company in Section 2.25, the Form S-4 Registration Statement will not, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Article 4
CERTAIN COVENANTS OF THE PARTIES

Section 4.1          Access and Investigation. Subject to the terms of the Confidentiality Agreement which the Parties agree will continue in full force and effect following the date of this Agreement, during the period commencing on the date of this Agreement and ending at the earlier of the date of termination of this Agreement pursuant to Section 7.1 and the Effective Time (the “Pre-Closing Period”), upon reasonable notice, each Party shall, and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries, (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request, and (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate in order to enable the other Party to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, each Party shall promptly make available to the other Party with copies of:

(i)          the unaudited quarterly consolidated balance sheets of such Party as of the end of each calendar quarter and the related unaudited quarterly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows for such calendar quarterly, which shall be delivered within forty-five (45) days after the end of such calendar quarter, or such longer periods as the Parties may agree to in writing;

(ii)         all material operating and financial reports prepared by such Party for its senior management, including sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports prepared for its management;

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(iii)        any written materials or communications sent by or on behalf of a Party to all of its stockholders;

(iv)        any material notice, document or other communication sent by or on behalf of a Party to any party to any Parent Material Contract or Company Material Contract, as applicable, or sent to a Party by any party to any Parent Material Contract or Company Material Contract, as applicable (other than any communication that relates solely to routine commercial transactions between such Party and the other party to any such Parent Material Contract or Company Material Contract, as applicable, and that is of the type sent in the Ordinary Course of Business);

(v)         any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Authority on behalf of a Party in connection with the Mergers or any of the Contemplated Transactions;

(vi)        any non-privileged notice, document or other written communication sent by or on behalf of, or sent to, a Party relating to any pending or threatened material Legal Proceeding involving or affecting such Party; and

(vii)       any material notice, material report or other material document received by a Party from any Governmental Authority, including regarding any Parent Permit or Company Permit, other than in the Ordinary Course of Business.

Notwithstanding the foregoing, any Party may restrict the foregoing access (A) to the extent that any Law applicable to such party requires such Party to restrict or prohibit access to any such properties or information or as may be necessary to preserve the attorney-client privilege under any circumstances in which such privilege may be jeopardized by such disclosure or access, or (B) to the extent that such Party reasonably believes that allowing such access or furnishing such information would otherwise result in the disclosure of any trade secrets of third parties or violate any obligations existing on the date hereof with respect to confidentiality to any third party or otherwise breach, contravene or violate any effective Contract existing on the date hereof.

Section 4.2         Operation of Parent’s Business. Except as set forth on Section 4.2 of the Parent Disclosure Schedule, as expressly required or permitted by this Agreement, as required by applicable Law or as agreed upon in writing by the Company, during the Pre-Closing Period: (i) Parent shall conduct its business and operations: (A) in the Ordinary Course of Business, and (B) in material compliance with all applicable Laws and compliance with the material requirements of all Contracts that constitute Parent Material Contracts, and (ii) Parent shall promptly notify the Company of: (A) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the Contemplated Transactions, and (B) any material Legal Proceeding against, relating to, involving or otherwise affecting Parent that is commenced, or, to the Knowledge of Parent, threatened in writing against, Parent after the date of this Agreement. In addition, Parent shall provide the Company with at least three Business Days’ prior notice before Parent declares any dividend in respect of any shares of capital stock.

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Section 4.3         Operation of the Company’s Business. Except as set forth on Section 4.3 of the Company Disclosure Schedule, as expressly required or permitted by this Agreement, as required by applicable Law or as agreed upon in writing by the Parent, during the Pre-Closing Period: (i) the Company shall conduct its business and operations: (A) in the Ordinary Course of Business, and (B) in material compliance with all applicable Laws and compliance with the material requirements of all Contracts that constitute Company Material Contracts, (ii) the Company shall use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current key employees, officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the Company, and (iii) the Company shall promptly notify Parent of: (A) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the Contemplated Transactions, and (B) any material Legal Proceeding against, relating to, involving or otherwise affecting the Company that is commenced, or, to the Knowledge of the Company, threatened against, the Company.

Section 4.4           Negative Obligations.

(a)          Except (A) as expressly required by this Agreement, (B) as set forth in Section 4.4(a) of the Parent Disclosure Schedule, (C) as required by applicable Law, or (D) with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), at all times during the Pre-Closing Period, Parent shall not, nor shall it cause or permit any Subsidiary of Parent to, do any of the following:

(i)          declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock that would cause the Net Cash Condition not to be satisfied at the Closing; or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for shares of Parent Common Stock from terminated employees of Parent);

(ii)         except for contractual commitments in place at the time of this Agreement and disclosed in Section 4.4(a)(ii) of the Parent Disclosure Schedule, and other than as contemplated by the Contemplated Transactions, sell, issue or grant, or authorize the issuance of, or make any commitments to do any of the foregoing: (i) any capital stock or other security (except for Parent Common Stock issued upon the valid exercise of outstanding Parent Stock Options), (ii) any option, warrant or right to acquire any capital stock or any other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(iii)        amend the certificate of incorporation, bylaws or other charter or organizational documents of Parent or any Subsidiary of Parent, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except as related to the Contemplated Transactions;

(iv)        form any new Subsidiary or acquire any equity interest or other interest in any other Person;

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(v)         lend money to any Person; incur or guarantee any Indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; or guarantee any debt securities of others;

(vi)        make any capital expenditure or commitment in excess of $100,000;

(vii)       other than in the Ordinary Course of Business, (A) adopt, establish or enter into any Parent Employee Program, (B) cause or permit any Parent Employee Program to be amended other than as required by Law or in order to make amendments for the purposes of Section 409A of the Code, subject to prior review and approval (with such approval not to be unreasonably withheld) by the Company, (C) hire any new employee or consultant, (D) grant, make or pay (or agree to pay) any severance, retention, change in control, bonus or profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, employees or consultants (other than any payment which is (x) to be paid prior or in connection with the Closing and (y) which would not cause the Net Cash Condition to be unsatisfied), or (E) accelerate the time of payment or vesting of any benefits or compensation to any of its directors, employees or consultants;

(viii)      acquire any material asset nor sell, lease or otherwise irrevocably dispose of any of its material assets or properties, nor grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(ix)         make, change or revoke any material Tax election; file any material amendment to any Tax Return; adopt or change any material accounting method in respect of Taxes; change any annual Tax accounting period; enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business and the primary purpose of which does not relate to Taxes; enter into any closing agreement with respect to any material Tax Liability; settle or compromise any claim, notice, audit report or assessment in respect of any material Tax Liability; apply for or enter into any ruling from any Tax authority with respect to Taxes; surrender any right to claim a refund of a material amount of Taxes; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(x)          enter into, amend or terminate any Parent Material Contract, or amend or terminate any material Parent Permit, or apply for any new material Permit under applicable Health Care Laws with respect to the Parent Product Candidates;

(xi)         commence a lawsuit other than (A) for routine collection of bills, (B) in such cases as Parent in good faith determines that failure to commence such lawsuit would result in the material impairment of a valuable aspect of Parent’s and/or any Subsidiary of Parent’s business, or (C) for a breach of this Agreement;

(xii)        fail to make any material payment with respect to any of Parent’s accounts payable or Indebtedness in a timely manner in accordance with the terms thereof and consistent with past practices;

(xiii)       hire any employees or engage any independent contractors, consultants or other Parent Contingent Workers;

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(xiv)      incur any Liability not expressly permitted pursuant to clauses (i) through (xiii) of this Section 4.4(a), other than in the Ordinary Course of Business;

(xv)       after the Net Cash Schedule has been finalized, incur any Liability in excess of $100,000 or otherwise take any action or omit to take any action so as to cause the final Net Cash calculation to differ materially from actual Net Cash as of the Closing; or

(xvi)      agree (in writing) to take, take or permit any Subsidiary of Parent to take or agree to take, any of the actions specified in clauses (i) through (xvi) of this Section 4.4(a).

(b)          Except (A) as expressly required by this Agreement, (B) as set forth in Section 4.4(b) of the Company Disclosure Schedule, (C) as required by applicable Law, or (D) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), at all times during the Pre-Closing Period, the Company shall not do any of the following:

(i)          declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for shares of Company Common Stock from terminated employees of the Company);

(ii)         except for contractual commitments in place at the time of this Agreement and disclosed in Section 4.4(b)(ii) of the Company Disclosure Schedule, and other than as contemplated by the Contemplated Transactions, sell, issue or grant, or authorize the issuance of, or make any commitments to do any of the foregoing: (i) any capital stock or other security (except for Company Common Stock issued upon the valid exercise of outstanding Company Options or Company Warrants), (ii) any option, warrant or right to acquire any capital stock or any other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(iii)        amend the Company Charter, Company Bylaws or other charter or organizational documents of the Company, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except as related to the Contemplated Transactions or the Company Private Placement;

(iv)        form any Subsidiary or acquire any equity interest or other interest in any other Person;

(v)         lend money to any Person; incur or guarantee any Indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; guarantee any debt securities of others; or make any capital expenditure or commitment in excess of $100,000;

(vi)        make any capital expenditure or commitment in excess of $100,000;

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(vii)       other than in the Ordinary Course of Business, (A) adopt, establish or enter into any Company Employee Program, (B) cause or permit any Company Employee Program to be amended other than as required by Law or in order to make amendments for the purposes of Section 409A of the Code, subject to prior review and approval (with such approval not to be unreasonably withheld) by Parent, (C) hire any new employee or consultant, (D) grant, make or pay (or agree to pay) any severance, retention, change in control, bonus or profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, employees or consultants, or (E) accelerate the time of payment or vesting of any benefits or compensation to any of its directors, employees or consultants;

(viii)      acquire any material asset nor sell, lease or otherwise irrevocably dispose of any of its material assets or properties, nor grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(ix)         make, change or revoke any material Tax election; file any material amendment to any Tax Return; adopt or change any material accounting method in respect of Taxes; change any annual Tax accounting period; enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business and the primary purpose of which does not relate to Taxes; enter into any closing agreement with respect to any material Tax Liability; settle or compromise any claim, notice, audit report or assessment in respect of any material Tax Liability; apply for or enter into any ruling from any Tax authority with respect to Taxes; surrender any right to claim a refund of a material amount of Taxes; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(x)          enter into, amend or terminate any Company Material Contract, or amend or terminate any material Company Permit, or apply for any new material Permit under applicable Health Care Laws with respect to the Company Product Candidates;

(xi)         commence a lawsuit other than (A) for routine collection of bills, (B) in such cases as the Company in good faith determines that failure to commence such lawsuit would result in the material impairment of a valuable aspect of the Company’s and/or any Subsidiary of the Company’s business, or (C) for a breach of this Agreement;

(xii)        fail to make any material payment with respect to any of the Company’s accounts payable or Indebtedness in a timely manner in accordance with the terms thereof and consistent with past practices;

(xiii)       incur any Liability not expressly permitted pursuant to clauses (i) through (xii) of this Section 4.4(b), other than in the Ordinary Course of Business; or

(xiv)      agree to take or take any of the actions specified in clauses (i) through (xi) of this Section 4.4(b).

Section 4.5           Mutual Non-Solicitation.

(a)          No Solicitation by the Company.

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(i)          Except as expressly permitted by this Section 4.5(a), during the Pre-Closing Period, none of the Company or any Representative of the Company shall directly or indirectly (A) whether publicly or otherwise, initiate, solicit, seek, induce, cause or knowingly encourage or support any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, a Company Acquisition Proposal (as defined below), (B) enter into, continue, maintain, conduct or otherwise engage or participate in, or knowingly facilitate, any discussions or negotiations regarding, or afford any Person other than Parent access to the Company’s or any of its Subsidiaries’ properties or assets, books and records, Contracts, personnel or otherwise furnish any nonpublic information relating to the Company or any of its Subsidiaries to any Person in connection with or for the purpose of encouraging, inducing or facilitating any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, a Company Acquisition Proposal (other than, solely in response to an unsolicited inquiry, solely to refer the inquiring person to this Section 4.5(a) and to limit its conversation or other communication exclusively to such referral), (C) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar type of Contract contemplating or otherwise providing for or relating to a Company Acquisition Proposal or any inquiry, proposal or offer that may reasonably be expected to lead to a Company Acquisition Proposal, or enter into any Contract or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby, (D) take any action to make the provisions of any takeover statute or any similar provision contained in the organizational documents of the Company inapplicable to any transactions contemplated by a Company Acquisition Proposal, (E) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any capital stock of the Company, or (F) publicly or otherwise, resolve, propose or agree to do any of the foregoing described in clauses (A) through (F); provided, however, that prior to delivery to Parent and the Company of Company Voting Agreements by the holders of a majority of the outstanding shares of the Company Class A Common Stock or the termination of this Agreement in accordance with Article 7, the Company may take the following actions in response to an unsolicited bona fide written Company Acquisition Proposal received after the date hereof that the Board of Directors of the Company has determined, in good faith, after consultation with its outside counsel and financial advisors, constitutes, or would reasonably be expected to lead to, a Company Superior Offer: (1) furnish nonpublic information regarding the Company to the third party making the Company Acquisition Proposal (a “Company Qualified Bidder”), (2) engage in discussions or negotiations with the Company Qualified Bidder and its Representatives with respect to such Company Acquisition Proposal, and (3) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any capital stock of the Company with any Company Qualified Bidder solely to the extent necessary to permit a third party to make, on a confidential basis to the Board of Directors of the Company, a Company Acquisition Proposal; provided that in any such case (w) the Company receives from the Company Qualified Bidder an executed confidentiality agreement the terms of which are not less restrictive to such Person and its Representatives than those contained in the Confidentiality Agreement, and containing additional provisions that expressly permit the Company to comply with the terms of this Section 4.5(a) (a “Company Acceptable Confidentiality Agreement”) (a copy of such Company Acceptable Confidentiality Agreement shall promptly, and in any event within twenty-four (24) hours, be provided to Parent for informational purposes only), (x) the Company contemporaneously supplies to Parent any such nonpublic information or access to any such nonpublic information to the extent it has not been previously provided or made available to Parent, (y) the Company has not breached this Section 4.5(a), and (z) the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and financial advisors, that taking such actions would be required to comply with the fiduciary duties of the Board of Directors of the Company under applicable Laws. From and after the date of this Agreement, the Company shall use its reasonable best efforts to enforce, and cause its Subsidiaries and Representatives to enforce, any confidentiality provisions or provisions of similar effect to which it or any of its Subsidiaries is a party or of which it or any of its Subsidiaries is a beneficiary. Any violation of the restrictions contained in this Section 4.5(a) by any Representatives of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 4.5(a) by the Company.

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(ii)         For purposes of this Agreement,

(A) “Company Acquisition Proposal” means any inquiry, proposal, indication of interest or offer from any Person or group (the term “group” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder), in a single transaction or series of related transactions, relating to (i) a merger, tender offer, recapitalization, reorganization, business combination, liquidation, dissolution, share exchange, arrangement or consolidation, or any similar transaction involving the Company, (ii) a sale, lease, exchange, mortgage, pledge, transfer or other acquisition of fifteen percent (15%) or more of the assets of the Company (including the acquisition of securities in any Subsidiary of the Company), including pursuant to a license or joint venture, or to which fifteen percent (15%) or more of the Company’s revenues or earnings are attributable, (iii) an issuance by the Company of securities representing fifteen percent (15%) or more of the voting power of the Company, or (iv) a purchase, tender offer or other acquisition (including by way of merger, consolidation, share exchange, arrangement, consolidation or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing fifteen percent (15%) or more of the voting power of the Company (including securities of the Company currently beneficially owned by such Person); provided, however, that the term “Company Acquisition Proposal” shall not include the Mergers or the other transactions expressly contemplated by this Agreement, or an underwritten public offering of Company Common Stock; and

(B) “Company Superior Offer” shall mean an unsolicited bona fide Company Acquisition Proposal (with all references to “fifteen percent (15%)” in the definition of Company Acquisition Proposal being treated as references to “one hundred percent (100%)” for these purposes) made by a third party after the date hereof that the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and financial advisor, and after taking into account all financial, legal, regulatory, and other aspects of such Company Acquisition Proposal, (1) is more favorable from a financial point of view to the Company Stockholders than as provided hereunder (including any changes to the terms of this Agreement proposed by Parent in response to such Company Superior Offer, or otherwise), (2) is not subject to any financing condition (and if financing is required, such financing is then fully committed to the third party), (3) is reasonably capable of being completed on the terms proposed without unreasonable delay, and (4) includes termination rights exercisable by the Company on terms no less favorable to the Company than the terms set forth in this Agreement, all from a third party capable of performing such terms.

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(iii)        To the fullest extent permitted by Law and subject to Section 4.5(a)(iv), neither the Board of Directors of the Company nor any committee of the Board of Directors of the Company shall (A) fail to make, withhold, withdraw, qualify, amend, change or resolve or publicly propose or announce its intention to withhold, withdraw, qualify, amend or change in a manner adverse to Parent, the Company Board Recommendation, (B) fail to recommend against acceptance of a tender or exchange offer within ten (10) Business Days after commencement, (C) adopt, approve, endorse, recommend or declare advisable, or resolve or publicly propose to or announce its intention to adopt, approve, endorse, recommend or declare advisable, any Company Acquisition Proposal, or (D) make any public statement inconsistent with the Company Board Recommendation (any action described in this sentence being referred to as a “Company Change of Recommendation”).

(iv)        Notwithstanding any other provision of this Agreement, (a) at any time prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company may effect a Company Change of Recommendation if the Board of Directors of the Company determines that such Company Change of Recommendation is required to comply with its fiduciary duties, and (b) the Company and its Representatives may engage in discussions with any third party making an unsolicited Company Acquisition Proposal if (x) the Board of Directors of the Company determines that such discussions are required under applicable Law to permit the Board of Directors to make a fully informed decision with respect to whether or not to effect a Company Change of Recommendation and (y) the Board of Directors of the Company, upon the advice of outside legal counsel, shall have determined that such discussions are required to comply with its fiduciary duties under applicable Laws.

(v)         Nothing in this Section 4.5(a) shall prohibit the Board of Directors of the Company from making any disclosure to the Company Stockholders, if, in the good faith judgment of the Board of Directors of the Company, after consultation with its outside legal counsel, such disclosure would be required to comply with its fiduciary duties under applicable Laws; provided that in any event the Board of Directors of the Company shall not take, agree or resolve to take any action prohibited or governed by this Section 4.5(a) except in accordance with this Section 4.5(a).

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(b)          No Solicitation by Parent.

(i)          Except as expressly permitted by this Section 4.5(b), during the Pre-Closing Period, none of Parent, its Subsidiaries or any Representatives of Parent or any of its Subsidiaries shall directly or indirectly (A) whether publicly or otherwise, initiate, solicit, seek, induce, cause or knowingly encourage or support any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, a Parent Acquisition Proposal (as defined below), (B) enter into, continue, maintain, conduct or otherwise engage or participate in, or knowingly facilitate, any discussions or negotiations regarding, or afford any Person other than the Company access to Parent’s or any of its Subsidiaries’ properties or assets, books and records, Contracts, personnel or otherwise furnish any nonpublic information relating to Parent or any of its Subsidiaries to any Person in connection with or for the purpose of encouraging, inducing or facilitating any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, a Parent Acquisition Proposal (other than, solely in response to an unsolicited inquiry, solely to refer the inquiring person to this Section 4.5(b) and to limit its conversation or other communication exclusively to such referral), (C) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar type of Contract contemplating or otherwise providing for or relating to a Parent Acquisition Proposal or any inquiry, proposal or offer that may reasonably be expected to lead to a Parent Acquisition Proposal, or enter into any Contract or agreement in principle requiring Parent to abandon, terminate or fail to consummate the transactions contemplated hereby, (D) take any action to make the provisions of any takeover statute or any similar provision contained in the organizational documents of Parent inapplicable to any transactions contemplated by a Parent Acquisition Proposal, (E) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any capital stock of Parent, or (F) publicly or otherwise, resolve, propose or agree to do any of the foregoing described in clauses (A) through (F); provided, however, that prior to the earlier of the approval of the Parent Stockholder Proposals at the Parent Stockholder Meeting or the termination of this Agreement in accordance with Article 7, Parent may take the following actions in response to an unsolicited bona fide written Parent Acquisition Proposal received after the date hereof that the Board of Directors of Parent has determined, in good faith, after consultation with its outside counsel and financial advisors, constitutes, or would reasonably be expected to lead to, a Parent Superior Offer: (1) furnish nonpublic information regarding Parent to the third party making the Parent Acquisition Proposal (a “Parent Qualified Bidder”), (2) engage in discussions or negotiations with the Parent Qualified Bidder and its Representatives with respect to such Parent Acquisition Proposal, and (3) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any capital stock of Parent with any Parent Qualified Bidder solely to the extent necessary to permit a third party to make, on a confidential basis to the Board of Directors of Parent, a Parent Acquisition Proposal; provided that in any such case (w) Parent receives from the Parent Qualified Bidder an executed confidentiality agreement the terms of which are not less restrictive to such Person and its Representatives than those contained in the Confidentiality Agreement, and containing additional provisions that expressly permit Parent to comply with the terms of this Section 4.5(b) (a “Parent Acceptable Confidentiality Agreement”) (a copy of such Parent Acceptable Confidentiality Agreement shall promptly, and in any event within twenty-four (24) hours, be provided to the Company for informational purposes only), (x) Parent contemporaneously supplies to the Company any such nonpublic information or access to any such nonpublic information to the extent it has not been previously provided or made available to the Company, (y) Parent has not breached this Section 4.5(b), and (z) the Board of Directors of Parent determines in good faith, after consultation with its outside legal counsel and financial advisors, that taking such actions would be required to comply with the fiduciary duties of the Board of Directors of Parent under applicable Laws. From and after the date of this Agreement, Parent shall use its reasonable best efforts to enforce, and cause its Subsidiaries and Representatives to enforce, any confidentiality provisions or provisions of similar effect to which it or any of its Subsidiaries is a party or of which it or any of its Subsidiaries is a beneficiary. Any violation of the restrictions contained in this Section 4.5(b) by any Representatives of Parent or any of its Subsidiaries shall be deemed to be a breach of this Section 4.5(b) by Parent.

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(ii)         For purposes of this Agreement,

(A) ”Parent Acquisition Proposal” means any inquiry, proposal, indication of interest or offer from any Person or group (the term “group” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder), in a single transaction or series of related transactions, relating to (i) a merger, tender offer, recapitalization, reorganization, business combination, liquidation, dissolution, share exchange, arrangement or consolidation, or any similar transaction involving Parent or its Subsidiaries, (ii) a sale, lease, exchange, mortgage, pledge, transfer or other acquisition of fifteen percent (15%) or more of the assets of Parent and its Subsidiaries, taken as a whole (including the acquisition of securities in any Subsidiary of Parent), including pursuant to a license or joint venture, or to which fifteen percent (15%) or more of Parent’s and its Subsidiaries’ consolidated revenues or earnings are attributable, (iii) an issuance by Parent of securities representing fifteen percent (15%) or more of the voting power of Parent, or (iv) a purchase, tender offer or other acquisition (including by way of merger, consolidation, share exchange, arrangement, consolidation or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing fifteen percent (15%) or more of the voting power of Parent (including securities of Parent currently beneficially owned by such Person); provided, however, that the term “Parent Acquisition Proposal” shall not include the Mergers or the other transactions contemplated by this Agreement; and

(B) ”Parent Superior Offer” shall mean an unsolicited bona fide Parent Acquisition Proposal (with all references to “fifteen percent (15%)” in the definition of Parent Acquisition Proposal being treated as references to “one hundred percent (100%)” for these purposes) made by a third party after the date hereof that the Board of Directors of Parent determines in good faith, after consultation with its outside legal counsel and financial advisor, and after taking into account all financial, legal, regulatory, and other aspects of such Parent Acquisition Proposal, (1) is more favorable from a financial point of view to the Parent Stockholders than as provided hereunder (including any changes to the terms of this Agreement proposed by the Company in response to such Parent Superior Offer pursuant to and in accordance with Section 4.5(b)(iv) or otherwise), (2) is not subject to any financing condition (and if financing is required, such financing is then fully committed to the third party), (3) is reasonably capable of being completed on the terms proposed without unreasonable delay, and (4) includes termination rights exercisable by Parent on terms no less favorable to Parent than the terms set forth in this Agreement, all from a third party capable of performing such terms.

(iii)        Except as otherwise expressly provided in Section 4.5(b)(iv), neither the Board of Directors of Parent nor any committee of the Board of Directors of Parent shall (A) fail to make, withhold, withdraw, qualify, amend, change or resolve or publicly propose or announce its intention to withhold, withdraw, qualify, amend or change in a manner adverse to the Company, the Parent Recommendation, (B) fail to recommend against acceptance of a tender or exchange offer within ten (10) Business Days after commencement, (C) adopt, approve, endorse, recommend or declare advisable, or resolve or publicly propose to or announce its intention to adopt, approve, endorse, recommend or declare advisable, any Parent Acquisition Proposal, or (D) make any public statement inconsistent with the Parent Recommendation (any action described in this sentence being referred to as a “Parent Change of Recommendation”).

(iv)        Notwithstanding the foregoing, provided that Parent shall not have breached its obligations under this Section 4.5(b), the Board of Directors of Parent may effect a Parent Change of Recommendation in the case of a Parent Superior Offer, or may terminate this Agreement in order to enter into a definitive agreement with respect to a Parent Superior Offer pursuant to Section 7.1(j), if prior to taking any such action:

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(A) the Board of Directors of Parent determines in good faith, after consultation with outside legal counsel and financial advisors, that a Parent Change of Recommendation is required in order to comply with its fiduciary duties under applicable Laws based upon the receipt of a Parent Acquisition Proposal after the date hereof that has not been withdrawn that the Board of Directors of Parent determines in good faith, after consultation with outside legal counsel and financial advisors, constitutes a Parent Superior Offer, but only at a time that is prior to the approval of the Parent Stockholder Proposals at the Parent Stockholder Meeting and is after 11:59 pm, New York City time, on the fourth Business Day following the Company’s receipt of written notice (a “Parent Change of Recommendation Notice”) advising the Company that the Board of Directors of Parent desires to effect a Parent Change of Recommendation or terminate this Agreement in order to enter into a definitive agreement with respect to such Parent Superior Offer pursuant to Section 7.1(j) (and the manner and timing in which it intends to do so, and specifying the identity of the Person making the Parent Acquisition Proposal), unredacted written copies of all proposed transaction agreements relating to such Parent Acquisition Proposal and any other materials provided by such Person in connection with such Parent Acquisition Proposal (such four (4) Business Day period, the “Notice Period”);

(B) Parent provides the Company with a reasonable opportunity to make adjustments in the terms and conditions of this Agreement and negotiates (and causes its Representatives to negotiate) in good faith with the Company and its Representatives with respect thereto during the Notice Period, in each case as would enable the Board of Directors of Parent or committee thereof to conclude that the Parent Acquisition Proposal that was determined to be a Parent Superior Offer is no longer a Parent Superior Offer; and

(C) following the end of the Notice Period, the Board of Directors of Parent determines in good faith, after consultation with outside legal counsel and financial advisors, that after considering the terms of any revised terms proposed by the by the Company, the failure to effect a Parent Change of Recommendation or terminate this Agreement in order to enter into a definitive agreement with respect to a Parent Superior Offer pursuant to Section 7.1(j) is still required in order to comply with its fiduciary duties under applicable Laws.

Any changes to the financial terms or other material terms of such Parent Superior Offer occurring prior to a Parent Change of Recommendation pursuant to this Section 4.5(b)(iv) shall require Parent to provide to the Company a new Parent Change of Recommendation Notice and a new Notice Period and to comply with the requirements of this Section 4.5(b)(iv) with respect to each such Parent Change of Recommendation Notice, except that the references to the “fourth Business Day” shall be deemed to be the “later of (1) the second Business Day, and (2) the period remaining under the original four Business Day Notice Period immediately prior to the delivery of such notice pursuant to this sentence,” during which the Board of Directors of Parent shall not make a Parent Change of Recommendation or terminate this Agreement pursuant to Section 7.1(j) prior to the end of any such period as so extended. Any Parent Change of Recommendation shall not change the approval of this Agreement or any other approval of the Board of Directors of Parent, including in any respect that would have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to the transactions contemplated hereby or thereby, including the Merger.

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(v)         Nothing in this Section 4.5(b) shall prohibit Parent from complying with Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act with regard to a Parent Acquisition Proposal, respectively, or from the Board of Directors of Parent making any disclosure to the Parent Stockholders if, in the good faith judgment of the Board of Directors of Parent, after consultation with its outside legal counsel, that taking such action or making such disclosure would be required to comply with its fiduciary duties under applicable Laws; provided that in any event the Board of Directors of Parent shall not make or resolve to make a Parent Change Recommendation except in accordance with Section 4.5(b)(iv) or otherwise take, agree or resolve to take any action prohibited or governed by this Section 4.5(b) except in accordance with this Section 4.5(b).

(c)          Both the Company and Parent shall notify the other no later than twenty-four (24) hours after receipt of any Company Acquisition Proposal or Parent Acquisition Proposal or any inquiries, discussions, negotiations, proposals, expressions of interest or requests for information that may reasonably be expected to lead to a Company Acquisition Proposal or Parent Acquisition Proposal, respectively, and any such notice shall be made orally or in writing and shall indicate in reasonable detail the terms and conditions of such proposal, inquiry, contact or request, including price, and the identity of the offeror, and shall be accompanied by a copy of such Company Acquisition Proposal or Parent Acquisition Proposal, as applicable, inquiry, proposal, expression of interest or request (if written). If the Company is in receipt of a Company Acquisition Proposal, the Company shall notify Parent, in writing, of any decision of the Board of Directors of the Company or any committee thereof as to whether to consider any Company Acquisition Proposal or to enter into discussions or negotiations concerning any Company Acquisition Proposal or to provide nonpublic information with respect to such Company Acquisition Proposal to any Person, and if Parent is in receipt of a Parent Acquisition Proposal, Parent shall notify the Company, in writing, of any decision of the Board of Directors of Parent or any committee thereof as to whether to consider any Parent Acquisition Proposal or to enter into discussions or negotiations concerning any Parent Acquisition Proposal or to provide nonpublic information with respect to such Parent Acquisition Proposal to any Person, which notice in any such case shall be given no later than twenty-four (24) hours after such determination is reached. Both the Company and Parent shall keep the other informed, on a current basis, of the status and material developments (including any changes to the terms) of such Company Acquisition Proposal or Parent Acquisition Proposal, respectively, including by providing a copy of all written proposals and a summary of all oral proposals or material oral modifications to an earlier written proposal, in each case relating to any Company Acquisition Proposal or Parent Acquisition Proposal, as applicable.

(d)          The Company and Parent shall, and shall cause each of their respective Subsidiaries and their respective Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to, or that may reasonably be expected to lead to, a Company Acquisition Proposal or Parent Acquisition Proposal. The Company and Parent shall each immediately revoke or withdraw access of any Person (other than Parent, the Company and their respective Representatives) to any data room (virtual or actual) containing any nonpublic information with respect to the Company or Parent, as applicable, and request from each third party (other than Parent, the Company and their Representatives) the prompt return or destruction of all nonpublic information with respect to the Company or Parent, as applicable, previously provided or made accessible to such Person.

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Article 5
ADDITIONAL AGREEMENTS OF THE PARTIES

Section 5.1           Filings; Other Actions.

(a)          Parent and the Company shall use reasonable best efforts to take or cause to be taken such actions as may be required to be taken under the Securities Act, the Exchange Act, any other federal securities Laws, any applicable state securities or “blue sky” Laws and any stock exchange requirements in connection with the Mergers and the other transactions contemplated by this Agreement. Without limiting the foregoing, as promptly as practicable after the date of this Agreement, the Parties shall prepare and cause to be filed with the SEC the Proxy Statement and the Form S-4 Registration Statement, in which the Proxy Statement will be included as a prospectus; provided, however, that prior to the filing of the Proxy Statement and the Form S-4 Registration Statement, Parent shall consult with the Company with respect to such filings and shall afford the Company reasonable opportunity to review and comment thereon (including the proposed final versions thereof), which Parent shall consider in good faith. The Parties shall use reasonable best efforts to cause the Proxy Statement to be mailed to Parent’s stockholders and the Company’s stockholders, all as promptly as reasonably practicable after the date on which the Form S-4 Registration Statement is declared effective under the Securities Act (the “S-4 Effective Date”).

(b)          The Company shall promptly provide Parent with any information for inclusion in the Proxy Statement and the Form S-4 Registration Statement that may be required under applicable Law or that is reasonably requested by Parent. Without limiting the generality of the foregoing, if the Proxy Statement is mailed after February 14, 2017, the Company shall provide Parent with a copy of the Company’s consolidated balance sheet as of December 31, 2016 and December 31, 2015, and the related consolidated statements of operations, cash flows and stockholders equity for the twelve months ended December 31, 2016 and December 31, 2015, together with the notes thereto (collectively, the “Additional Company Financial Statements”). The Additional Company Financial Statements shall (i) comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) be prepared in accordance with GAAP applied on a consistent basis (unless otherwise noted therein) throughout the periods indicated, and (iii) fairly present, in all material respects, the financial condition and operating results of the Company as of the dates and for the periods indicated therein.

(c)          Parent shall notify the Company of the receipt of comments from the SEC and of any request from the SEC for amendments or supplements to the Proxy Statement, the Form S-4 Registration Statement or for additional information, and will promptly supply to the Company copies of all correspondence between Parent, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement, the Form S-4 Registration Statement or the Merger. Parent and the Company shall use reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement, the Form S-4 Registration Statement and any other required filings as promptly as practicable after receipt thereof. Parent and the Company agree to correct any information provided by it for use in the Proxy Statement or the Form S-4 Registration Statement, which shall have become false or misleading in any material respect. The Company will promptly notify Parent if at any time prior to the Parent Stockholder Meeting any event should occur which is required by applicable Law to be set forth in an amendment of, or a supplement to, the Proxy Statement or the Form S-4 Registration Statement. In such case, the Parties will cooperate to promptly prepare and file such amendment or supplement with the SEC to the extent required by applicable Law and will mail such amendment or supplement to Parent’s stockholders to the extent required by applicable Law; provided, however, that prior to such filing, each Party shall consult with each other Party with respect to such amendment or supplement and shall afford each such Party reasonable opportunity to review and comment thereon (including the proposed final versions thereof), which Parent shall consider in good faith.

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Section 5.2           Stockholder Approval.

(a)          Company Stockholder Meeting. The Company shall take all action necessary in accordance with applicable Laws and the Company Charter and Company Bylaws to call, give notice of, convene and hold a meeting of the Company Stockholders (the “Company Stockholder Meeting”) to consider and vote on proposals to adopt and approve this Agreement. The Company shall mail the disclosure materials as soon as reasonably practicable after the S-4 Effective Date (but in no event later than the third Business Day thereafter) and shall hold the Company Stockholder Meeting no later than twenty four (24) days after mailing the disclosure, unless a later date is mutually agreed to by Parent and the Company. Subject to the provisions of Section 4.5(a) hereof, the Board of Directors of the Company recommends that the Company Stockholders approve this Agreement (the “Company Board Recommendation”) and the Company shall include such Company Board Recommendation in the Company disclosure materials. Without limiting the generality of the foregoing, the Company agrees that unless this Agreement has been terminated in accordance with Section 7.1, its obligations under this Section 5.2(a) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Acquisition Proposal or by any Company Change of Recommendation.

(b)          Parent Stockholder Meeting. Parent shall take all action necessary in accordance with applicable Laws and the Parent Charter and Parent Bylaws to call, give notice of, convene and hold a meeting of the Parent Stockholders (the “Parent Stockholder Meeting”) to consider and vote on proposals to adopt and approve this Agreement, the Mergers, the issuance of the shares of Parent Common Stock in connection with the Merger, the New Equity Incentive Plan, an amendment to the Parent Charter to among other things, effect the Reverse Stock Split immediately prior to the Effective Time, and approve the appointment of the directors as contemplated by Section 5.13(collectively, the “Parent Stockholder Proposals”). Parent shall mail the Proxy Statement as soon as reasonably practicable after the S-4 Effective Date and shall hold the Parent Stockholder Meeting no later than forty-five (45) days after mailing the Proxy Statement, unless a later date is mutually agreed to by the Company and Parent. Parent shall take all actions as are reasonably necessary or appropriate to solicit from the Parent Stockholders proxies in favor of the Parent Stockholder Proposals. If on the scheduled date of the Parent Stockholder Meeting Parent has not obtained the Parent Stockholder Approvals, Parent shall have the right to adjourn or postpone the Parent Stockholder Meeting to a later date or dates, such later date or dates not to exceed thirty (30) days from the original date that the Parent Stockholder Meeting was scheduled for the approval of the Parent Stockholder Proposals. Subject to the provisions of Section 4.5(b) hereof, the Board of Directors of Parent recommends that the Parent Stockholders approve the Parent Stockholder Proposals (the “Parent Recommendation”) and Parent shall include such Parent Recommendation in the Proxy Statement. Without limiting the generality of the foregoing, Parent agrees that unless this agreement has been terminated in accordance with Section 7.1, its obligations under this Section 5.2(a) shall not be affected by the commencement, public proposal, public disclosure or communication to Parent of any Parent Acquisition Proposal or by any Parent Change of Recommendation.

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Section 5.3          Regulatory Approvals. Each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Authority with respect to the Mergers and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Authority.

Section 5.4           Net Cash Schedule. Parent shall prepare and deliver to the Company three (3) Business Days prior to the Closing, a schedule (the “Net Cash Schedule”) setting forth, in reasonable detail, Parent’s good faith estimate of Net Cash to be held by Parent as of the Closing, together with the work papers and back-up materials used in preparing such Net Cash Schedule.

Section 5.5           Indemnification of Officers and Directors.

(a)          From and after the Effective Time, Parent and the Surviving Entity will fulfill and honor in all respects all rights to indemnification, exculpation or advancement of expenses now existing in favor of, and all limitations on the personal liability of each present and former director, officer, employee, fiduciary, or agent of Parent or the Company provided for in the respective organizational documents of Parent and the Company in effect as of the date hereof, and shall continue to be honored and in full force and effect for a period of six (6) years after the Effective Time; provided, however, that all rights to indemnification in respect of any claims asserted or made within such period shall continue until the disposition of such claim. The certificate of incorporation of the Surviving Entity will contain provisions with respect to indemnification, exculpation from liability and advancement of expenses that are at least as favorable as those currently in the Company Charter and Company Bylaws and during such six (6) year period following the Effective Time, Parent shall not and shall cause the Surviving Entity not to amend, repeal or otherwise modify such provisions in any manner that would materially and adversely affect the rights thereunder of individuals who at any time prior to the Effective Time was a director, officer, employee, fiduciary, or agent of the Company in respect of actions or omissions occurring at or prior to the Effective Time, unless such modification is required by applicable Laws. From and after the Effective Time, Parent and the Surviving Entity also agree, jointly and severally, to indemnify and hold harmless the present and former officers, directors, employees, fiduciaries and agents of the Company in respect of acts or omissions occurring prior to the Effective Time to the extent (i) provided in any existing indemnification agreements between the Company and such individuals, or (ii) required by the Company Charter or the Company Bylaws, in each case as in effect immediately prior to the Effective Time.

(b)          The Company shall purchase a six-year “tail” policy under the Company’s existing directors’ and officers’ liability insurance policy, with an effective date as of the Closing.

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(c)          The provisions of this Section 5.5 are intended to be for the benefit of, and shall be enforceable by, each of the Persons indemnified hereby, and his or her heirs and Representatives, and may not be amended, altered or repealed without the written consent of any such Person affected by such amendment, alteration or repeal. The provisions in this Section 5.5 are intended to be in addition to the rights otherwise available to the current directors, officers, employees, fiduciaries and/or agents of the Company by Laws, charters, bylaws or agreements.

(d)          If Parent or the Surviving Entity or any of the successors or assigns of Parent or the Surviving Entity (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity, as the case may be, shall assume the obligations set forth in this Section 5.5.

Section 5.6           Additional Agreements.

(a)          Subject to Section 5.6(b), the Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Mergers and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 5.6(b), each Party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Mergers and the other Contemplated Transactions, (ii) shall use commercially reasonable efforts to obtain each consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Mergers or any of the other Contemplated Transactions or for such Contract to remain in full force and effect, (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Mergers or any of the other Contemplated Transactions, and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

(b)          Notwithstanding anything to the contrary contained in this Agreement, no Party shall have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available to any Person any Intellectual Property, (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date), (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Authority or otherwise) regarding its future operations, or (vi) to contest any Legal Proceeding or any order, writ, injunction or decree relating to the Mergers or any of the other Contemplated Transactions if such Party determines in good faith that contesting such Legal Proceeding or order, writ, injunction or decree might not be advisable.

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Section 5.7           Disclosure. Without limiting any of either Party’s obligations under the Confidentiality Agreement, each Party shall not, and shall not permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any public disclosure regarding the Mergers or any of the other Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing, or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Laws, in which case such Party shall use reasonable best efforts before such press release or disclosure is issued or made, to advise the other Party of, and consult with the other Party regarding, the text of such press release or other disclosure and allow such other Party a reasonable opportunity to comment on such release or other disclosure in advance of such issuance and consider all such comments in good faith; provided, that the foregoing clause (b) shall not apply to the press release and the Current Report on Form 8-K to be filed by Parent in connection with the initial announcement of the Merger Agreement and the Contemplated Transactions; provided, further, that each of the Company and Parent may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by the Company or Parent in compliance with this Section 5.7.

Section 5.8        Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the Merger Shares to be approved for listing on NYSE MKT, subject to official notice of issuance, prior to the Effective Time.

Section 5.9        Section 16 Matters. Subject to the following sentence, prior to the Effective Time, Parent and Company will take all such steps as may be required (to the extent permitted under applicable Laws and no-action letters issued by the SEC) to cause any acquisition of Parent Common Stock (including derivative securities with respect to Parent Common Stock) by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act. At least thirty (30) days prior to the Closing Date, Company will furnish the following information to Parent for each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent: (a) the number of shares of Company Capital Stock owned by such individual and expected to be exchanged for shares of Parent Common Stock pursuant to the Merger, and (b) the number of other derivative securities (if any) with respect to Company Capital Stock owned by such individual and expected to be converted into shares of Parent Common Stock or derivative securities with respect to Parent Common Stock in connection with the Merger.

Section 5.10        Employee Benefit Matters.

(a)          Effective no later than the day immediately preceding the Closing Date, Parent shall terminate (i) all Parent Employee Programs that are “employee pension benefit plans” within the meaning of ERISA, including but not limited to any Parent Employee Programs intended to include a Code Section 401(k) arrangement (each, a “Parent 401(k) Plan”), and (ii) each other Parent Employee Program set forth on Schedule 5.10(a) attached hereto, unless written notice is provided by the Company to Parent no later than three calendar days prior to the Closing Date, instructing Parent not to terminate any such Parent Employer Program. Parent shall provide the Company with evidence that such Parent Employee Programs have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of Parent’s Board of Directors. The form and substance of such resolutions shall be subject to review and approval of the Company. Parent also shall take such other actions in furtherance of terminating such Parent Employee Programs as the Company may reasonably require. In the event that termination of the Parent 401(k) Plans would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then Parent shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to the Company no later than 14 calendar days prior to the Closing Date.

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(b)          Parent shall cause each Parent Employee Program to recognize each Company employee’s periods of service with the Company and any ERISA Affiliate of the Company prior to the Closing Date for purposes of determining eligibility, vesting and benefit entitlement under all Parent Benefit Programs maintained by the Parent after the Closing Date, but not for purposes of determining benefit accruals under a defined benefit pension plan. The Company shall cause each Company Employee Program to recognize each Parent employee’s periods of service with the Parent and any ERISA Affiliate of Parent prior to the Closing Date for purposes of determining eligibility, vesting and benefit entitlement under all Company Benefit Programs maintained by the Company after the Closing Date, but not for purposes of determining benefit accruals under a defined benefit pension plan. Notwithstanding the preceding two sentences, in no event will Parent or the Company be required to recognize service (i) to the extent it would result in the duplication of coverage or benefits, (ii) under a newly established plan for which prior service is not taken into account or (iii) with respect to any equity-based compensation.

(c)          The Company shall amend the Altimmune, Inc. 401(k) Plan (the “Company’s 401(k) Plan”), to the extent necessary (i) to allow the Parent’s employees to commence participation in the Company’s 401(k) Plan effective as soon as reasonably practicable following the Closing Date, to permit any Parent employee to roll over any distribution from any Parent 401(k) Plan to the Company’s 401(k) Plan, and (ii) to permit any Parent employee who is a participant in a Parent 401(k) Plan and who has a loan outstanding as of the date of the Closing to roll over the note evidencing the loan, provided that such rollover election is made within 60 days following the Closing Date and that the Parent employee rolls over the entire balance of his or her account under the Parent’s 401(k) Plan.

(d)          This Section 5.10 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement. Nothing in this Section 5.10, express or implied, will (i) constitute or be treated as an amendment of any Parent Employee Program or Company Employee Program (or an undertaking to amend any such plan), (ii) prohibit Parent, any Affiliate of Parent, the Company, or any Affiliate of the Company from amending, modifying or terminating any Parent Employee Program or Company Employee Program pursuant to, and in accordance with, the terms thereof, or (iii) confer any rights or benefits on any Person other than Parent and the Company.

Section 5.11         Tax Matters.

(a)          Other than in connection with taking any action contemplated by this Agreement and the Parent Special Dividend, Parent, Merger Sub Corp, Merger Sub LLC and the Company (i) shall use their respective reasonable best efforts to cause the Mergers, together with the issuance of shares of Parent Common Stock to the Company Stockholders, to qualify as a “reorganization” under Section 368(a) of the Code, and (ii) agree not to, and not to permit or cause any affiliate or any subsidiary to, take any actions or cause any action to be taken that would or could reasonably be expected to prevent or impede the Mergers, together with the issuance of shares of Parent Common Stock to the Company Stockholders, from qualifying as a “reorganization” under Section 368(a) of the Code.

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(b)          This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning Treasury Regulation Sections 1.368-1(c), 1.368-2(g) and 1.368-3(a). Parent, Merger Sub Corp, Merger Sub LLC and the Company shall treat, and shall not take any tax reporting position inconsistent with the treatment of, the Mergers, together with the issuance of shares of Parent Common Stock to the Company Stockholders, as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(c)          Prior to the Closing, Parent shall file all U.S. federal, state and local Tax Returns for income taxes required to be filed for the 2016 taxable year (regardless of when such Tax Returns are actually due), and pay all Taxes owed in connection with such Tax Returns.

Section 5.12         Cooperation. Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of their obligations under this Agreement and to enable the combined entity to continue to meet its obligations following the Closing.

Section 5.13         Directors and Officers of Parent.

(a)          At and immediately after the Effective Time, the initial size of the Board of Directors of Parent shall be seven (7).

(b)          Four of the directors to serve on the Board of Directors of Parent at and immediately after the Effective Time shall be selected by the Company prior to the S-4 Effective Date, who shall serve until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal. Parent shall take all actions necessary to cause such Company designees to be elected or appointed to the Board or Directors of Parent.

(c)          Three of the directors to serve on the Board of Directors of Parent at and immediately after the Effective Time shall be selected by Parent prior to the S-4 Effective Date, who shall serve until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal. Parent shall take all actions necessary to cause such Parent designees to be elected or appointed to the Board or Directors of Parent. If any such Person fails to serve as a member of the Board of Directors at any time prior to the election of directors at Parent’s 2017 annual meeting of stockholders, Parent’s Board of Directors (and all committees thereof) shall take all actions as shall be reasonably necessary or appropriate to nominate a Person designated by the remaining directors serving on the Board of Directors of Parent pursuant to this Section 5.13(c). Any director selection, appointed or elected to the Board pursuant to this Section 5.13(c) is sometimes referred to herein as a “Section 5.13 Director”

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(d)          At and immediately after the Effective Time, the officers of Parent shall be those Persons specified in Schedule 5.13.

(e)          Parent’s Board of Directors (and all committees thereof) shall take all actions as shall be reasonably necessary or appropriate to nominate for election at Parent’s 2017 annual meeting of stockholders at least three directors jointly recommended by the Section 5.13 Directors; provided that the Section 5.13 Directors shall jointly identify and present at least five candidates for consideration by Parent’s Board of Directors Nominating and Governance Committee no later than five Business Days prior to the specified meeting of Parent’ Board of Directors Nominating and Governance Committee which is called for the purpose of finalizing the directors to be proposed for election at the Parent’s 2017 annual meeting of stockholders.

(f)          Parent’s Board of Directors (and all committees thereof) shall take all actions as shall be reasonably necessary or appropriate to nominate for election at Parent’s 2018 annual meeting of stockholders at least two directors jointly recommended by the Section 5.13 Directors; provided that the Section 5.13 Directors shall jointly identify and present at least four candidates for consideration by Parent’s Board of Directors Nominating and Governance Committee no later than five Business Days prior to the specified meeting of Parent’ Board of Directors Nominating and Governance Committee which is called for the purpose of finalizing the directors to be proposed for election at the Parent’s 2018 annual meeting of stockholders.

Section 5.14       Stockholder Litigation. Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, Parent, on the one hand, and the Company, on the other hand, shall give the other Party the opportunity to participate in the defense or settlement of any stockholder litigation relating to this Agreement or any of the Contemplated Transactions, and shall not settle any such litigation without the other Party’s written consent, which will not be unreasonably withheld, conditioned or delayed.

Section 5.15        Securityholder List. At least five (5) Business Days prior to the Effective Time, the Company shall deliver to Parent a true, correct and complete list, as of that date, of all issued and outstanding shares of the capital stock of the Company on a holder-by-holder basis.

Section 5.16        Reverse Split. Parent shall submit to the Parent Stockholders at the Parent Stockholder Meeting a proposal to approve and adopt an amendment to the Parent Charter to authorize the Board of Directors of Parent to effect a reverse stock split prior to the Effective Time of all outstanding shares of Parent Common Stock at a reverse stock split ratio in the range mutually agreed to by the Company and the Board of Directors of Parent (the “Reverse Stock Split”), and shall take such other actions as shall be reasonably necessary to effectuate the Reverse Stock Split prior to the Effective Time.

Section 5.17        Company Flu Development Plan and Budget. Within 30 days of the execution of this Agreement, representatives of Parent and the Company shall mutually select one or more experts in the field of drug development to review the clinical development plan and budget for the Company’s flu program set forth on Section 5.17 of the Company Disclosure Schedule (the “Draft Flu Clinical Development Plan”). Promptly after such mutual agreement, the Company shall engage such experts to review the Draft Flu Clinical Development Plan and to prepare and deliver a report within ten (10) days after their engagement that analyzes the Draft Flu Clinical Development Plan and identifies potential changes, additions and revisions to the Draft Flu Clinical Development Plan as such experts deem necessary or appropriate based on their expertise and experience with similar plans and budgets and development programs. Promptly after receipt of such report, Parent and the Company shall agree in good faith on changes to the Draft Flu Clinical Development Plan based on the experts report (such revised plan, the “Final Flu Clinical Development Plan”).

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Article 6
CONDITIONS PRECEDENT

Section 6.1          Conditions to Each Party’s Obligation to Effect the Merger. The obligations of each Party to effect the Mergers and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

(a)          No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Mergers shall have been issued by any court of competent jurisdiction or other Governmental Authority and remain in effect, and there shall not be any Law which has the effect of making the consummation of the Mergers illegal.

(b)          Stockholder Approval. This Agreement, the Mergers and the other Contemplated Transactions shall have been duly adopted and approved by the Company Stockholder Approval, and the Parent Stockholder Proposals shall have been duly approved by the Parent Stockholder Approval.

(c)          S-4 Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement.

Section 6.2          Additional Conditions Precedent to Obligation of Parent. The obligations of Parent, Merger Sub Corp and Merger Sub LLC to effect the Mergers and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Parent, at or prior to the Closing, of each of the following conditions:

(a)          Accuracy of Representations. The representations and warranties of the Company contained in Article 2 of this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date (except for those representations and warranties which address matters only as of a particular date, which representations need only to be true and correct as of such particular date), except where the failure to be true and correct has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b)          Performance of Covenants. Each of the covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed by the Company in all material respects.

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(c)          Officers’ Certificate. Parent shall have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company confirming that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been duly satisfied.

(d)          No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

(e)          Company Private Placement. The Company Private Placement shall have been consummated and the Company shall have received an aggregate of at least $3,500,000 of gross proceeds prior to the Effective Time and the Company Financing Agreement shall not have been amended without the prior consent of Parent (other than any amendment that is made solely for the purpose of assigning the funding obligation of one of the investors party thereto to either an affiliate of such investor or another stockholder of the Company).

(f)          Company Indebtedness and Specified Liabilities. The total amount of (i) Indebtedness of the Company (excluding the Company’s two non-interest bearing research funding arrangements with Banque Publique d’Investissement (BPI France)) and (ii) the aggregate amount of the Liabilities of the Company set forth on Section 6.2(f) of the Company Disclosure Schedule, as of the Effective Time, shall not exceed $2,500,000 and all excess Indebtedness and excess Liabilities shall have been repaid, settled or extinguished and the Company shall have provided evidence reasonably satisfactory to Parent of the repayment, settlement or extinguishment of such excess Indebtedness and Liabilities.

(g)          Clinical Development Plan and Budget. Parent and the Company shall have agreed in good faith on a Final Flu Clinical Development Plan as contemplated by Section 5.17. The obligations of Parent, Merger Sub Corp and Merger Sub LLC to effect the Mergers and otherwise consummate the transactions to be consummated at the Closing shall not be subject to the satisfaction or written waiver by Parent of the condition in this Section 6.2(g) if the failure to satisfy the condition in this Section 6.2(g) shall have been caused by the failure of Parent to act in good faith to agree upon a Final Flu Clinical Development Plan.

Section 6.3          Additional Conditions Precedent to Obligation of the Company. The obligations of the Company to effect the Mergers and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

(a)          Accuracy of Representations. The representations and warranties of Parent contained in Article 3 of this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date (except for those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct as of such particular date), except in each case where the failure to be true and correct has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(b)          Performance of Covenants. All of the covenants and obligations in this Agreement that Parent, Merger Sub Corp or Merger Sub LLC is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

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(c)          Officers’ Certificates. The Company shall have received (a) a certificate executed by the Chief Executive Officer of Parent confirming that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been duly satisfied, and (b) three (3) days prior to the Closing and at Closing, a certificate executed by the Chief Financial Officer of Parent certifying that the contents of the Net Cash Schedule, as well as the work papers and back-up materials provided therewith, are true and correct in all respects and that the Net Cash Condition has been satisfied.

(d)          No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect.

(e)          NYSE MKT. The Merger Shares shall have been approved for listing on NYSE MKT LLC, subject to official notice of issuance.

(f)          Minimum Net Cash. The Net Cash of Parent at the Closing shall not be less than $10,250,000 (the “Net Cash Condition”).

(g)          Change in Tax Law. There shall not have been any change in Law which, in the reasonable and good faith judgment of the Company, based upon the written opinion of outside counsel, has, or is more likely than not to have, the effect of making the Mergers, together with the issuance of shares of Parent Common Stock to the stockholders of the Company, not qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(h)          Tax Returns. Parent shall have filed all U.S. Tax Return and all State Tax Returns for income taxes required to be filed for the 2016 taxable year (regardless of when such Tax Returns are actually due), and shall have paid all such income taxes shown as due such Tax Returns.

Article 7
TERMINATION

Section 7.1          Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s stockholders and whether before or after approval of the Mergers and issuance of Parent Common Stock in the Mergers by Parent’s stockholders, unless otherwise specified below):

(a)          by mutual written consent of Parent and the Company duly authorized by the Boards of Directors of Parent and the Company;

(b)          by either Parent or the Company if the Mergers shall not have been consummated by June 30, 2017 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of the failure of the Mergers to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

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(c)          by either Parent or the Company if a court of competent jurisdiction or other Governmental Authority shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(c) if the issuance of any such order, decree, ruling or other action shall have been caused by the action or failure to act of such Party and such action or failure to act constitutes a material breach by such party of this Agreement;

(d)          by Parent if a court of competent jurisdiction shall have issued an order, decree or ruling having the effect of restraining, enjoining or otherwise prohibiting the Mergers on the grounds that it violates the terms of the DGCL in response to any action initiated by any stockholder of the Company and such order, decree or ruling, or other action shall not have been reversed prior to the Outside Date;

(e)          by Parent, if Company Voting Agreements from the holders of at least 65% of the outstanding shares of the Company Class A Common Stock are not delivered to Parent by 5:00 p.m. Eastern time on the Business Day after the date this Agreement is executed by the Parties;

(f)          by either Parent or the Company if (i) the Parent Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent’s stockholders shall have taken a vote on the Parent Stockholder Proposals and such Parent Stockholder Proposals shall not have been approved at the Parent Stockholder Meeting (or at any adjournment or postponement thereof) by the Parent Stockholder Approval; provided, however, that the right to terminate this Agreement under this Section 7.1(f) shall not be available to Parent where the failure to obtain the Parent Stockholder Approval shall have been caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of this Agreement;

(g)          by the Company (at any time prior to the Parent Stockholder Approval) if (i) a Parent Change of Recommendation shall have occurred, (ii) Parent fails to include the Parent Recommendation in the Proxy Statement, (iii) the Board of Directors of Parent fails to publicly recommend against any Parent Acquisition Proposal within ten (10) Business Days of the request of the Company to do so or fails to reaffirm (publicly, if so requested) the Parent Recommendation within ten (10) Business Days of the Company’s request to do so, or (iv) Parent shall have breached in any material respect any of its covenants or obligations under Section 4.5(b) or Section 5.2(a) of this Agreement;

(h)          by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent, Merger Sub Corp or Merger Sub LLC set forth in this Agreement, or if any representation or warranty of Parent shall have become inaccurate, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable by Parent prior to the Outside Date, then this Agreement shall not terminate pursuant to this Section 7.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30 day period commencing upon delivery of written notice from the Company to Parent of such breach or inaccuracy, and (ii) Parent ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 7.1(h) as a result of such particular breach or inaccuracy if such breach by Parent is cured prior to such termination becoming effective); provided, further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(h) if the Company is then in material breach of any representation, warranty, covenant or obligation hereunder, which breach has not been cured;

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(i)          by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become inaccurate, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company prior to the Outside Date, then this Agreement shall not terminate pursuant to this Section 7.1(i) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30 day period commencing upon delivery of written notice from Parent to the Company of such breach or inaccuracy, and (ii) the Company ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 7.1(i) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective); provided, further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(i) if Parent is then in material breach of any representation, warranty, covenant or obligation hereunder, which breach has not been cured; or

(j)          by Parent (at any time prior to the Parent Stockholder Approval) if each of the following occur: (A) Parent shall have received a Parent Superior Offer, (B) Parent shall have complied with its obligations under Section 4.5(b) in order to accept such Parent Superior Offer, (C) the Board of Directors of Parent approves, and Parent concurrently with the termination of this Agreement enters into, a definitive agreement with respect to such Parent Superior Offer, and (D) prior to or concurrently with such termination, Parent pays to the Company the amount contemplated by Section 7.3(e).

Section 7.2          Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail, and this Agreement shall be of no further force or effect; provided, however, that (a) this Section 7.2, Section 5.7, Section 7.3, Section 8.8(c) and Article 9 and the definitions of the defined terms contained in such Sections and the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any Party from any liability or damages resulting from or arising out of any fraud or willful or intentional breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

Section 7.3           Expenses; Termination Fees.

(a)          Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Mergers are consummated.

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(b)          If this Agreement is terminated by the Company pursuant to Section 7.1(h), Parent shall pay to the Company within two (2) Business Days after termination of the Agreement an amount equal to the total documented expenses incurred by the Company or the Company’s stockholders and their respective Affiliates in connection with the negotiation and execution of this Agreement and the Contemplated Transactions, not to exceed $250,000 in the aggregate.

(c)          If this Agreement is terminated by Parent pursuant to Section 7.1(i) or Section 7.1(e), the Company shall pay to Parent within two (2) Business Days after termination of the Agreement an amount equal to the total documented expenses incurred by Parent in connection with the negotiation and execution of this Agreement and the Contemplated Transactions, not to exceed $250,000 in the aggregate.

(d)          If this Agreement is terminated by Parent pursuant to Section 7.1(d), the Company shall pay to Parent within two (2) Business Days after termination of the Agreement an amount equal to the total documented expenses incurred by Parent in connection with the negotiation and execution of this Agreement and the Contemplated Transactions and in connection with any action initiated by any stockholder of the Company, not to exceed $1,000,000 in the aggregate.

(e)          Parent shall pay the Company a termination fee of $2,000,000 (the “Parent Termination Fee”) in the event of the termination of this Agreement by Parent pursuant to Section 7.1(j).

(f)          Parent shall pay the Company the Parent Termination Fee in the event of the termination of this Agreement by the Company pursuant to Section 7.1(g)(i) through (iii) (or by Parent pursuant to Section 7.1(f) and at the time of such termination the Company would have been permitted to terminate this Agreement pursuant to Section 7.1(g)(i) through (iii)), in each case so long as (i) prior to the termination of this Agreement, any person makes a Parent Superior Offer and (ii) within nine (9) months after such termination Parent consummates any Parent Acquisition Proposal that would have constituted a Parent Superior Offer had such Parent Acquisition Proposal been made prior to the time of termination.

(g)          Any Parent Termination Fee due under Section 7.3(e) shall be paid by wire transfer of same day funds in accordance with Section 7.1(j). Any Parent Termination Fee due under Section 7.3(f) shall be paid by wire transfer of same day funds within two (2) Business Days after the date that the transactions contemplated by a definitive agreement referenced in clause (ii) of such Section 7.3(f) are consummated.

(h)          Each of the Parties acknowledges that (i) the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, (ii)  the Parent Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Company in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Contemplated Transactions, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the Parties would not enter into this Agreement; accordingly, if either Party fails to pay when due any amount payable by such Party under this Section 7.3, then such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 7.3.

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Article 8
INDEMNIFICATION

Section 8.1          Indemnification by the Company Stockholders. Subject to the terms and conditions set forth herein, from and after the Closing, each of the Company Stockholders, solely from the Escrow Account and subject to the limitations set forth in Section 8.4 below, severally and not jointly, will indemnify and hold harmless Parent and its directors, officers, employees and subsidiaries (the “Parent Indemnified Persons”), and will reimburse the Parent Indemnified Persons for, any loss, liability, damage or expense, including reasonable attorneys’ fees and expenses (collectively, “Losses”) incurred by the Parent Indemnified Persons or the stockholders of Parent arising or resulting from or in connection with (a) any breach of any representation or warranty made by the Company in Article 2 of this Agreement other than a breach of Section 2.25, (b) any breach of the representation made in Section 2.25, solely to the extent such Losses are payable pursuant to a Third Party Claim, (c) any breach of any covenant or agreement of the Company in Article 4 or Article 5 of this Agreement (d) the failure of the parties to the Company Financing Agreement to purchase Parent Common Stock in the Post-Closing Private Placement in accordance with the terms of the Company Financing Agreement. All claims for indemnification under this Section 8.1 shall be administered by Parent for itself and on behalf of all other Parent Indemnified Persons in accordance with Section 8.6.

Section 8.2           No Indemnification by Parent or the Surviving Entity. Neither Parent nor the Surviving Entity shall have any obligation to indemnify the Company Stockholders for any breach of any representation or warranty made by, or any covenant or agreement of, Parent, Merger Sub Corp or Merger Sub LLC in this Agreement. None of the representations, warranties, covenants, or agreements of Parent or Merger Sub in this Agreement or in any document or instrument delivered pursuant to this Agreement shall survive the Mergers or the termination of this Agreement.

Section 8.3          Indemnification Limitation – Survival. All representations and warranties of the Company contained in Article 2 of this Agreement shall survive the Closing and shall continue in full force and effect until the date that is twelve (12) months after the Closing Date (the “Indemnity Period”). All covenants and other obligations of the Company contained in this Agreement shall continue in full force and effect until the earlier of such time as (i) such covenants or obligations expire, (ii) such covenants or obligations are fully performed and satisfied, or (iii) the expiration of the statute of limitations with respect to a breach of such covenants or obligations, in each case in accordance with the respective terms of such covenants and obligations set forth in this Agreement. No claim may be made or any Legal Proceeding initiated by any Parent Indemnified Person after the expiration of the Indemnity Period. The right to indemnification based upon such representations, warranties, covenants and obligations shall not be affected by any examination, inspection, audit, or other investigation conducted by Parent with respect to, or any knowledge acquired at any time with respect to, the accuracy or inaccuracy of or compliance with any such representation, warrant, covenant or obligation, unless Parent had such knowledge at the time of Closing.

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Section 8.4           Indemnification Limitations.

(a)          No Company Stockholder shall have any obligation to indemnify the Parent Indemnified Persons under Section 8.1, and no such indemnification claims shall be brought against any Company Stockholder (i) for any individual claim where the Loss relating thereto (including all related claims) is less than $50,000, and (ii) unless and until the total of all such Losses for all claims for indemnification made by the Parent Indemnified Persons under Section 8.1 in excess of $50,000 individually exceeds $1,000,000 in the aggregate, in which event the Company Stockholders shall be liable solely for all such Losses in excess of $1,000,000 (the “Deductible”); provided, however, that to the extent that (x) such Losses arise or result from a breach of a representation or warranty made by the Company in Article 2 of this Agreement and (y) if such representation or warranty were qualified by reference to the information set forth or otherwise disclosed in the Company SEC Report, the action, event or occurrence resulting in such Losses would not have constituted a breach of such representation or warranty (or such action, event or occurrence was otherwise set forth or disclosed in the Company SEC Report), then the Deductible shall be $2,000,000 for all purposes hereunder.

(b)          No Company Stockholder shall have any obligation to indemnify the Parent Indemnified Persons under Section 8.1, and no such indemnification claims shall be brought against any Company Stockholder for an amount of Losses incurred by the Parent Indemnified Persons in excess of such Company Stockholder’s Pro Rata Share of the Escrow Shares (such aggregate amount, the “Indemnification Cap”); provided, however, that the maximum obligation of the Company Stockholders to indemnify the Parent Indemnified Persons for claims brought pursuant to Section 8.1(d) shall not exceed an amount equal to (x) $5,000,000 minus (y) the aggregate amount invested by the Company Stockholders after the Closing to purchase shares of Parent Common Stock pursuant to the terms of the Company Financing Agreement in the Post-Closing Private Placement. It is understood and agreed by the Parties (on behalf of themselves and all Parent Indemnified Persons) that recourse by the Parent Indemnified Persons to the Escrow Fund shall constitute the sole and exclusive remedy of the Parent Indemnified Persons for all Losses that are to be indemnified by the Company Stockholders hereunder.

(c)          Notwithstanding any other provision of this Agreement, no Company Stockholder or any of its Affiliates shall have liability for any consequential, incidental, indirect, special or punitive damages whatsoever and Losses indemnifiable hereunder shall not include such damage, except to the extent, if any, a Company Stockholder is held liable for such damages to a third party.

(d)          The calculation of any Loss subject to indemnification under this Article 8 will reflect and be offset by an amount equal to (i) the amount of any insurance proceeds, indemnification payments, contribution payments, or reimbursements received or receivable by the Parent Indemnified Persons in connection with such Loss or the circumstances giving rise thereto, net of any cost or increase in premiums resulting therefrom; and (ii) any Liability or Loss arising or resulting from or in connection with any breach of the representations and warranties in Section 3.13 of this Agreement (for this purpose, (1) treating those representations and warranties as surviving until any indemnification claim under this Article 8 has been resolved, (2) determining whether a breach has occurred, and the amount of any Liability or Loss, without regard to Section 3.13(o) and (3) for treating all Tax Returns of Parent for income taxes for the 2016 taxable year as subject to those representations and warranties). In valuing a Loss, no adjustment shall be made as a result of any multiple, increase factor, or any other premium over book value which may have been used in determining the Exchange Ratio whether or not such multiple, increase factor or other premium had been used at the time of, or in connection with, determining the Exchange Ratio.

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(e)          Parent, Merger Sub Corp and Merger Sub LLC have not relied on, and none of the Company, the Securityholders’ Representative or any Company Stockholder or any of their respective Affiliates or Representatives has made any representation or warranty whatsoever, except as and to the extent set forth in this Agreement, and disclaims all liability and responsibility for any representation or warranty made or communicated (orally or in writing) to Parent, any of its Affiliates or any of their respective Representatives (including any opinion, information or advice which may have been provided to the any such Person by any officer, stockholder, director, employee, agent, consultant or representative of the disclosing party or by any accounting firm, counsel or any other agent, consultant or representative of the disclosing party).

(f)          Inclusion of a matter on the Company Disclosure Schedule with respect to a representation or warranty which addresses matters being material or having a Company Material Adverse Effect shall not be deemed an indication that such matter does, or may, be material or have a Company Material Adverse Effect. Matters may be disclosed on the Company Disclosure Schedule to this Agreement for purposes of information only.

Section 8.5           Indemnity Escrow; Distribution from Indemnity Escrow.

(a)          Indemnity Escrow. To secure each the Company Stockholders’ performance of its indemnity obligations under this Article 8, on the Closing Date, pursuant to Section 1.8(a), Parent shall deliver to the Escrow Agent the Escrow Shares, which shall be held by the Escrow Agent in one escrow account (the “Escrow Fund”) established with the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement. The Escrow Agreement shall have a term lasting until the later of (i) the end of the Indemnity Period, and (ii) such time that all valid claims made against the Escrow Fund prior to the expiration of the Indemnity Period have been fully resolved. The fees and expenses of the Escrow Agent under the Escrow Agreement shall be borne by Parent. Any reduction in, or claim against, the Escrow Shares pursuant to this Agreement shall be made on a pro rata basis among all the Company Stockholders based on their Pro Rata Share.

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(b)          Distribution from Escrow.

(i)          As soon as reasonably practicable (but in any event within ten (10) Business Days) following the expiration of the Indemnity Period, the Escrow Agent shall release to the Company Stockholders, at their respective addresses and in accordance with their respective Pro Rata Shares, the Escrow Dividends (as defined below) and all of the remaining Escrow Shares, if any, in excess of (i) any Escrow Shares delivered by the Escrow Agent to Parent in satisfaction of Losses incurred thereby, and (ii) any amount of Escrow Shares that is necessary to satisfy all unresolved, unsatisfied or disputed claims for Losses specified in any valid Third Party Claim Notice or other valid claim notice delivered to the Securityholders’ Representative before the expiration of the Indemnity Period. If any claims for Losses are unresolved, unsatisfied or disputed as of the expiration of the Indemnity Period, then the Escrow Agent shall retain possession of that number of Escrow Shares equal to the total maximum amount of Losses then being claimed by the Parent Indemnified Persons in all such unresolved, unsatisfied or disputed claims, and as soon as reasonably practicable (but in any event within ten (10) Business Days) following resolution of all such claims, Escrow Agent shall release to the Company Stockholders, at their respective addresses and in accordance with their respective Pro Rata Shares of the Escrow Shares, all remaining Escrow Shares, if any, not required to satisfy such claims. Such releases of Escrow Dividends shall be made by check or wire transfer, at the option of Parent. If the number of Escrow Shares to be distributed to any Company Stockholder is not evenly divisible by one, Parent shall round to the nearest whole share.

(ii)         If it is determined under the terms of this Agreement or by mutual agreement of Parent and the Securityholders’ Representative that the Company Stockholders have an obligation to indemnify the Parent Indemnified Persons for a claim pursuant to Section 8.1, then Parent shall make such claim against the Escrow Fund in accordance with the terms and conditions of the Escrow Agreement and any Losses for which such the Parent Indemnified Persons are entitled to indemnification shall be recovered or paid from each Company Stockholder’s Pro Rata Share of the Escrow Fund in accordance with the terms of this Agreement and the Escrow Agreement until the aggregate amount of such Losses are paid or until the Escrow Fund has been depleted.

(c)          Distributions on Escrow Shares. Any dividends or distributions payable in shares of Parent Common Stock or other equity securities or issued upon a stock split made in respect of any Escrow Shares shall be considered Escrow Shares hereunder. Cash dividends and any other dividends or distributions in kind on the Escrow Shares (“Escrow Dividends”) shall be distributed to the Company Stockholders in accordance with their respective Pro Rata Shares within ten (10) Business Days following the expiration of the Indemnity Period.

(d)          Voting of Escrow Shares. The Company Stockholders on whose behalf Escrow Shares are held by Escrow Agent shall be entitled to vote such shares. Parent need not forward proxy information, annual or other reports or other information with respect to the Escrow Shares to the Company Stockholders to the extent such documents or materials are otherwise furnished by Parent with respect to other shares of Parent Common Stock distributed to such holders pursuant to this Agreement.

(e)          No Transfer or Encumbrance. To the extent permitted by applicable law, no Escrow Shares, Escrow Dividends, or any beneficial interest therein may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law), by Parent or any Company Stockholder or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of Parent or the Company Stockholder or used for any reason, prior to (i) in the case of Parent, the retention of Escrow Shares in satisfaction of a resolved claim for Losses, or (ii) in the case of the Company Stockholders with respect to any Escrow Shares or Escrow Dividends, the release by Escrow Agent to the Company Stockholders of Escrow Shares and Escrow Dividends, in accordance with this Agreement, except that the Company Stockholders shall be entitled to assign their rights to the Escrow Shares, Escrow Dividends, by will, by the laws of intestacy or by other operation of law.

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Section 8.6           Indemnification Decisions; Decisions to Enforce the Company Financing Agreement. All decisions to make a claim for indemnification pursuant to Section 8.1 or to settle or abandon any such claim shall be made solely by the Section 5.13 Directors. Any decision to seek a legal remedy for any breach of the terms of the Company Financing Agreement or to otherwise enforce its terms may be made by at least two Section 5.13 Directors. Any decision to waive or amend the terms of the Company Financing Agreement must include the consent of at least one of the Section 5.13 Directors. Except as expressly provided in the immediately preceding sentence, after the Effective Time, nothing contained herein shall limit the ability of the Board of Directors of Parent to take any action at any time with the consent of a majority of the members thereof at such time. If the requisite number of Section 5.13 Directors approve the taking of any action explicitly required or permitted to be taken pursuant to this Section 8.6 upon such approval (a “Section 8.6 Action”), the Board of Directors of Parent shall promptly authorize the taking of such Section 8.6 Action and shall cause Parent and its officers to promptly take all actions that are reasonably necessary or appropriate to effect and implement such Section 8.6 Action, which may include engaging legal counsel and other advisors as may be requested by the Section 5.13 Directors, making claims against the Escrow Fund and initiating litigation to enforce the rights of Parent under Section 8.1.

Section 8.7           Indemnification Procedures.

(a)          Parent (the “Claiming Party”) shall give the Securityholders’ Representative prompt written notice of any claim of a Person other than a Parent Indemnified Person, the stockholders of Parent or any Affiliate or Representative of any of the foregoing during the Indemnity Period (a “Third Party Claim”) as to which the Claiming Party proposes to demand indemnification hereunder, within ten (10) days after learning of such Third Party Claim (or within such shorter time as may be necessary to give the Securityholders’ Representative a reasonable opportunity to respond to such claim and, in any event, prior to the expiration of the Indemnity Period), together with a statement setting forth in reasonable detail the nature and basis of such Third Party Claim and providing copies of the relevant documents evidencing such Third Party Claim, the amount of the claim, and the basis for the indemnification sought (such notice, statement and documents together, the “Third Party Claim Notice”). The Third Party Claim Notice shall (i) describe the claim in reasonable detail, and (ii) indicate the amount (estimated, if necessary, and to the extent feasible) of the Losses that have been or may be suffered by the Claiming Party with respect to such Third Party Claim. The failure to give a Third Party Claim Notice to the Securityholders’ Representative shall not relieve the Company Stockholders of any liability hereunder unless the Company Stockholders were prejudiced thereby under this Article 8, and then only to the extent of such prejudice. The Securityholders’ Representative must provide written notice to the Claiming Party that it is either (i) assuming responsibility for the Third Party Claim, or (ii) disputing the claim for indemnification (such notice, the “Indemnification Notice”). The Indemnification Notice must be provided by the Securityholders’ Representative to the Claiming Party within forty-five (45) days after receipt of the Third Party Claim Notice from the Claiming Party (such period is referred to herein as the “Indemnification Notice Period”). Parent shall conduct the defense and compromise and settle such Third Party Claim in any manner Parent may deem reasonably appropriate.

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(b)           If a dispute regarding the indemnification obligation of the Company Stockholders with respect to such Third Party Claim has been finally resolved by a court or other tribunal of competent jurisdiction, or by mutual agreement of the Claiming Party and Securityholders’ Representative, to provide for indemnification by the Company Stockholders’ of such Third Party Claim, subject to the provisions of this Article 8, the Escrow Agent shall within ten (10) days of the date of such resolution or agreement pay to the Claiming Party all damages paid or incurred by the Claiming Party in connection therewith by transferring to Parent of a portion of the applicable Escrow Fund in an amount equal to such liability.

(c)           In the event any Claiming Party should have a claim against the Company Stockholders for indemnification of Losses pursuant to Section 8.1 during the Indemnity Period (other than in connection with a Third Party Claim), such Claiming Party shall deliver prompt notice of such claim to (i) the Securityholders’ Representative within fifteen (15) days after learning of such claim (or within such shorter time as may be necessary to give the Securityholders’ Representative a reasonable opportunity to respond to such claim and, in any event, prior to the expiration of the Indemnity Period), and (ii) to the Escrow Agent, stating (A) that the Claiming Party has paid or reserved the Losses, and (B) in reasonable detail the nature and basis of such claim and providing copies of the relevant documents evidencing such claim, the amount of the claim, and the basis for the indemnification sought. Notwithstanding the foregoing, the failure of the Claiming Party to give such notice to the Securityholders’ Representative or the Escrow Agent shall not relieve the Company Stockholders of any liability hereunder unless the Company Stockholders were prejudiced thereby under this Article 8, and then only to the extent of such prejudice. If the Securityholders’ Representative notifies the Claiming Party that it does not dispute the claim described in such notice or fails to notify the Claiming Party within forty-five (45) days after delivery of such notice by the Claiming Party whether the Securityholders’ Representative disputes the claim described in such notice, the Loss in the amount specified in the Claiming Party’s notice shall be conclusively deemed a liability of the Company Stockholders and, subject to the limitations set forth in this Article 8, the Escrow Agent shall cause the transfer to Parent of a portion of the applicable Escrow Fund in an amount equal to such liability. If the Securityholders’ Representative has timely disputed the liability with respect to such claim, the dispute shall be resolved by mutual agreement of the Claiming Party and Securityholders’ Representative, or in the absence of such agreement, by a court or other tribunal of competent jurisdiction. With respect to any such liability, the Escrow Agent, on behalf of the Company Stockholders, shall transfer to Parent a portion of the applicable Escrow Fund in an amount equal to such liability, no later than ten (10) days following the determination of the Company Stockholders’ liability (whether such determination is made pursuant to the procedures set forth in this Section 8.7(c), by agreement between the Securityholders’ Representative and the Claiming Party or by final adjudication).

Section 8.8           Securityholders’ Representative.

(a)           The Securityholders’ Representative shall act as the representative of the Company Stockholders for purposes of this Agreement. At the Closing, Shareholder Representative Services LLC shall be constituted and appointed as the Securityholders’ Representative.

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(b)           For purposes of this Agreement, the term “Securityholders’ Representative” shall mean the representative, agent and attorney-in-fact for and on behalf of the Company Stockholders for all purposes in connection with this Agreement and the agreements ancillary hereto, including to: (i) execute, as Securityholders’ Representative, this Agreement, the Escrow Agreement and any agreement or instrument entered into or delivered in connection with the transactions contemplated hereby, (ii) give and receive notices, instructions, and communications permitted or required under this Agreement, the Escrow Agreement, or any other agreement, document or instrument entered into or executed in connection herewith, for and on behalf of any Company Stockholder, to or from Parent (on behalf of itself or any other the Parent Indemnified Person) and/or the Escrow Agent relating to this Agreement, the Escrow Agreement or any of the transactions and other matters contemplated by hereby or thereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by each the Company Stockholder individually), (ii) review, negotiate and agree to and authorize transfers to Parent from the Escrow Fund in satisfaction of Losses incurred by Parent (on behalf of itself or any other the Parent Indemnified Person) pursuant to Article 8, (iii) object to such claims pursuant to Article 8, (iv) consent or agree to, negotiate, enter into, or, if applicable, contest, prosecute or defend, settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims, resolve any such claims, take any actions in connection with the resolution of any dispute relating hereto or to the transactions contemplated hereby by arbitration, settlement or otherwise, and take or forego any or all actions permitted or required of any Company Stockholder or necessary in the judgment of the Securityholders’ Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement, (v) consult with legal counsel, independent public accountants and other experts selected by it, solely at the cost and expense of the Company Stockholders, (vi) consent or agree to any amendment to this Agreement or to waive any terms and conditions of this Agreement providing rights or benefits to the Company Stockholders (other than with respect to the payment of the Merger Shares) in accordance with the terms of this Agreement and in the manner provided herein and required by law, and (vii) take all actions necessary or appropriate in the judgment of the Securityholders’ Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any person under any circumstance. The Company Stockholders shall be bound by all actions taken and documents executed by the Securityholders’ Representative in connection with this Agreement.

(c)           The Securityholders’ Representative shall not be liable to any Company Stockholders for any act done or omitted hereunder as the Securityholders’ Representative while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and without gross negligence or willful misconduct. The Company Stockholders will indemnify, defend and hold harmless the Securityholders’ Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Securityholders’ Representative’s execution and performance of this Agreement and the agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Securityholders’ Representative, the Securityholders’ Representative will reimburse the Company Stockholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Securityholders’ Representative by the Company Stockholders, any such Representative Losses may be recovered by the Securityholders’ Representative from the Escrow Fund at such time as remaining shares or amounts therein would otherwise be distributable to the Company Stockholders; provided, that while this section allows the Securityholders’ Representative to be paid from the Escrow Fund, this does not relieve the Company Stockholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Securityholders’ Representative from seeking any remedies available to it at law or otherwise. In no event will the Securityholders’ Representative be required to advance its own funds on behalf of the Company Stockholders or otherwise. Any restrictions or limitations on indemnity or liability of the Company Stockholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Securityholders’ Representative in this section. The foregoing indemnities will survive the Closing, the resignation or removal of the Securityholders’ Representative or the termination of this Agreement.

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(d)           After the Closing, any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Securityholders’ Representative that is within the scope of the Securityholders’ Representative’s authority under this Article 8 shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Company Stockholders and shall be final, binding and conclusive upon each such the Company Stockholder.

(e)           The person serving as the Securityholders’ Representative may resign at any time and may be replaced from time to time by the holders of at least majority in interest of the Escrow Shares held in the Escrow Fund upon not less than ten (10) days’ prior written notice to the Company. No bond shall be required of the Securityholders’ Representative.

Section 8.9           Exclusive Remedy. Parent agrees that from and after the Effective Time, Parent’s sole and exclusive remedy with respect to any and all claims relating to breaches of covenants, representations and warranties of this Agreement shall be indemnification pursuant to this Article 8; provided, however, that nothing in this provision shall limit any equitable remedy, including injunctions and specific performance, that Parent may have pursuant to this Agreement. In furtherance of the foregoing, Parent (on behalf of itself and each Parent Indemnified Person) hereby waives, to the fullest extent permitted under applicable Laws, and agrees not to assert and to cause each of the other Parent Indemnified Persons not to assert in any Legal Proceeding of any kind, any and all rights, claims and causes of action it may now or hereafter have against any Company Stockholder and any of their respective Affiliates and their respective members, partners, stockholders, officers, directors, employees, agents and other Representatives and the respective Affiliates of each of the foregoing relating to the subject matter of this Agreement, other than claims for indemnification asserted as permitted by and in accordance with the provisions set forth in this Article 8 (including any such rights, claims or causes of action arising under or based upon common law or other Laws).

Section 8.10           Merger Shares Adjustment. All indemnification payments made hereunder (other than pursuant to Section 8.8(c)) will be treated by all parties as adjustments to the value of the Merger Shares.

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Article 9
MISCELLANEOUS PROVISIONS

Section 9.1           Non-Survival of Representations and Warranties. Except as set forth in Section 8.3, the representations and warranties of the Company and Parent contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article 9 shall survive the Effective Time.

Section 9.2           Amendment. This Agreement may be amended with the approval of the respective Boards of Directors of the Company and Parent at any time (whether before or after the Company Stockholder Approval or before or after the Parent Stockholder Approval); provided, however, that after any such adoption and approval of this Agreement by a Party’s stockholders, no amendment shall be made which by Law requires further approval of the stockholders of such Party without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company and Parent.

Section 9.3           Waiver.

(a)           No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)           No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 9.4           Entire Agreement. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms.

Section 9.5           Counterparts; Exchanges Electronic Transmission. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by electronic transmission via “.pdf” shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 9.6           Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 9.6, (iii) waives any objection to laying venue in any such action or proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (v) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 9.9 of this Agreement.

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Section 9.7           Attorneys’ Fees. In any action at Law or suit in equity to enforce this Agreement or the rights of any of the parties under this Agreement, the prevailing Party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

Section 9.8           Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than: (a) the parties hereto, and (b) the directors and officers of the Company referred to in Section 5.5(a) to the extent of their respective rights pursuant to Section 5.5) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.9           Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service or by facsimile to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other parties hereto):

if to Parent, Merger Sub Corp or Merger Sub LLC, prior to the Effective Time:

PharmAthene, Inc.

One Park Place, Suite 450

Annapolis, Maryland 21401
Attention: John Gill

Email: john.gill@pharmathene.com
Telephone: (410) 269-2504

with a copy to:

Dentons US LLP
1221 Avenue of the Americas
New York, NY 10020-1089

Email:	jeffrey.baumel@dentons.com

ilan.katz@dentons.com

Attention:	Jeffrey A. Baumel, Esq.

Ilan Katz, Esq.

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if to Parent, after the Effective Time:

Altimmune, Inc.
19 Firstfield Road, Suite 200
Gaithersburg, MD 20878
Attention: Bill Enright

Email: Enright@altimmune.com
Telephone: (240)-654-1450

with a copy to:

Proskauer Rose LLP
One International Place
Boston, MA 02110

Attention: Ori Solomon
Email: osolomon@proskauer.com
Telephone: (617) 526-9889

and

Dentons US LLP
1221 Avenue of the Americas
New York, NY 10020-1089

Email:	jeffrey.baumel@dentons.com

ilan.katz@dentons.com

Attention:	Jeffrey A. Baumel, Esq.

Ilan Katz, Esq.

if to the Company:

Altimmune, Inc.
19 Firstfield Road, Suite 200
Gaithersburg, MD 20878
Attention: Bill Enright

Email: Enright@altimmune.com
Telephone: (240)-654-1450

with a copy to:

Proskauer Rose LLP
One International Place
Boston, MA 02110

Attention: Ori Solomon
Email: osolomon@proskauer.com
Telephone: (617) 526-9889

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if to the Securityholders’ Representative:

Shareholder Representative Services LLC

1614 15th Street, Suite 200

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

Telephone: (303) 648-4085
Facsimile: (303) 623-0294

Section 9.10           Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

Section 9.11           Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 9.12           Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being the addition to any other remedy to which they are entitled at Law or in equity.

Section 9.13           Construction.

(a)           For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders, and the neuter gender shall include masculine and feminine genders.

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(b)           The Parties are each represented by legal counsel and have participated jointly in the negotiation and drafting of this Agreement and the agreements contemplated hereby. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(c)           As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or paragraph hereof.

(d)           Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(e)           The table of contents and bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f)           Any reference to any Laws will be deemed also to refer to such Laws and all rules and regulations promulgated thereunder, in each case as amended, modified, codified, replaced or reenacted, in whole or in part.

(g)           A reference to any Person in this Agreement or any other agreement or document shall include such Person's predecessors-in-interest, successors and permitted assigns.

(h)           Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.

Section 9.14           Definitions. As used in this Agreement (except as specifically otherwise defined):

“Additional Company Financial Statements” has the meaning set forth in Section 5.1(b).

“Affiliate” means with respect to any Person, any other Person controlling, controlled by, or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Anticorruption Laws” means the FCPA and all similar anti-bribery Laws applicable to the Company or the Parent and its Subsidiaries, as applicable.

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“Business Day” means any day other than (a) a Saturday or Sunday, or (b) a day on which banking and savings and loan institutions are authorized or required by Laws to be closed in the Commonwealth of Massachusetts.

“Certificates of Merger” has the meaning set forth in Section 1.3.

“Certificates” has the meaning set forth in Section 1.8(b).

“Claiming Party” has the meaning set forth in Section 8.7(a).

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Acceptable Confidentiality Agreement” has the meaning set forth in Section 4.5(a).

“Company Acquisition Proposal” has the meaning set forth in Section 4.5(a)(ii).

“Company Ancillary Lease Documents” means all subleases, overleases and other ancillary agreements or documents pertaining to the tenancy at each such parcel of the Company Leased Real Property the material breach or invalidity of which has had, or would reasonably be expected to have, a Company Material Adverse Effect.

“Company Balance Sheet” has the meaning set forth in Section 2.5(a).

“Company Board Recommendation” has the meaning set forth in Section 5.2(a).

“Company Business” means the business of the Company as currently conducted.

“Company Bylaws” has the meaning set forth in Section 2.1(a).

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Change of Recommendation” has the meaning set forth in Section 4.5(a).

“Company Charter” has the meaning set forth in Section 2.1(a).

“Company Common Stock” means the Class A Common Stock, $0.01 par value per share, of the Company and the Class B Common Stock, $0.01 par value per share, of the Company.

“Company Contingent Workers” has the meaning set forth in Section 2.15(b).

“Company Contract” means any Contract together with any amendments, waivers or other modifications thereto, to which the Company is a party.

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“Company Copyrights” has the meaning set forth in Section 2.9(a).

“Company Disclosure Schedule” has the meaning set forth in Article 2.

“Company Employee Program” has the meaning set forth in Section 2.14(a).

“Company Financing Agreement” has the meaning set forth in the Recitals.

“Company In-Licenses” has the meaning set forth in Section 2.9(a).

“Company Intellectual Property” means all Intellectual Property owned by the Company or used or held for use by the Company in the Company Business. “Company Intellectual Property” includes, without limitation, Company Patents, Company Marks, Company Copyrights and Company Trade Secrets.

“Company Lease” means the lease, license, sublease or other occupancy agreements and all amendments, modifications, supplements, and assignments thereto, together with all exhibits, addenda, riders and other documents constituting a part thereof for each parcel of the Company Leased Real Property.

“Company Leased Real Property” means the real property leased, subleased or licensed by the Company that is related to or used in connection with the Company Business, and the real property leased, subleased or licensed by the Company as tenant, subtenant, licensee or other similar party, together with, to the extent leased, licensed or owned by the Company, all buildings and other structures, facilities or leasehold improvements, currently or hereafter located thereon.

“Company Lock-up Agreements” has the meaning set forth in the Recitals.

“Company Marks” has the meaning set forth in Section 2.9(a).

“Company Material Adverse Effect” means any change, circumstance, condition, development, effect, event, occurrence, result or state of facts that, individually or when taken together with any other such change, circumstance, condition, development, effect, event, occurrence, result or state of facts, has or would reasonably be expected to (a) have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company, or (b) prevent or materially delay the ability of Company to consummate the Contemplated Transactions, except that “Company Material Adverse Effect” shall not include any change, circumstance, condition, development, effect, event, occurrence, result or state of facts, directly or indirectly, arising out of or attributable to: (i) changes in general economic or political conditions or the securities market in general (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise) to the extent they do not disproportionately affect the Company, (ii) changes in or affecting the industries in which the Company operates to the extent they do not disproportionately affect the Company in any material respect, (iii) changes, effects or circumstances resulting from the announcement or pendency of this Agreement or the consummation of the Contemplated Transactions or compliance with the terms of this Agreement, (iv) any specific action taken at the written request of Parent, Merger Sub Corp or Merger Sub LLC or required by this Agreement, (v) any changes in applicable Laws or accounting rules, (vi) any failure by the Company to meet any projections, forecasts or revenue or earnings projections, (vii) any natural or man-made disaster or acts of God or acts of war or terrorism, or (viii) any reductions, either voluntary or involuntary, in the Company’s workforce.

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“Company Material Contract” has the meaning set forth in Section 2.10.

“Company Out-Licenses” has the meaning set forth in Section 2.9(a).

“Company Owned Real Property” means the real property in which the Company has any fee title (or equivalent).

“Company Patents” has the meaning set forth in Section 2.9(a).

“Company Permits” has the meaning set forth in Section 2.12(b).

“Company Preferred Stock” means the Series B Convertible Preferred stock, $0.01 par value per share, of the Company.

“Company Private Placement” has the meaning set forth in the Recitals.

“Company Product Candidates” means (a) NasoVAX, (b) HepTcell, (c) NasoShield, and (d) Oncosyn and Densigen.

“Company Qualified Bidder” has the meaning set forth in Section 4.5(a)(i).

“Company Regulatory Agency” has the meaning set forth in Section 2.12(b).

“Company SEC Report” means the Registration Statement on Form S-1 provided by the Company to Parent (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are cautionary, predictive or forward-looking in nature).

“Company Stock Certificate” has the meaning set forth in Section 1.7.

“Company Stock Option Plans” means the Altimmune, Inc. 2001 Employee Stock Option Plan and the Altimmune, Inc. Non-Employee Stock Option Plan, each as amended from time to time.

“Company Stock Options” means options to purchase Company Common Stock issued under any of the Company Stock Option Plans.

“Company Stockholder Approval” has the meaning set forth in Section 2.23.

“Company Stockholders” means holders of capital stock of the Company immediately prior to the Effective Time.

“Company Superior Offer” has the meaning set forth in Section 4.5(a)(ii).

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“Company Trade Secrets” has the meaning set forth in Section 2.9(k).

“Company Voting Agreements” shall mean the voting and support agreements in favor of Parent, substantially in the form attached hereto as Exhibit D.

“Company Warrants” means the outstanding warrants to purchase Company Capital Stock.

“Confidentiality Agreement” means that certain confidential disclosure agreement, dated as of August 5, 2016, by and between the Company and Parent.

“Contemplated Transactions” means the transactions proposed under this Agreement, including the Mergers, the Reverse Stock Split, the adoption of the New Equity Incentive Plan, and the Company Private Placement.

“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement or other contract, agreement, arrangement, understanding, obligation, commitment or instrument that is legally binding, whether written or oral.

“DGCL” means the Delaware General Corporation Law.

“Deductible” has the meaning set forth in Section 8.4(a).

“Dissenting Shares” has the meaning set forth in Section 1.9(a).

“Draft Flu Clinical Development Plan” has the meaning set forth in Section 5.17.

“Effective Time” has the meaning set forth in Section 1.3.

“Employee Program” means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA, and (B) all employment, consulting, salary, equity and equity-based compensation, retention, bonus, incentive, severance, deferred compensation, supplemental income, vacation, profit sharing, executive compensation, change in control, material fringe benefit, vacation, retiree benefit, health or other medical, dental, life, disability or other insurance plan, program, agreement or arrangement and all other written employee benefit plans, agreements, and arrangements not described in (A) above, including without limitation, any arrangement intended to comply with Code Section 120, 125, 127, 129 or 137. In the case of an Employee Program funded through a trust described in Code Section 401(a) or an organization described in Code Section 501(c)(9), or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

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“Encumbrance” means any mortgage, deed of trust, pledge, security interest, attachment, hypothecation, lien (statutory or otherwise), violation, charge, lease, license, option, right of first offer, right of first refusal, encumbrance, servient easement, deed restriction, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind or charge of any kind (including any conditional sale or title retention agreement or lease in the nature thereof) or any agreement to file any of the foregoing, any sale of receivables with recourse against either the Company or Parent, as the case may be, or any subsidiary, stockholder or Affiliate thereof, and any filing or agreement to file any financing statement as debtor under the Uniform Commercial Code or any similar statute.

“Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata and ambient air and biota living in or on such media.

“Environmental Laws” means Laws relating to protection of the Environment or the protection of human health as it relates to the Environment, including the federal Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Endangered Species Act and similar foreign, federal, state and local Laws as in effect on the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning ascribed thereto in Section 2.14(j)(i) and Section 3.14(j)(ii), as applicable.

“Escrow Agent” means Continental Stock Transfer & Trust Company.

“Escrow Agreement” means the Escrow Agreement, dated as of the Closing Date, among Parent, Securityholders’ Representative and the Escrow Agent.

“Escrow Dividends” has the meaning set forth in Section 8.5(c).

“Escrow Fund” has the meaning set forth in Section 8.5(a).

“Escrow Shares” means such number of shares of Parent Common Stock that comprise ten percent (10%) of the aggregate Merger Shares to be issued in the Merger.

“Exchange Agent” means Continental Stock Transfer and Trust Company.

“Exchange Fund” has the meaning set forth in Section 1.8(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means a number, which shall be mutually agreed upon by the Board of Directors of Parent and the Board of Directors of the Company immediately prior to the Effective Time, which will cause the holders of shares of Company Common Stock (including shares issued or issuable from the Company Private Placement), Company Preferred Stock, Company Stock Options (including shares issued or issuable upon exercise of the Company Stock Options) and Company Warrants (including shares issued or issuable upon exercise of the Company Warrants), in the aggregate, in each case outstanding immediately prior to the Effective Time, to own 58.2% of the outstanding equity of Parent immediately following the Effective Time.

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“FDA” has the meaning set forth in Section 2.12(b).

“FDCA” has the meaning set forth in Section 2.12(b).

“Final Flu Clinical Development Plan” has the meaning set forth in Section 5.17.

“Form S-4 Registration Statement” means the registration statement on Form S-4 to be filed with the SEC by Parent in connection with issuance of Parent Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

“GAAP” means generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

“Governmental Authority” means any U.S. or foreign, federal, state, or local governmental commission, board, body, bureau, or other regulatory authority, agency, including courts and other judicial bodies, or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Hazardous Material” means any pollutant, toxic substance, hazardous waste, hazardous materials, hazardous substances, petroleum or petroleum-containing products as defined in, or listed under, any Environmental Law.

“Health Care Law” has the meaning set forth in Section 2.12(c).

“Indebtedness” means Liabilities (a) for borrowed money, (b) evidenced by bonds, debentures, notes or similar instruments, (c) upon which interest charges are customarily paid (other than obligations accepted in connection with the purchase of products or services in the Ordinary Course of Business), (d) of others secured by (or which the holder of such Liabilities has an existing right, contingent or otherwise, to be secured by) any Encumbrance or security interest on property owned or acquired by the Person in question whether or not the obligations secured thereby have been assumed, (e) under leases required to be accounted for as capital leases under GAAP, (f) all obligations in respect of outstanding letters of credit, (g) guarantees relating to any such Liabilities.

“Indemnification Cap” has the meaning set forth in Section 8.4(b).

“Indemnification Notice” has the meaning set forth in Section 8.7(a).

“Indemnification Notice Period” has the meaning set forth in Section 8.7(a).

“Indemnity Period” has the meaning set forth in Section 8.3.

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“Intellectual Property” means any and all of the following, as they exist throughout the world: (A) patents, patent applications of any kind, patent rights, inventions, discoveries and invention disclosures (whether or not patented) (collectively, “Patents”), (B) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing (collectively, “Marks”), (C) copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, “Copyrights”), (D) rights in know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, Beta testing procedures and Beta testing results (collectively, “Trade Secrets”), (E) any and all other intellectual property rights and/or proprietary rights relating to any of the foregoing, and (F) goodwill, franchises, licenses, permits, consents, approvals, and claims of infringement and misappropriation against third parties.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge of Parent” means the actual knowledge of the chief executive officer and chief financial officer of Parent, after reasonable inquiry by each such individual of each such individual’s direct reports and no other inquiry.

“Knowledge of the Company” means the actual knowledge of the chief executive officer and chief financial officer of the Company, after reasonable inquiry by each such individual of each such individual’s direct reports and no other inquiry.

“Labor Laws” means all Laws regarding labor, employment and employment practices, conditions of employment, occupational safety and health, and wages and hours, including any bargaining or other obligations under the National Labor Relations Act.

“Law” or “Laws” means any federal, state, local, municipal, foreign (including foreign political subdivisions) or other law, Order, statute, constitution, principle of common law or equity, resolution, ordinance, code, writ, edict, decree, consent, approval, concession, franchise, permit, rule, regulation, judicial or administrative ruling, franchise, license, judgment, injunction, treaty, convention or other governmental certification, authorization or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority, and the term “applicable” with respect to such Laws and in the context that refers to one or more Persons means that such Laws apply to such Person or Persons or its or their business, undertaking, property or security and put into effect by or under the authority of a Governmental Authority having jurisdiction over the Person or Persons or its or their business, undertaking, property or security.

“Legal Proceeding” means any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice by any Person alleging potential liability.

“Liability” has the meaning set forth in Section 2.11.

“Losses” has the meaning set forth in Section 8.1.

“Merger 1” has the meaning set forth in the Recitals.

“Merger 2” has the meaning set forth in the Recitals.

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“Merger Shares” has the meaning set forth in Section 1.5.

“Merger Sub Corp” has the meaning set forth in the Preamble.

“Merger Sub LLC” has the meaning set forth in the Preamble.

“Mergers” has the meaning set forth in the Recitals.

“Multiemployer Plan” means an employee pension benefit plan or welfare benefit plan described in Section 4001(a)(3) of ERISA.

“Net Cash” means, as of any particular time, (a) Parent’s cash (excluding any restricted cash), cash equivalents and marketable securities, minus (b) the aggregate amount of any new Liabilities incurred by Parent after the date of this Agreement outside of the Ordinary Course of Business minus (c) the aggregate amount of the Liabilities of Parent set forth on Section 6.3(f) of the Parent Disclosure Schedule.

“Net Cash Condition” has the meaning set forth in Section 6.3(f).

“Net Cash Schedule” has the meaning set forth in Section 5.4.

“New Equity Incentive Plan” means a new equity incentive plan to be adopted by Parent, pursuant to which a number of shares of Parent Common Stock to be mutually agreed to by the Company and Parent are to be reserved for issuance.

“Notice Period” has the meaning set forth in Section 4.5(b)(iv).

“NYSE MKT” means NYSE MKT LLC.

“Official” has the meaning set forth in Section 2.21.

“Ordinary Course of Business” means with respect to a Party, the ordinary and usual course of normal day-to-day operations of such Party, consistent with past practice.

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of, or any settlement under the jurisdiction of, any Court or Governmental Authority.

“Parent” has the meaning set forth in the Preamble.

“Parent Acceptable Confidentiality Agreement” has the meaning set forth in Section 4.5(b).

“Parent Acquisition Proposal” has the meaning set forth in Section 4.5(b)(ii).

“Parent Ancillary Lease Documents” means all subleases, overleases and other ancillary agreements or documents pertaining to the tenancy at each such parcel of the Parent Leased Real Property that materially affect or may materially affect the tenancy at any Parent Leased Real Property.

“Parent Business” means the business of Parent and any Subsidiary as currently conducted and currently proposed to be conducted.

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“Parent Bylaws” means the Restated By-laws of Parent, as amended and in effect on the date hereof.

“Parent Change of Recommendation” has the meaning set forth in Section 4.5(b)(iii).

“Parent Change of Recommendation Notice” has the meaning set forth in Section 4.5(b)(iv).

“Parent Charter” means the Restated Certificate of Incorporation of Parent, as amended and in effect on the date hereof.

“Parent Common Stock” means the common stock, par value $0.001 per share, of Parent.

“Parent Contract” means any Contract together with any amendments, waivers or other modifications thereto, to which Parent is a party.

“Parent Copyrights” has the meaning set forth in Section 3.9(a).

“Parent Contingent Workers” has the meaning set forth in Section 3.15(b).

“Parent Disclosure Schedule” has the meaning set forth in Article 3.

“Parent Employee Programs” has the meaning set forth in Section 3.14(a).

“Parent Financial Statements” has the meaning set forth in Section 3.5(c).

“Parent Indemnified Persons” has the meaning set forth in Section 8.1.

“Parent In-Licenses” has the meaning set forth in Section 3.9(a).

“Parent Intellectual Property” means all Intellectual Property owned by Parent or any of its Subsidiaries or used or held for use by Parent or any of its Subsidiaries in the Parent Business. “Parent Intellectual Property” includes, without limitation, Parent Patents, Parent Marks, Parent Copyrights and Parent Trade Secrets.

“Parent Leased Real Property” means the real property leased, subleased or licensed by Parent, or any Subsidiary thereof, that is related to or used in connection with the Parent Business, and the real property leased, subleased or licensed by Parent or any Subsidiary thereof, in each case, as tenant, subtenant, licensee or other similar party, together with, to the extent leased, licensed or owned by Parent or any Subsidiary thereof, all buildings and other structures, facilities or leasehold improvements, currently or hereafter located thereon.

“Parent Leases” means the lease, license, sublease or other occupancy agreements and all amendments, modifications, supplements, and assignments thereto, together with all exhibits, addenda, riders and other documents constituting a part thereof for each parcel of Parent Leased Real Property.

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“Parent Lock-up Agreements” has the meaning set forth in the Recitals.

“Parent Marks” has the meaning set forth in Section 3.9(a).

“Parent Material Adverse Effect” means any change, circumstance, condition, development, effect, event, occurrence, result or state of facts that, individually or when taken together with any other such change, circumstance, condition, development, effect, event, occurrence, result or state of facts, has or would reasonably be expected to (a) have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Parent and its Subsidiaries, taken as a whole, or (b) prevent or materially delay the ability of Parent, Merger Sub Corp and Merger Sub LLC to consummate the Contemplated Transactions, except that “Parent Material Adverse Effect” shall not include any change, circumstance, condition, development, effect, event, occurrence, result or state of facts, directly or indirectly, arising out of or attributable to: (i) changes in general economic or political conditions or the securities market in general (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise) to the extent they do not disproportionately affect Parent and its Subsidiaries, taken as a whole, (ii) changes in or affecting the industries in which Parent operates to the extent they do not disproportionately affect Parent and its Subsidiaries, taken as a whole, in any material respect, (iii) changes, effects or circumstances resulting from the announcement or pendency of this Agreement or the consummation of the Contemplated Transactions or compliance with the terms of this Agreement, (iv) any specific action taken at the written request of the Company or required by this Agreement, (v) any reductions, either voluntary or involuntary, in Parent’s workforce, (vi) any changes in applicable Laws or accounting rules, (vii) any natural or man-made disaster or acts of God or acts of war or terrorism, or (viii) any failure by Parent to meet any projections, forecasts or revenue or earnings projections.

“Parent Material Contract” has the meaning set forth in Section 3.10.

“Parent Out-Licenses” has the meaning set forth in Section 3.9(a).

“Parent Owned Real Property” means the real property in which Parent or any of its Subsidiaries has any fee title (or equivalent).

“Parent Patents” has the meaning set forth in Section 3.9(a).

“Parent Permits” has the meaning set forth in Section 3.12(b).

“Parent Preferred Stock” means the preferred stock, par value $0.001 per share, of Parent.

“Parent Product Candidates” means SparVax-L.

“Parent Qualified Bidder” has the meaning set forth in Section 4.5(b)(i).

“Parent Recommendation” has the meaning set forth in Section 5.2(b).

“Parent Regulatory Agency” has the meaning set forth in Section 3.12(b).

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“Parent Restricted Stock Award” or “Parent Restricted Stock Awards” means awards of restricted stock issued under of the Parent Stock Option Plan.

“Parent SEC Reports” has the meaning set forth in Section 3.5(a).

“Parent Special Dividend” means the dividend approved by the Parent prior to the date of this Agreement, payable on February 3, 2017 to holders of record of Parent Common Stock as of January 24, 2017.

“Parent Stock Option Plans” means Parent’s 2007 Long-Term Incentive Compensation Plan, as amended on June 13, 2008.

“Parent Stock Options” means options to purchase Parent Common Stock issued under the Parent Stock Option Plan.

“Parent Stockholder Approval” has the meaning set forth in Section 3.23.

“Parent Stockholder Meeting” has the meaning set forth in Section 5.2(b).

“Parent Stockholder Proposals” has the meaning set forth in Section 5.2(b).

“Parent Stockholders” means the holders of the capital stock of Parent.

“Parent Superior Offer” has the meaning set forth in Section 4.5(b)(ii).

“Parent Trade Secrets” has the meaning set forth in Section 3.9(k).

“Parent Warrants” means warrants to purchase up to 100,778 shares of Parent Common Stock issued in March 2007, warrants to purchase up to 903,996 shares of Parent Common Stock issued in July 2010 and warrants to purchase up to 46,584 shares of Parent Common Stock issued in March 2012.

“Party” or “Parties” means Parent, Merger Sub Corp, Merger Sub LLC and the Company.

“Permit” means any franchise, authorization, approval, Order, consent, license, certificate, permit, registration, qualification or other right or privilege.

“Permitted Encumbrances” means (i) Encumbrances for Taxes or other governmental charges, assessments or levies that are not yet due and payable or being contested in good faith by appropriate proceedings, (ii) statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Encumbrances arising or incurred in the Ordinary Course of Business, the existence of which does not, and would not reasonably be expected to, materially impair the marketability, value or use and enjoyment of the asset subject to such Encumbrances, and (iii) Encumbrances and other conditions, easements and reservations of rights, including rights of way, for sewers, electric lines, telegraph and telephone lines and other similar purposes, and affecting the fee title to any real property leased by the Company and being transferred to Parent, Merger Sub Corp or Merger Sub LLC at Closing which are of record as of the date of this Agreement and the existence of which does not, and would not reasonably be expected to, materially impair use and enjoyment of such real property, and (iv) with respect to Leased Real Property only, Encumbrances (including Indebtedness) encumbering the fee title interested in any Leased Real Property which are not attributable to the Company. Notwithstanding the foregoing, any Encumbrances for Indebtedness of the Company as of the Closing will not be a Permitted Encumbrance.

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“Person” means any individual, corporation, firm, partnership, joint venture, association, trust, company, Governmental Authority, syndicate, body corporate, unincorporated organization, or other legal entity, or any governmental agency or political subdivision thereof.

“PHSA” has the meaning set forth in Section 2.12(b).

“Post-Closing Private Placement” has the meaning set forth in the Recitals.

“Pre-Closing Period” has the meaning set forth in Section 4.1.

“Pro Rata Share” means a percentage equal to (i) the Merger Shares issuable to such Company Stockholder divided by (ii) the aggregate number of Merger Shares to be issued to all Company Stockholders.

“Proxy Statement” means the letter to stockholders of Parent, notice of meeting with respect to the Parent Stockholder Meeting, proxy statement/prospectus, forms of proxy and any other proxy solicitation materials to be filed with the SEC and distributed to stockholders of Parent in connection with the Merger.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping or emptying of a Hazardous Material into the Environment.

“Representatives” means the directors, officers, employees, Affiliates, investment bankers, financial advisors, attorneys, accountants, brokers, finders or representatives of the Company, Parent, Merger Sub Corp, Merger Sub LLC or any of their respective Subsidiaries, as the case may be.

“Reverse Stock Split” has the meaning set forth in Section 5.16.

“S-4 Effective Date” has the meaning set forth in Section 5.1(a).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Section 5.13 Director” has the meaning set forth in Section 5.13(c).

“Section 8.6 Action” has the meaning set forth in Section 8.6.

“Securities Act” means the Securities Act of 1933, as amended.

“Securityholders’ Representative” has the meaning set forth in Section 8.8(b).

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“Subsidiary” or “Subsidiaries” means, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or serves in a similar capacity, or, with respect to such corporation or other organization, at least 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

“Surviving Entity” has the meaning set forth in Section 1.1.

“Tax” or “Taxes” means any and all taxes, customs, duties, tariffs, deficiencies, assessments, levies, or other like governmental charges, including taxes based upon or measured by income, gross receipts, excise, real or personal property, ad valorem, value added, estimated, alternative minimum, stamp, sales, withholding, social security (or similar), unemployment, disability, occupation, premium, windfall, use, service, service use, license, net worth, payroll, pension, franchise, environmental (including taxes under Section 59A of the Code), severance, transfer, capital stock and recording taxes and charges, imposed by the IRS or any other taxing authority (whether U.S. or non-U.S. including any state, county, local, or non-U.S. government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined, or any other basis, and such term shall include any interest, fines, penalties, or additional amounts attributable to, or imposed upon, or with respect to, any such amounts, whether disputed or not.

“Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax.

“Tax Return” means any report, return, document, declaration, election, schedule or other information or filing, or any amendment thereto, required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns and any documents with respect to or accompanying payments of estimated Taxes or requests for the extension of time in which to file any such report, return, document, declaration, or other information.

“Third Party Claim” has the meaning set forth in Section 8.7(a).

“Third Party Claim Notice” has the meaning set forth in Section 8.7(a).

“Third Party Intellectual Property” has the meaning set forth in Section 2.9(f).

“Voting Agreements” has the meaning set forth in the Recitals.

“WARN Act” has the meaning set forth in Section 2.15(b).

(Signature Page Follows)

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

PHARMATHENE, INC.

By:
Name:
Title:

MUSTANG MERGER SUB CORP I INC.

By:
Name:
Title:

MUSTANG MERGER SUB II LLC

By:
Name:
Title:

ALTIMMUNE, INC.

By:
Name:
Title:

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Securityholders’ Representative

By:
Name:
Title:

Signature Page to Merger Agreement